Exhibit 10.1

Execution Version

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED IN THIS AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES TO THIS AGREEMENT.

THIS CHAPTER 11 RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules attached to this agreement in accordance with Section 12.02, as amended, restated, supplemented or modified from time to time in accordance with the terms hereof, this “Agreement”) is made and entered into as of March 13, 2026, by and among the following parties (each of the following described in sub-clauses 1 through 2 of this preamble, individually, a “Party” and, collectively, the “Parties”):1

1.	Spirit Aviation Holdings, Inc., a Delaware corporation (“Spirit”), and each of its undersigned direct or indirect subsidiaries that are debtors and debtors in possession in the Chapter 11 Cases (together with Spirit, the “Company” or the “Debtors”); and

2.	the undersigned beneficial holders of, or investment advisors, sub-advisors, or managers of discretionary accounts or funds that beneficially hold, Claims on account of the DIP Facility that have executed and delivered counterpart signature pages to this Agreement (in each case solely in their capacity as DIP Lenders and, as applicable, Prepetition Secured Noteholders, together with each DIP Lender that executes and delivers a Joinder from time to time after the date hereof, the “Consenting DIP Lenders”).

1 Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

RECITALS

WHEREAS, on August 29, 2025, (the “Petition Date”) each of the Debtors commenced a case (collectively, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, the Company and the Consenting DIP Lenders have in good faith and at arm’s length negotiated and agreed upon the material terms of a comprehensive restructuring with respect to the Company’s capital structure (the “Restructuring Transactions”), in accordance with and subject to the terms and conditions set forth in this Agreement and the terms set forth in the chapter 11 plan of reorganization attached hereto as Exhibit A (together with the exhibits and appendices annexed thereto, the “Plan”);

WHEREAS, in connection with the Restructuring Transactions, the Parties have engaged, and shall continue to engage, in good faith, arm’s length negotiations regarding the detailed terms of a restructuring and the Parties have engaged, and shall continue to engage, in good faith, arm’s length negotiations regarding the execution of binding agreements for the Restructuring Transactions;

WHEREAS, as of the date hereof, the Consenting DIP Lenders hold, in the aggregate, approximately 74.6% of the aggregate principal amount of the New Money DIP Loan Claims, approximately 71.8% of the aggregate principal amount of Roll-Up DIP Loan Claims, and approximately 60.0% of the aggregate principal amount of Prepetition Secured Notes Claims;

WHEREAS, the Parties have agreed to express their mutual support and take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are acknowledged, each Party, severally, and not jointly and severally, intending to be legally bound by this Agreement, agrees as follows:

AGREEMENT

Section 1. Definitions and Interpretation.

1.01       Definitions. The following terms shall have the following definitions:

“Ad Hoc Committee of Senior Secured Noteholders” has the meaning ascribed to such term in the Verified Statement of the Ad Hoc Committee of Senior Secured Noteholders Pursuant to Bankruptcy Rule 2019 [ECF No. 152].

“Ad Hoc Committee of Senior Secured Noteholders’ Advisors” means, collectively, (a) Akin Gump Strauss Hauer & Feld LLP, (b) Perella Weinberg Partners LP, as investment banker, (c) SkyWorks Capital, LLC, as financial advisor, (d) Watson Farley & Williams LLP, as aviation counsel, and any other advisor (legal, financial, or otherwise) retained by, or to provide services to, the Ad Hoc Committee of Senior Secured Noteholders.

“Affiliate” means, with respect to any specified Entity, any other Entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Entity. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Entity, shall mean the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Entity, whether through the ownership of voting securities, by agreement, or otherwise. A Related Fund of any Person shall be deemed to be the Affiliate of such Person.

“Agreement” has the meaning set forth in the preamble hereto and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules attached hereto in accordance with Section 12.02.

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date (or, in the case of any Consenting DIP Lender that becomes a party hereto after the Agreement Effective Date, as of the date and time such Consenting DIP Lender executes and delivers a Joinder, as applicable, in accordance with the terms hereof) to the Termination Date.

“Alternative Restructuring Proposal” means any written or verbal inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, financing (debt or equity), joint venture, partnership, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving the Company or any of its direct or indirect subsidiaries or the debt, equity, or other interests in the Company or any of its direct or indirect subsidiaries that in each case is an alternative to, or is inconsistent with, the Restructuring Transactions.

“Approved Budget” means the Initial Budget and each subsequent budget as approved by the Specified Parties in accordance with this Agreement.

“Backstop Commitments” has the meaning set forth in the DIP Credit Agreement.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

“Closing Date” means the effective date of the Restructuring Transactions pursuant to the Plan.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Claims” means any Claim against the Company or any direct or indirect subsidiary thereof including, without limitation, the New Money DIP Loan Claims, the Roll-Up DIP Loan Claims, and the Prepetition Secured Notes Claims; provided that the Company Claims shall exclude Prepetition RCF Claims and all debt financing claims secured by aircraft.

“Company Claims/Interests” means, collectively, any Company Claims and Company Interests.

“Company Interests” means any Equity Interests in the Company or any direct or indirect subsidiary thereof.

“Confidentiality Agreement” means an executed confidentiality agreement, including, but not limited to, with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information in connection with or related to any potential restructuring.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code, which Confirmation Order shall be consistent with this Agreement.

“Consenting DIP Lenders” has the meaning set forth in the preamble to this Agreement.

“Consenting DIP Lender Termination Notice” has the meaning set forth in Section 10.01.

“Contingent Roll-Up Term Loans” has the meaning set forth in the DIP Credit Agreement.

“Debtor Termination Notice” has the meaning set forth in Section 10.02.

“Debtors” has the meaning set forth in the preamble to this Agreement.

“Definitive Documents” means the definitive documents listed in Section 3.01.

“DIP Credit Agreement” means that certain Superpriority Secured Debtor-In-Possession Term Loan Credit Agreement (as may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof), dated as of October 14, 2025, among Spirit Airlines, LLC, as Borrower, Spirit Aviation Holdings, Inc., as Holdings, the other Debtors party thereto as

Guarantors, Wilmington Trust, National Association, as Administrative Agent and Collateral Agent, and the DIP Lenders from time to time party thereto.

“DIP Documents” means the DIP Order, the DIP Credit Agreement and all guarantee, collateral, pledge and security agreements, and all other agreements, documents, certificates and instruments executed, recorded and/or delivered in connection therewith, including but not limited to the DIP Syndication Materials (as defined in the DIP Order), in each case, as amended, restated, supplemented, or otherwise modified from time to time in accordance with their terms and the terms of the DIP Order.

“DIP Facility” means the multi-draw senior secured non-amortizing superpriority priming debtor-in-possession facility provided pursuant to, and subject to the terms and conditions of, the DIP Documents.

“DIP Lenders” means the lenders from time to time under the DIP Facility.

“DIP Order” means, collectively, the Interim DIP Order and Final DIP Order (including any amendments thereto) entered by the Bankruptcy Court authorizing the Debtors to enter into the DIP Documents and access the DIP Facility.

“Disclosure Statement” means a disclosure statement to be filed in the Chapter 11 Cases relating to the Plan that complies with section 1125 and 1126(b) of the Bankruptcy Code.

“DOT” means the United States Department of Transportation and any successor agency thereto.

“DOT Rules” means, collectively, the definition of “citizen of the United States” as set forth at Section 40102(a)(5) of Title 49 of the United States Code and any successor statutes thereto, together with the rules and regulations promulgated thereunder by the DOT and the FAA and their practices enforcing, administering, and interpreting such laws, statutes, rules, and regulations, in each case as amended or supplemented from time to time, relating to the ownership of an air carrier and the operation of aircraft registered in the United States.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Equity Interests” means any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interests, unit, or share in a Debtor, including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtors and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exit Financing Facilities Documents” means, collectively, the Exit Secured Loans Documents and Exit RCF Documents.

“Exit RCF Documents” means all documentation effectuating the incurrence of the Exit Revolving Credit Facility.

“Exit Revolving Credit Facility” means a senior secured revolving credit facility to be entered into by one or more Reorganized Debtors.

“Exit Secured Loans Documents” means all documentation effectuating the incurrence of the Exit Secured Loans Facility.

“Exit Secured Loans Facility” means the senior secured loans to be issued by the Reorganized Debtors on the terms set forth in the Exit Secured Loans Facility Term Sheet and the Exit Secured Loans Documents.

“Exit Secured Loans Facility Term Sheet” means the term sheet setting forth the material terms of the Exit Secured Loans Facility attached hereto as Exhibit B.

“FAA” means Federal Aviation Administration and any successor agency thereto.

“Fiduciary Determination” has the meaning set forth in Section 6.03(a).

“Final DIP Order” means the Final Order (I) Authorizing the Debtors to Obtain Postpetition Financing; (II) Granting Senior Secured Liens and Superpriority Administrative Expense Claims; (III) Authorizing the Debtors to Utilize Cash in Encumbered Accounts; (IV) Granting Adequate Protection; (V) Modifying the Automatic Stay; and (VI) Granting Related Relief entered by the Bankruptcy Court on October 31, 2025 [ECF No. 384], as amended by the Agreed Order Amending Final Order (I) Authorizing the Debtors to Obtain Postpetition Financing; (II) Granting Senior Secured Liens and Superpriority Administrative Expense Claims; (III) Authorizing the Debtors to Utilize Cash in Encumbered Accounts; (IV) Granting Adequate Protection; (V) Modifying the Automatic Stay; and (VI) Granting Related Relief entered by the Bankruptcy Court on December 29, 2025 [ECF No. 643].

“General Unsecured Claim” has the meaning set forth in the Plan.

“Governing Body” means the board of directors, board of managers, manager, general partner, investment committee, special committee, or such similar governing body of an Entity.

“Governmental Authority” means any applicable federal, state, local or foreign government or any agency, bureau, board, commission, court or arbitral body, department, political subdivision, regulatory or administrative authority, tribunal or other instrumentality thereof, or any self-regulatory organization.

“Interim DIP Order” means the (I) Interim Order (A) Authorizing the Debtors to Obtain Postpetition Financing; (B) Granting Senior Secured Liens and Superpriority Administrative Expense Claims; (C) Granting Adequate Protection; (D) Modifying the Automatic Stay; (E) Scheduling a Final Hearing on the Motion; and (F) Granting Related Relief; and (II) Third Interim Order (A) Authorizing the Debtors to Utilize Cash in Encumbered Accounts; (B) Granting Adequate Protection; (C) Modifying the Automatic Stay; (D) Scheduling a Final Hearing on the

Motion; and (E) Granting Related Relief entered by the Bankruptcy Court on October 10, 2025 [ECF No. 250].

“Initial Budget” means the thirteen (13)-week budget of the Debtors delivered to the Specified Parties on the date hereof.

“Joinder” means a joinder to this Agreement substantially in the form attached to this Agreement as Exhibit C.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a Governmental Authority of competent jurisdiction (including the Bankruptcy Court).

“Milestones” means the milestones set forth in Section 4, as any such milestone may be extended or waived in writing (including via email in accordance with Section 12.17) in accordance with the terms of Section 4.

“New Money DIP Loans” means the “New Money Term Loans” as defined in, and issued under, the DIP Credit Agreement.

“New Money DIP Loan Claims” means any Claim on account of the New Money DIP Loans.

“New Organizational Documents” means, on or after the Closing Date, the organizational and governance documents for the Reorganized Debtors, including, without limitation, certificates of incorporation (including any certificate of designations), certificates of formation or certificates of limited partnership (or equivalent organizational documents), certificates of designation, bylaws, limited liability company agreements, shareholders’ agreements, and limited partnership agreements (or equivalent governing documents), as applicable, in each case, consistent with the terms and conditions set forth in this Agreement.

“Non-U.S. Citizen” means any Entity that fails to qualify as a “citizen of the United States,” as the term is used in the DOT Rules.

“Outside Date” shall mean August 15, 2026.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transferee” means each Transferee of any Company Claim/Interest that meets the requirements of Section 7.02.

“Permitted Variances” means with respect to any applicable Variance Test Period, the unfavorable variance (as compared to the Approved Budget) of (i) the aggregate operating receipts of the Debtors not in excess of 10% based on a trailing four-week period and (ii) the aggregate operating disbursements of the Debtors not in excess of 10% based on a trailing four-week period.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Petition Date” has the meaning set forth in the recitals to this Agreement.

“Plan” has the meaning set forth in the recitals to this Agreement.

“Plan Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plan have been satisfied or are waived in accordance with the terms of this Agreement and the Plan, and on which the Restructuring Transactions become effective or are consummated.

“Plan Supplement” means, the compilation of certain documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court prior to the hearing held by the Bankruptcy Court to consider confirmation of the Plan, each of which shall be consistent with this Agreement.

“Prepetition RCF Agreement” means that certain Amended and Restated Credit and Guaranty Agreement, dated as of March 12, 2025 (as amended, amended and restated, supplemented, or otherwise modified from time to time), among Spirit Airlines, LLC (as successor-in-interest to Spirit Airlines, Inc.), as borrower, the guarantors from time to time party thereto, each lender from time to time party thereto, Citibank, N.A., as Administrative Agent, and Wilmington Trust, National Association, as Collateral Agent.

“Prepetition RCF Claims” means any Claim on account of the Prepetition Revolving Credit Facility.

“Prepetition Revolving Credit Facility” means the revolving credit facility provided for under the Prepetition RCF Agreement.

“Prepetition Secured Noteholder” means a “Holder” as defined in the Prepetition Secured Notes Indenture.

“Prepetition Secured Notes” means the PIK Toggle Senior Secured Notes due 2030 issued by Spirit IP Cayman Ltd. and Spirit Loyalty Cayman Ltd. and guaranteed by Spirit Airlines, LLC, Spirit Aviation Holdings, Inc., Spirit Finance Cayman 1 Ltd. and Spirit Finance Cayman 2 Ltd.

“Prepetition Secured Notes Claims” means any Claim on account of the Prepetition Secured Notes and/or the Contingent Roll-Up Term Loans.

“Prepetition Secured Notes Indenture” means that certain Indenture dated as of March 12, 2025 (as amended by that certain First Supplemental Indenture, dated as of March 12, 2025, and as further amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among Spirit IP Cayman Ltd. and Spirit Loyalty Cayman Ltd., as co-issuers, Spirit Airlines, LLC (as successor-in-interest to Spirit Airlines, Inc.), as parent guarantor, Spirit

Aviation Holdings, Inc. as guaranteeing parent, the other guarantors from time to time party thereto, and Wilmington Trust, National Association, as trustee and collateral custodian, for the benefit of the holders of the Prepetition Secured Notes.

“Qualified Marketmaker” means an entity that (a) holds itself out to the market as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Related Fund” means, with respect to any Person, any fund, account, or investment vehicle that is controlled or managed by (i) such Person, (ii) an Affiliate of such Person, or (iii) the same investment manager, advisor or subadvisor as such Person or an Affiliate of such investment manager, advisor or subadvisor.

“Reorganized Debtors” means, the Debtors, as reorganized pursuant to the Plan, or any successor thereto or assignee thereof, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, immediately after the Closing Date.

“Required Consenting DIP Lenders” means, as of the relevant date of determination, the Consenting DIP Lenders holding at least 66.67% of the aggregate outstanding principal amount of New Money DIP Loan Claims and Roll-Up DIP Loan Claims held by Consenting DIP Lenders.

“Required DIP Lenders” has the meaning set forth in the DIP Credit Agreement.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Roll-Up DIP Loan Claims” means any Claim on account of the Roll-Up DIP Loans.

“Roll-Up DIP Loans” means the “Roll-Up Term Loans” as defined in, and issued under, the DIP Credit Agreement; provided that, for the avoidance of doubt, all references to Roll-Up DIP Loans herein shall not include any Contingent Roll-Up Term Loans.

“Rules” means Rule 501(a)(1), (2), (3), (7), (8), (9), (12), and (13) under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Solicitation” means the solicitation of votes with respect to the Plan.

“Solicitation Materials” means the Disclosure Statement, ballots, documents, forms, and all other materials provided in connection with the solicitation of the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code, which shall be consistent with this Agreement.

“Solicitation Procedures Motion” means the motion seeking final approval of the Disclosure Statement and approval of the Solicitation Procedures Order.

“Solicitation Procedures Order” means the order of the Bankruptcy Court approving the Solicitation procedures, subscription forms and other materials to be distributed in connection with granting approval of the adequacy of the Disclosure Statement, and scheduling a hearing for final approval of the Plan.

“Specified Parties” means (i) the Ad Hoc Committee of Senior Secured Noteholders’ Advisors and (ii) Consenting DIP Lenders that wish to receive any Approved Budget and/or variance report delivered pursuant to Section 6.01(l) of this Agreement and that have entered into a confidentiality, non-disclosure or similar agreement with the Debtors, the terms of which require or permit the public disclosure of such information at the end of the restriction period set forth therein on terms and conditions satisfactory to the Debtors and the Required Consenting DIP Lenders.

“Spirit” has the meaning set forth in the preamble to this Agreement.

“Termination Date” means, with respect to a Party to this Agreement, the date on which termination of this Agreement as to such Party is effective in accordance with Section 10.

“Transfer” means to, directly or indirectly, sell, assign, grant, transfer, convey, pledge, hypothecate, or otherwise dispose of, but in each case only upon the date of settlement of the Transfer and excluding any pledge or assignment of security interest to secure obligations of a party to a Federal Reserve bank or any other central bank.

“Transferee” means the recipient of a Transfer.

“United States Trustee” means the office of the United States Trustee for the Southern District of New York.

“Variance Test Period” means (a) initially, the four-week period ending on the Friday of the first full calendar week after the Agreement Effective Date and (b) thereafter, every two (2) weeks.

1.02       Interpretation. For purposes of this Agreement:

(a)       in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neutral gender shall include the masculine, feminine, and the neutral gender;

(b)       capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning;

(c)       unless otherwise specified, any reference in this Agreement to a contract, lease, instrument, release, indenture, or other agreement or document (other than a Definitive Document) being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, provided that references in this Agreement to any Definitive Document shall mean such Definitive Document in form and substance as required pursuant to Section 3.02;

(d)       unless otherwise specified in this Agreement, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein;

(e)       unless otherwise specified, any reference in this Agreement to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; notwithstanding the foregoing, any capitalized terms in this Agreement that are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date of this Agreement;

(f)       unless otherwise specified, all references in this Agreement to “Sections” are references to Sections of this Agreement;”

(g)       the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(h)       captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(i)       references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(j)       the use of “include” or “including” is without limitation, whether stated or not; and

(k)       the word “or” shall not be exclusive.

Section 2. Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties on the date and time by which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)       the Company shall have executed and delivered counterpart signature pages of this Agreement (which signature pages may be delivered by counsel and in electronic form) to counsel to the Required Consenting DIP Lenders;

(b)       the following shall have executed and delivered counterpart signature pages of this Agreement (which signature pages may be delivered by counsel and in electronic form) to the Company:

(i)       holders of more than 66.67% of the aggregate outstanding principal amount of the New Money DIP Loan Claims;

(ii)       holders of more than 66.67% of the aggregate outstanding principal amount of the Roll-Up DIP Loan Claims; and

(iii)       holders representing more than 66.67% of the Backstop Commitments for purposes of making a determination of Required DIP Lenders under the DIP Credit Agreement.

With respect to any Consenting DIP Lender that becomes a party to this Agreement pursuant to Section 7 hereof, this Agreement shall become effective as to and fully binding upon such Consenting DIP Lender at the time it executes and delivers a Joinder in accordance with the terms hereof.

Section 3. Definitive Documents.

3.01       The definitive documents shall consist of the following (the “Definitive Documents”):

(i)	this Agreement (including, all Exhibits and Schedules attached hereto);

(ii)	the Plan;

(iii)	the Confirmation Order;

(iv)	the Disclosure Statement and all other Solicitation Materials;

(v)	the Solicitation Procedures Order;

(vi)	the Plan Supplement;

(vii)	the Exit Financing Facilities Documents;

(viii)	the New Organizational Documents;

(ix)	the DOT Warrants Agreement;

(x)	documentation governing the distribution of proceeds to the DIP Lenders from the sale of the Company’s assets;

(xi)	such other motions, orders, agreements, and documentation necessary or desirable to consummate and document the transactions contemplated by this Agreement;

(xii)	to the extent not included above, all financing documents needed to effectuate the Restructuring Transactions; and

(xiii)	all other material customary filings, deeds, agreements, notifications, certificates or other documents delivered in connection with transactions of this type (including, without limitation, any and all other documents implementing, achieving, contemplated by or relating to the Restructuring Transactions).

3.02       The Definitive Documents that are not executed or in a form attached to this Agreement as of the Agreement Effective Date remain subject to good faith negotiation, agreement and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter, or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with this Agreement. The Definitive Documents that are not executed or in a form attached to this Agreement as of the Agreement Effective Date, and any amendments, modifications, or supplements to any Definitive Documents, shall be consistent with this Agreement and otherwise shall be in form and substance reasonably acceptable to the Company and the Required Consenting DIP Lenders.

Section 4. Milestones. The following milestones (collectively, the “Milestones”) shall apply to this Agreement (unless extended or waived in writing, including via email in accordance with Section 12.17), with the consent (not to be unreasonably withheld) of the Company and the Required Consenting DIP Lenders:

(a)       no later than two (2) Business Days following the Agreement Effective Date, the Debtors shall use an aggregate amount equal to $150 million of Encumbered Cash in the Specified Encumbered Accounts (as such terms are defined in the Final DIP Order) to prepay a principal amount of Term Loans (as defined in the DIP Credit Agreement) and accrued and unpaid interest thereon pursuant to Section 2.05(a) of the DIP Credit Agreement;

(b)       no later than two (2) Business Days after the Agreement Effective Date, the Company shall file (i) the Plan, (ii) the Disclosure Statement, and (iii) the Solicitation Procedures Motion with the Bankruptcy Court;

(c)       no later than April 30, 2026, the Bankruptcy Court shall have entered the Solicitation Procedures Order;

(d)       no later than June 15, 2026, the Bankruptcy Court shall have entered the Confirmation Order; and

(e)       the Plan shall have become effective in accordance with its terms no later than 30 days from the entry of the Confirmation Order; provided, however, such date may be automatically extended until the Outside Date to the extent regulatory approvals are the only outstanding conditions to effectiveness of the Plan.

Section 5. Commitments of the Consenting DIP Lenders.

5.01       Affirmative Commitments. During the Agreement Effective Period, except as otherwise provided in Section 5.04, each Consenting DIP Lender severally, and not jointly and severally, agrees in respect of all of its Company Claims/Interests presently owned and hereafter acquired that it shall:

(a)       support and consummate the Plan in accordance with the terms and conditions set forth in this Agreement, and timely take all actions contemplated thereby and as necessary to support and achieve consummation of the Restructuring Transactions, including by providing information as may be reasonably requested and necessary to obtain any necessary regulatory approvals to consummate the Restructuring Transactions;

(b)       act in good faith and support the Restructuring Transactions, subject to finalization of the Definitive Documents in accordance with the terms and conditions set forth in this Agreement, including to vote and exercise any powers or rights available to it (including in any creditors’ meeting or in any process requiring voting or approval to which such Consenting DIP Lender is legally entitled to participate), in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions and within the timeframe outlined herein and in the Definitive Documents and not change or withdraw (or cause to be changed or withdrawn) any such vote;

(c)       use commercially reasonable efforts to cooperate with and assist the Company, as may be reasonably requested by the Company in obtaining additional support for the Restructuring Transactions from the Company’s other stakeholders;

(d)       use commercially reasonable efforts to give any notice, order, instruction, or direction to any applicable agent, trustee or similar representative reasonably necessary to give effect to the Restructuring Transactions (including, for the avoidance of doubt, any notice, order, instruction, or direction required in connection with the execution and delivery of the Definitive Documents), on the terms and subject to the conditions of this Agreement; provided that no Consenting DIP Lender shall be required to provide an indemnity or incur any potential expense or liability in connection therewith, other than expenses that the Company has agreed in writing to reimburse or indemnify on terms satisfactory to such Consenting DIP Lender;

(e)       negotiate in good faith and use commercially reasonable efforts to finalize, execute and deliver the Definitive Documents to which it is required to be a party or to which it has a consent right pursuant to Section 3.02; and

(f)       consider in good faith any appropriate additional or alternative provisions or agreement necessary to address any legal, financial, or structural impediment that may arise that would prevent, hinder, impede, delay or are necessary to effectuate the consummation of the Restructuring Transactions in accordance with this Agreement.

5.02       Negative Commitments. During the Agreement Effective Period, except as otherwise provided in Section 5.04, each Consenting DIP Lender severally, and not jointly and severally, agrees in respect of all of its Company Claims/Interests presently owned and hereafter acquired that it shall not, directly or indirectly, and shall not direct any other Entity to:

(a)       take any action that is inconsistent with this Agreement or the Restructuring Transactions or that would reasonably be expected to interfere with, delay, or impede the solicitation and approval of the Disclosure Statement or the confirmation and consummation of the Plan and the Restructuring Transactions;

(b)       Subject to Section 6.01(i), directly or indirectly, through any Person, seek, solicit, propose, support, engage in negotiations in connection with or participate in the formulation, preparation, filing or prosecution of any Alternative Restructuring Proposal;

(c)       file any motion, objection, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is inconsistent with this Agreement, the Plan or the Restructuring Transactions, or is for the

purpose of objecting to, delaying, impeding or taking any other action to interfere with the approval of the Plan and implementation of the Restructuring Transactions;

(d)       take (directly or indirectly), or direct any other Entity to take, any action to enforce or exercise any right or remedy for the enforcement, collection, or recovery of any of the Company Claims/Interests, including rights or remedies arising from or asserting or bringing any claims under or with respect to the Prepetition Secured Notes Indenture or the DIP Credit Agreement, as applicable, to the extent inconsistent with this Agreement;

(e)       initiate, or have initiated on its behalf, any litigation or proceeding of any kind (including a derivative action), including, without limitation, with respect to this Agreement, the Restructuring Transactions, or the Chapter 11 Cases, against the Company or any of its direct or indirect subsidiaries or the other Parties (other than to enforce this Agreement or any Definitive Document or as otherwise consistent with this Agreement); or

(f)       object to, delay, impede, or take any other action to interfere with the Company’s or its direct or indirect subsidiaries’ ownership and possession of its or their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code in the Chapter 11 Cases.

5.03       Commitments with Respect to Chapter 11 Cases. During the Agreement Effective period, except as otherwise provided in Section 5.04, each Consenting DIP Lender agrees, severally, and not jointly and severally, during the Agreement Effective Period, that it shall:

(a)       timely vote each of its Company Claims/Interests it is entitled to vote to accept the Plan by timely delivering its duly executed and completed ballot(s) accepting the Plan following the date of the Solicitation and its actual receipt of the Solicitation Materials and the ballot;

(b)       (i) to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of such releases and (ii) to the extent it is permitted to elect whether to opt in to the releases set forth in the Plan, elect to opt in to such releases, in each case by delivering its duly executed and completed ballot(s) indicating such election prior to the deadline for such delivery; and

(c)       not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clause (a) or (b) above; provided, however, that nothing in this Agreement shall prevent any Consenting DIP Lender from withholding, amending, or revoking (or causing the same) its timely consent or vote with respect to the Plan if this Agreement has been terminated in accordance with its terms with respect to such Consenting DIP Lender.

5.04       Additional Provisions Regarding the Consenting DIP Lenders’ Commitments. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement shall:

(a)       be construed to impair the rights of any Consenting DIP Lender from appearing as a party in interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are not inconsistent with this

Agreement and are not for the purpose of delaying, interfering, impeding, or taking any other action to delay, interfere or impede, directly or indirectly, the Restructuring Transactions; provided that nothing in the foregoing shall limit or restrict any appearance or position a Consenting DIP Lender may take on account of a Claim that is not a Company Claim;

(b)       affect the ability of any Consenting DIP Lender to consult with any other Consenting DIP Lender, the Company, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee);

(c)       prevent any Consenting DIP Lender from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement;

(d)       require any Consenting DIP Lender to incur, assume, become liable in respect of or suffer to exist any expenses, liabilities or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations to such Consenting DIP Lender other than as expressly described in this Agreement, other than expenses that the Company has agreed in writing to reimburse or indemnify on terms satisfactory to such Consenting DIP Lender.

(e)       prevent any Consenting DIP Lender from protecting and preserving its rights, remedies, and interests, including its Claims against, or Interests in, the Company to the extent not inconsistent with this Agreement;

(f)       impair or waive the rights of any Consenting DIP Lender to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions;

(g)       require any Consenting DIP Lender to (i) take any action, or omit to take any action, not reasonably within its control or which would directly or indirectly breach or cause a breach of any legal or regulatory requirement or any order or direction of any relevant court or Governmental Authority or (ii) take part or be involved in any litigation or court or regulatory proceedings, except as expressly contemplated by this Agreement;

(h)       other than as expressly set forth herein, limit the rights or obligations of any Consenting DIP Lender under, or constitute a waiver or amendment of any term or provision of any of, the DIP Credit Agreement or the Prepetition Secured Notes Indenture;

(i)       other than as expressly set forth herein, including subject to Section 5.05, limit, impair, waive, amend, or otherwise affect any rights, remedies, powers, or privileges of the Consenting DIP Lenders under the DIP Credit Agreement or any other DIP Document;

(j)       other than as expressly set forth herein, constitute a termination or release of any liens on, or security interests in, any of the assets or properties of the Company or any of its direct or indirect subsidiaries that secure the obligations under the Prepetition Secured Notes Indenture;

(k)       prevent any Consenting DIP Lender from taking any customary perfection step or other action as is necessary to preserve or defend the validity, existence, or priority of its Company Claims/Interests (including, without limitation, the filing of a proof of claim against any Debtor); or

(l)       limit or impair any rights of a Consenting DIP Lender to terminate this Agreement in accordance with Section 10.

5.05       Consenting DIP Lender Consents; DIP Credit Agreement Waiver.

(a)       Effective and conditioned upon the prior satisfaction of the Milestone set forth in Section 4(a), the Consenting DIP Lenders signatory hereto, constituting Required DIP Lenders, hereby consent to the Debtors’ use of cash, funds, investments, and securities from the Encumbered Accounts (as such term is defined in the Final DIP Order) during the Agreement Effective Period, provided that the Debtors maintain at all times not less than $239 million in the Encumbered Accounts, which amount shall constitute Encumbered Cash (as defined in the Final DIP Order) and shall not be further used, accessed, or otherwise diminished without the prior written consent of the Required Consenting DIP Lenders (including pursuant to Section 5.05(b)).

(b)       At any time on or after the date that is four (4) weeks following the Agreement Effective Date, the Debtors may provide a written request to the Consenting DIP Lenders (including via email to counsel) to use all cash, funds, investments, and securities from the Encumbered Accounts, during the Agreement Effective Period, provided that the Debtors maintain at all times not less than $200 million in the Encumbered Accounts, which amount shall constitute Encumbered Cash (as defined in the Final DIP Order) and shall not be further used, accessed, or otherwise diminished without the prior written consent of the Required Consenting DIP Lenders (as determined in their sole discretion).  The Consenting DIP Lenders, constituting Required DIP Lenders, shall be deemed not to have consented to such request unless the Required Consenting DIP Lenders deliver a written response to the Debtors (including via email from counsel) approving such request (as determined in their sole discretion) within two (2) Business Days of receipt thereof.

(c)       The Consenting DIP Lenders, constituting Required DIP Lenders, hereby agree that the Plan constitutes an “Acceptable Plan of Reorganization” as such term is used under the DIP Credit Agreement.

(d)       The Consenting DIP Lenders signatory hereto, constituting Required DIP Lenders, hereby waive the Debtors’ obligation to comply with the covenants set forth in Sections 6.01(c) and 6.01(f)(B) of the DIP Credit Agreement and agree that they will request update calls under Section 6.19 of the DIP Credit Agreement not more often than once every other week or in the event of a material change in the Debtors’ business.

Section 6. Commitments of the Company.

6.01       Affirmative Commitments. Subject to Section 6.03, during the Agreement Effective Period, the Company, jointly and severally, agrees to:

(a)       support, act in good faith, and take all actions reasonably necessary and desirable to implement and consummate the Restructuring Transactions in accordance with this Agreement, and the applicable Milestones unless waived or modified in accordance with the terms hereof;

(b)       to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated in this Agreement,

negotiate in good faith with the Consenting DIP Lenders appropriate additional or alternative provisions or alternative implementation mechanics to address any such impediment, and support and take all steps reasonably necessary and desirable to address any such impediment;

(c)       use commercially reasonable efforts to obtain any required regulatory and/or third-party approvals and consents for the consummation and implementation of the Restructuring Transactions and keep counsel to the Consenting DIP Lenders informed on a regular and continuing basis regarding such efforts and the status of seeking any material regulatory and/or third-party approvals;

(d)       consult with counsel to the Consenting DIP Lenders to the extent reasonably practicable regarding any material formal submissions to transportation regulatory authorities in connection with the Restructuring Transactions until the Debtors’ emergence from chapter 11 and, to the extent reasonably practicable, shall provide draft copies of such submissions to counsel to the Consenting DIP Lenders at least three (3) Business Days prior to the date when the Debtors intend to submit such document;

(e)       negotiate in good faith and use commercially reasonable efforts to finalize, execute and implement the Definitive Documents, any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement and in accordance with the applicable Milestones;

(f)       actively and timely oppose and object to the efforts of any person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions (including, if applicable, the filing of timely filed objections or written responses) to the extent such opposition or objection is reasonably necessary or desirable to facilitate implementation of the Restructuring Transactions;

(g)       consult and negotiate in good faith with the Consenting DIP Lenders and their advisors regarding the implementation of the Restructuring Transactions, and the execution of the Definitive Documents to which such Consenting DIP Lender is required to be a party or to which it has a consent right pursuant to Section 3.02;

(h)       inform counsel to the Consenting DIP Lenders in writing (email being sufficient) as soon as reasonably practicable after becoming aware of: (i) any matter or circumstance which it knows, or believes to be a material impediment to the implementation or consummation of the Restructuring Transactions; (ii) any material breach of any of the terms, conditions, representations, warranties or covenants set forth in this Agreement (including a breach by the Company); or (iii) any representation or statement made or deemed to be made by them under this Agreement which is or proves to have been incorrect or misleading in any material respect when made or deemed to be made;

(i)       if the Company receives any bona fide proposal or offer to effect an Alternative Restructuring Proposal, the Company shall (i) inform counsel to the Consenting DIP Lenders in writing (email being sufficient) within one (1) day of receiving such proposal, with such notice to include the material terms thereof, including the identity of the Person(s) involved, and the action taken or proposed to be taken by the Company in response thereto, (ii) provide counsel and advisors to the Consenting DIP Lenders with regular updates as to the status and progress of such Alternative Restructuring Proposal and a reasonable opportunity to consult with the Debtors’ advisors regarding such status and progress, and (iii) respond promptly to reasonable information requests and questions from counsel to the Consenting DIP Lenders relating to such Alternative Restructuring Proposal;

(j)       use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent;

(k)       in the event that any information to be provided pursuant to this Agreement contains material non-public information, deliver such information to the Ad Hoc Committee of Senior Secured Noteholders’ Advisors, on a professional-eyes only basis, instead of delivering such information to the Consenting DIP Lenders, unless and until such Consenting DIP Lender has entered into a Confidentiality Agreement in form and substance acceptable to the Company and the Consenting DIP Lender.

(l)       deliver to the Specified Parties (i) a proposed updated 13-week budget (an “Updated Budget”) in the same form as the last Approved Budget every four (4) weeks beginning on the Thursday of the first full calendar week after the Agreement Effective Date (the “Updated Budget Deadline”), which budget shall be the Approved Budget if the Specified Parties have approved the budget within five (5) days of receipt (which approval may be provided by the Ad Hoc Committee of Senior Secured Noteholders’ Advisors on behalf of the Specified Parties (including via email) and will be deemed to be given unless an objection by the Specified Parties has been delivered to the Debtors by no later than 5:00 p.m. (prevailing Eastern time) on the fifth day following the applicable Updated Budget Deadline (which objection may be provided by the Ad Hoc Committee of Senior Secured Noteholders’ Advisors on behalf of the Specified Parties (including via email)); provided that in the event such Updated Budget is not so approved (or deemed approved) by the Specified Parties, the prior Approved Budget shall remain in effect until such time as the Specified Parties approve (or are deemed to have approved) a revised Updated Budget with respect to the same time period covered thereby, (ii) for every Variance Test Period, variance reports on a cumulative basis over a trailing four-week period, and (iii) every week beginning on the Thursday of the first full calendar week after the Agreement Effective Date, an informational 13-week cash flow forecast, which, for the avoidance of doubt, shall not be required in weeks that an Approved Budget is required to be delivered;

(m)       comply with the Approved Budget (subject to the Permitted Variances); and

(n)       maintain Encumbered Cash in the Encumbered Accounts in accordance with Section 5.05.

6.02       Negative Commitments. Subject to Section 6.03, during the Agreement Effective Period, the Company shall not, without the prior written consent (including via email in accordance with Section 12.17) of the Required Consenting DIP Lenders, directly or indirectly:

(a)       take any action that is inconsistent with this Agreement, the Definitive Documents or the Restructuring Transactions or take any other action that would reasonably be expected to interfere with, delay, or impede solicitation, implementation, or consummation of, the Restructuring Transactions;

(b)       modify the Plan, in whole or in part, in a manner that is inconsistent with this Agreement;

(c)       file any motion, pleading, order or any Definitive Documents with the Bankruptcy Court or any other court (including any modification or amendment thereof) that in whole or in part, is inconsistent with this Agreement, the Plan or the Definitive Documents; or

(d)       except in furtherance of the Restructuring Transactions, amend or change, or propose to amend or change any of the Company’s organizational documents; or

(e)       subject to Permitted Variances, use cash or other funds (including cash collateral) in excess of the Approved Budget.

Notwithstanding anything to the contrary in this Agreement, nothing herein shall be construed to limit or impair any rights of the Company to terminate this Agreement in accordance with Section 10.

6.03       Additional Provisions Regarding the Company’s Commitments.

(a)       Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require the Company or the Governing Body of the Company, to take or refrain from taking any action with respect to the Restructuring Transactions (including terminating this Agreement under Section 10) to the extent the Governing Body of the Company determines in good faith, based on the advice of counsel, that taking or refraining from taking such action, as applicable, would be inconsistent with its or their fiduciary obligations under applicable Law or a violation of applicable Law (each, an “Fiduciary Determination”).  Any such action or inaction pursuant to this Section 6.03(a) shall not be deemed to constitute a breach of this Agreement. In the event that the Company determines to terminate this Agreement as a result of a Fiduciary Determination, the Company shall provide prompt written notice of such Fiduciary Determination to each Party not more than one (1) Business Day after such exercise (email to counsel being sufficient). Notwithstanding anything to the contrary herein, nothing in this Agreement shall create any additional fiduciary obligations on the part of the Company or any members, managers, or officers of the Company.  Notwithstanding the foregoing, the Company acknowledges that its entry into this Agreement and the Restructuring Transactions is consistent with applicable Law and its fiduciary duties as of the Agreement Effective Date.

(b)       Notwithstanding anything to the contrary in this Agreement, but subject to Section 6.01(i), the Company and its directors, managers, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives (including any Governing Body members) shall have the rights to: (i) consider and respond to any Alternative Restructuring Proposal (or inquiries or indications of interest with respect thereto); (ii) provide access to non-public information concerning the Company and any of its direct or indirect subsidiaries to any Entity making such proposal or inquiry that reasonably requires such information and enters into Confidentiality Agreements or nondisclosure agreements with the Company in connection with such proposal or inquiry; (iii) receive, maintain, facilitate, enter into, participate in or continue discussions or negotiations with respect to such Alternative Restructuring Proposal; and (iv) enter into or continue discussions or negotiations with holders of Claims against or Equity Interests in the Company (including the Consenting DIP Lenders) regarding such Alternative Restructuring Proposal.

(c)       Nothing in this Agreement shall: (i) impair or waive the rights of the Company to assert or raise any objection permitted under this Agreement in connection with the implementation of the Restructuring Transactions; (ii) affect the ability of the Company to consult with any Consenting DIP Lender or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee) so long as doing so is not inconsistent with the terms hereof; or (iii) prevent the Company from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 7. Transfer of Company Claims/Interests and Joinders.

7.01       Except solely to the extent provided in Section 7.02 or 7.04 of this Agreement, this Agreement shall not limit, restrict, or otherwise affect in any way a Party’s right, authority, or power to purchase or Transfer any Company Claims/Interests, including any right, title, or interest in a Company Claims/Interests.

7.02       Transfer Restrictions.

(a)       During the Agreement Effective Period, and subject to the terms and conditions of this Agreement, each Party agrees, solely with respect to itself, as expressly identified and limited on its signature page or Joinder, and not in any other manner or with respect to any Affiliates, not to Transfer any right, title, or interest in a Company Claim, or deposit any of its Company Claims into a voting trust or grant any proxies, or enter into a voting agreement with respect to such Company Claims (voting or otherwise) therein unless (a) the Transferee is a Party to this Agreement, or (b) if the Transferee is not already a Party to this Agreement, (i) the Transferee is either (1) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (2) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act, or (3) an institutional accredited investor (as defined in the Rules) and (ii) the Transferee agrees in writing to be bound by the terms of this Agreement by executing a Joinder in the form attached to this Agreement and delivering an executed copy thereof to counsel to the Company within three (3) Business Days of the Transfer. Upon compliance with the requirements of Section 7.02 of this Agreement, including delivery of the completed Joinder, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims.

(b)       Any Transfer in violation of this Section 7.02 or 7.04 shall be void ab initio and the Company and each other Consenting DIP Lender shall have the right to enforce the voiding of such transfer.

7.03       General Exception. Notwithstanding anything in this Agreement to the contrary, this Section 7 shall not apply to the grant of any lien or encumbrance on any right, title, or interest in any Company Claims in favor of a bank, broker-dealer or other custodial institution holding custody of any such right, title, or interest in the Company Claims in the ordinary course of business that is released upon the Transfer of any such right, title, or interest in a Company Claim.

7.04       Qualified Marketmaker Exceptions.

(a)       Notwithstanding Section 7.02, a Consenting DIP Lender may Transfer any right, title, or interest in its Company Claims to an entity that is acting in its capacity as a Qualified Marketmaker without the requirement that the Qualified Marketmaker execute a Joinder (executed by the transferor) or be a Party to this Agreement, on the condition that (i) such Qualified Marketmaker subsequently Transfers such Company Claims (by purchase, sale, assignment, participation or otherwise) by no later than five (5) Business Days of its acquisition thereof, (ii) such Consenting DIP Lender provides prompt notice of any such Transfer no later than the date of such Transfer to counsel to the Company in accordance with Section 12.10, (iii) any subsequent Transfer by such Qualified Marketmaker of the right, title or interest in such Company Claims is to a Permitted Transferee who becomes party to this Agreement by executing and delivering a Joinder to counsel to the Company within three (3) Business Days of the Transfer, and (iv) the Transferee is unaffiliated with such Qualified Marketmaker (and the Transfer documentation between the transferor Consenting DIP Lender and such Qualified Marketmaker shall contain a requirement that provides as such); provided, that, if the foregoing items (i) through (iv) are not satisfied, the Qualified Marketmaker will be required to execute and deliver a Joinder.

(b)       Notwithstanding Section 7.02, to the extent that a Party to this Agreement is acting in its capacity as a Qualified Marketmaker, it may Transfer any right, title or interest in any Company Claims/Interests that it acquires from a holder of such Company Claims/Interests that is not a Party to this Agreement without the requirement that the transferee execute a Joinder or be a Party hereto.

7.05       Effect of Delivery of Joinder. By executing and delivering a Joinder as provided under Section 7.02 or 7.04, a Transferee:

(a)       becomes and shall be treated for all purposes under this Agreement as a Party to this Agreement with respect to the Transferred Company Claims/Interests and with respect to all other Company Claims/Interests that the Transferee holds and subsequently acquires, subject to Section 7.03;

(b)       agrees to be bound by all of the terms of this Agreement (as such terms may be amended from time to time in accordance with the terms hereof); and

(c)       is deemed, without further action, to make to the other Parties hereto the representations and warranties that the Parties to this Agreement make in Section 8 and Section 9 of this Agreement, in each case as of the date of the Joinder,

7.06       Effect of Transfer. A Party to this Agreement that Transfers any right, title, or interest in any Company Claims in accordance with the terms of this Section 7 shall, subject to delivery of a Joinder with respect to any transferred Company Claims, be deemed to relinquish its rights and be released from its obligations under this Agreement solely to the extent of such Transferred Company Claims; provided, however, that in no event shall such Transfer relieve any

Party from liability for its breach or non-performance of its obligations under this Agreement prior to such Transfer.

7.07       Additional Claims. This Agreement shall not limit, restrict, or otherwise affect in any way a Party’s right, authority, or power to acquire any Company Claims in addition to the Party’s Company Claims and such acquired Company Claims shall automatically and immediately upon acquisition by a Party be deemed to be subject to the terms of this Agreement, except as set forth in Section 7.04 above. During the Agreement Effective Period, to the extent any Party to this Agreement acquires additional Company Claims from an entity that is not a Party to this Agreement, such Party shall promptly provide notice of any such acquisition and (including the amount and type of Claim acquired) and deliver a current list of its Company Claims to counsel to the Company and the Ad Hoc Committee of Senior Secured Noteholders’ Advisors within three (3) Business Days after such acquisition.

7.08       No Obligation. This Section 7 shall not by its terms impose any obligation on the Company to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting DIP Lender to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary in this Agreement, if the Company and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations of the Company otherwise arising under such Confidentiality Agreements.

7.09       No Liens. Notwithstanding anything to the contrary in this Section 7, the restrictions on Transfer set forth in this Section 7 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

Section 8. Representations and Warranties of Consenting DIP Lenders. Each Consenting DIP Lender, severally, and not jointly and severally, represents and warrants (including, with respect to clause (d) below, for the benefit of the Parties’ respective financial advisors) that as of the Agreement Effective Date (or, in the case of a Consenting DIP Lender that becomes a party hereto after the Agreement Effective Date, as of the date such Consenting DIP Lender becomes a Party to this Agreement by executing and delivering a Joinder) and as of the Closing Date:

(a)       it is the beneficial or record owner of the aggregate principal amount of the Company Claims or is the nominee, investment manager, advisor or sub-advisor for beneficial holders of the Company Claims reflected in (or, to the extent it has loaned or transferred any Company Claims to any third-party on a temporary basis pursuant to any loan or repurchase agreement (any such Company Claims, the “Loaned Claims”), it has recalled any Loaned Claims to the extent possible, and will use commercially reasonable efforts to beneficially own any such Loaned Claims as soon as reasonably practicable (and in all cases, no later than the voting deadline for the Plan)), and, having made reasonable inquiry, is not the beneficial or record owner or the nominee, investment manager, advisor or sub-advisor for a beneficial or record owner of any Company Claims other than those reflected in, its signature page to this Agreement or a Joinder, as applicable (as may be updated pursuant to Section 7);

(b)       it has (or upon the return of any Loaned Claims, will have) the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims (including the Loaned Claims);

(c)       such Company Claims are (or upon the return of any Loaned Claims, will be) free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way its ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed; and

(d)       (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act) or (C) an institutional accredited investor (as defined in the Rules); and (ii) any securities acquired by it in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribute or resale in violation of the Securities Act.

For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, any Party’s inability to vote, consent, or take any other action with respect to Loaned Claims shall not be a breach or default of such Party’s obligations under this Agreement or any Definitive Document.

Section 9. Mutual Representations, Warranties, and Covenants. Each of the Parties, severally, and not jointly and severally, represents, warrants and covenants to each other Party that, as of the Agreement Effective Date (or, in the case of a Consenting DIP Lender that becomes a party hereto after the Agreement Effective Date, as of the date such Consenting DIP Lender becomes a Party to this Agreement by executing and delivering a Joinder) and as of the Closing Date:

(a)       it is validly existing and in good standing under the Laws of the state or jurisdiction of its organization, incorporation or formation, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)       except as expressly provided in this Agreement, the Plan or the Bankruptcy Code, if applicable, no consent or approval is required by any other Entity or Person in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)       the entry into and performance of, the transactions contemplated by this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association, or other constitutional documents;

(d)       it has all requisite corporate or similar power and authority to enter into, execute, and deliver this Agreement and it has (or will have, at the relevant time) all requisite corporate, partnership or similar power and authority to effectuate the Restructuring Transactions and carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(e)       it has not assigned, conveyed, sold, hypothecated or otherwise transferred all, any part of or any interest in any claim or cause of action that would be released pursuant to the releases set forth in the Plan; and

(f)       it is not a party to any Alternative Restructuring Proposal, restructuring, or similar agreement with other Parties to this Agreement that relates to the Company or any of its direct or indirect subsidiaries that has not been disclosed to all Parties to this Agreement.

Section 10. Termination Events.

10.01       Consenting DIP Lender Termination Events. This Agreement may be terminated with respect to all Parties by the Required Consenting DIP Lenders by the delivery of written notice (a “Consenting DIP Lender Termination Notice”) on the other Parties in accordance with Section 12.10 of this Agreement upon the occurrence of any of the following events (unless waived in writing by the Required Consenting DIP Lenders in their sole discretion):

(a)       the breach by the Company of any of the representations, warranties, or covenants of the Company set forth in this Agreement that would have, or could reasonably be expected to have, a material adverse effect on the Restructuring Transactions, which breach remains uncured (to the extent curable) for five (5) Business Days after delivery of the Consenting DIP Lender Termination Notice specifying any such breach;

(b)       the Company (i) files any motion seeking to avoid, disallow, subordinate, or recharacterize any Claims or security interest held by or for the benefit of any Consenting DIP Lenders or (ii) shall have supported any application, adversary proceeding, or cause of action referred to in the immediately preceding clause (i) filed by a third party, or consents to the standing of any such third party to bring such application, adversary proceeding, or cause of action;

(c)       the Bankruptcy Court enters an order providing for the relief specified in Section 10.01(b);

(d)       the issuance, promulgation, or enactment by any Governmental Authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling, judgment or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) either (1) such ruling, judgment or order has been issued at the request of the Company in contravention of any obligations set forth in this Agreement or (2) such ruling, judgment or order remains in effect for ten (10) Business Days after delivery of a Consenting DIP Lender Termination Notice identifying any such issuance; notwithstanding the foregoing, this termination right may not be exercised by any Party that sought or requested such ruling, judgment or order in contravention of any obligation set forth in this Agreement;

(e)       the Bankruptcy Court enters an order denying confirmation of the Plan and such order remains in effect for ten (10) Business Days after the entry of such order; provided, that no Consenting DIP Lender shall have the right to terminate this Agreement pursuant to this Section 10.01(e) if the Bankruptcy Court denies confirmation of the Plan subject only to the making of ministerial, administrative, or immaterial modifications to the Plan;

(f)       any order approving the Plan or the Disclosure Statement is reversed, stayed, dismissed, vacated, reconsidered, or modified without the prior written consent of the Required Consenting DIP Lenders, and such order remains in effect for ten (10) Business Days after entry thereof;

(g)       the entry of an order by the Bankruptcy Court, or the filing of a motion or application by the Company seeking an order (without the prior written reasonable consent of the Required Consenting DIP Lenders), (i) converting any Chapter 11 Case to cases under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in the Chapter 11 Cases, or (iii) dismissing the Chapter 11 Cases;

(h)       the Company fails to timely file a formal objection, after consultation in good faith with the Consenting DIP Lenders, to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (i) directing the appointment of a trustee, (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (iii) dismissing the Chapter 11 Cases;

(i)       the failure of the Company to meet a Milestone, which has not been waived, modified or extended in accordance with this Agreement, unless (i) such failure is the result of any act, omission, or delay on the part of the terminating Consenting DIP Lender in violation of its obligations under this Agreement, (ii) such failure is due solely to the unavailability of the Bankruptcy Court, or (iii) such Milestone is satisfied prior to termination of this Agreement;

(j)       the Company (i) withdraws from the Plan or Disclosure Statement or (ii) files or otherwise makes public any of the Definitive Documents (including any modification or amendments thereto) (x) in a form that is inconsistent (other than in an immaterial manner) with this Agreement and (y) without the consent of the Required Consenting DIP Lenders in accordance with this Agreement, which occurrence remains uncured (to the extent curable) for five (5) Business Days after such terminating Consenting DIP Lender transmits a written notice in accordance with Section 12.10;

(k)       the occurrence of an Event of Default (as defined in the DIP Credit Agreement) under the DIP Credit Agreement that has not been waived or timely cured in accordance therewith;

(l)       this Agreement is terminated as to the Company;

(m)       the Company provides notice, in accordance with Section 6.03(a), of its exercise of a Fiduciary Determination;

(n)       the Bankruptcy Court enters an order terminating any Debtor’s exclusive right to file or solicit acceptance of a plan of reorganization;

(o)       any Debtor publicly announces that it (i) intends not to support the Restructuring Transactions, or (ii) intends to accept an Alternative Restructuring Proposal or execute a definitive written agreement with respect to an Alternative Restructuring Proposal;

(p)       the Company’s failure to provide the Required Consenting DIP Lenders with any of the reporting required in Section 6.01(l) on the deadlines set forth in Section 6.01(l), which occurrence remains uncured for two (2) Business Days after such terminating Consenting DIP Lender transmits a written notice in accordance with Section 12.10;

(q)       the Company’s failure to be in compliance with the Approved Budget (subject to Permitted Variances);

(r)       the Company’s failure to comply with the commitments set forth in Sections 6.01(n); or

(s)       the Company’s execution, delivery, amendment, modification, withdrawal, or filing of a pleading seeking approval of, or authority to amend or modify, any Definitive Document that, in any such case, is not consistent with this Agreement or otherwise not reasonably acceptable to the Required Consenting DIP Lenders.

10.02       Debtor Termination Events. The Debtors may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 12.10 of this Agreement (each, a “Debtor Termination Notice”) upon the occurrence of any of the following events:

(a)       the breach by one or more of the Consenting DIP Lenders of any provision set forth in this Agreement that would result in the non-breaching Consenting DIP Lenders owning or controlling less than 66.67% in aggregate principal amount of all outstanding New Money DIP Loan Claims and 66.67% in aggregate principal amount of all Roll-Up DIP Loan Claims or otherwise failing to constitute Required DIP Lenders that remains uncured for a period of five (5) Business Days after the receipt of a Debtor Termination Notice specifying such breach;

(b)       in accordance with Section 6.03, the Governing Body of the Company determines in good faith, after consultation with external counsel, that continued performance under this Agreement or proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law;

(c)       the issuance, promulgation, or enactment by any Governmental Authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after such delivery of a Debtor Termination Notice specifying any such issuance; notwithstanding the foregoing, this termination right shall not apply to or be exercised by the Debtors if the Debtors sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement;

(d)       this Agreement is terminated as to the Consenting DIP Lenders;

(e)       the Confirmation Order is reversed or vacated by a final, non-appealable order;

(f)       any order approving the Plan or the Disclosure Statement is reversed, stayed, dismissed, vacated, reconsidered, or modified, and such order remains in effect for ten (10) Business Days after entry thereof; or

(g)       the acceleration of the obligations under the DIP Facility in accordance with the DIP Credit Agreement.

10.03       Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among (a) the Debtors and (b) the Required Consenting DIP Lenders.

10.04       Automatic Termination. This Agreement shall terminate automatically as to all Parties without any further required action or notice immediately upon the occurrence of any of the following events:

(a)        the Closing Date; and

(b)       the Required Consenting DIP Lenders do not timely approve the Debtors’ request to use cash, funds, investments, and securities from the Encumbered Accounts in accordance with Section 5.05(b).

10.05       Effect of Termination. After the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination, except as otherwise expressly provided in this Agreement, shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Company Claims/Interests held by such Party; provided, however, that in no event shall such termination relieve any Party from (i) liability for its breach or non-performance of its obligations under this Agreement prior to the Termination Date, or (ii) obligations under this Agreement which by their terms expressly survive termination of this Agreement. Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by the Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before such Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise provided, however, any Party withdrawing or changing the vote applicable to any of its Claims pursuant to this Section 10.05 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and file notice of such withdrawal or change with the Bankruptcy Court.  Nothing in this Agreement shall be construed as prohibiting any Party from contesting whether any such termination is in accordance with the terms hereof or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing in this Agreement is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Party or the ability of any Party to protect and preserve their rights (including rights under this Agreement), remedies, and interests, including its claims against any other Party. No purported termination of this Agreement shall be effective under this Section 10.05 or otherwise if the Party seeking to terminate this Agreement is in breach of this Agreement, except a termination pursuant to Section 10.02(a). Nothing in this Section 10.05 shall restrict the Company’s right to terminate this Agreement in accordance with Section 10.02(a).

Section 11. Amendments and Waivers.

(a)       This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 11.

(b)       This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by (i) the Company and (ii) the Required Consenting DIP Lenders; provided that (x) any modification or amendment to the definition of “Required Consenting DIP Lenders” shall require the written consent of each Consenting DIP Lender; and (y) any modification, amendment, supplement, or waiver which materially, adversely, and disproportionately affects the Company Claims held by any Consenting DIP Lender as compared to any other Consenting DIP Lender shall require the written consent of such Consenting DIP Lender.

(c)       Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 11 shall be ineffective and void ab initio.

(d)       The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as (i) a further or continuing waiver of such breach, (ii) a waiver of any other or subsequent breach, or (iii) a waiver of any provision of this Agreement by another Party. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise of such right, power, or remedy or the exercise of any other right, power, or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 12. Miscellaneous.

12.01       Acknowledgment. Notwithstanding any other provision of this Agreement, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

12.02       Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached to this Agreement (together with any exhibits, annexes or schedules thereto) is expressly incorporated and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules (it being understood and agreed that any actions and obligations required to be taken by any Party that are included in the exhibits attached to this Agreement, but not in this Agreement are to be considered “covenants” of such Party and therefore covenants of this Agreement, notwithstanding the failure of any specific provision in any of the exhibits to be re-copied into this Agreement). In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules attached to this Agreement) and the exhibits, annexes, and schedules attached to this

Agreement, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern, provided, that in the event of any inconsistency between this Agreement and the Plan, the terms and conditions set forth in the Plan shall govern.

12.03       Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters specified in this Agreement, as may be reasonably appropriate or necessary from time to time, to effectuate the Restructuring Transactions, as applicable, provided that such additional documents are consistent with the terms hereof and do not include any additional liabilities or obligations of the Consenting DIP Lender, without each impacted Consenting DIP Lender’s prior written consent.

12.04       Complete Agreement. Except as otherwise explicitly provided in this Agreement, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior negotiations, understandings, and agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement. The Parties acknowledge and agree that they are not relying on any representations or warranties other than as set forth in this Agreement.

12.05       GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE CHOSEN STATE, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES. Each Party to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party to this Agreement.

12.06       TRIAL BY JURY WAIVER. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

12.07       Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each Person executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

12.08       Rules of Construction. This Agreement is the product of negotiations among the Company and the Consenting DIP Lenders, and in the enforcement or interpretation of this Agreement, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement. The Company and the Consenting DIP Lenders were represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

12.09       Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable.  Except to the extent otherwise expressly stated or referred to herein, there are no third-party beneficiaries under this Agreement, and, except as set forth in Section 7, the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Entity.

12.10       Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)       if to the Company, to:

Spirit Aviation Holdings, Inc.

1731 Radiant Drive

Dania Beach, FL 33004

Attn:	Thomas Canfield
Email:	legaldepartment@spirit.com

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017

Attn:	Marshall Huebner
Darren S. Klein
Christopher S. Robinson
Joseph W. Brown
Email:	spirit.notice@davispolk.com

(b)       if to a Consenting DIP Lender, the address or e-mail address set forth on such Consenting DIP Lender’s signature page to this Agreement (or in the signature page to a Joinder, as applicable), with a copy to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036

Attn:	Michael Stamer
Jason P. Rubin
Stephen Kuhn
Email:	mstamer@akingump.com
jrubin@akingump.com
skuhn@akingump.com

(c)       Any notice given by delivery, mail, or courier shall be effective when received.

12.11       Independent Due Diligence and Decision Making. Each Consenting DIP Lender hereby acknowledges, solely with respect to itself and for the benefit of the other Parties and their respective financial advisors, that it has the requisite knowledge and experience in financial and business matters to evaluate the merits and risks of any securities that may be acquired by it pursuant to the transactions contemplated hereby and has had an opportunity to receive information from the Company in connection with this Agreement and the transactions contemplated hereby. Each Consenting DIP Lender hereby further confirms for the benefit of the other Parties and their respective financial advisors, that its decision to execute this Agreement has been based upon its independent investigation of the Restructuring Transactions and/or of the operations, businesses, financial and other conditions, and prospects of the Company, and not in reliance on any statement of any other Party (or such other Party’s financial, legal or other professional advisors), except for the express representations and warranties of any Party as set forth in this Agreement or any other Definitive Documents.

12.12       Admissibility and Waiver. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating to this Agreement shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages or any other remedy to which a Party may be entitled under this Agreement. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties fully reserve any and all of their rights.

12.13       Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

12.14       Several, Not Joint and Several, Claims. The agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several, and not joint and several.

12.15       Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

12.16       Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

12.17       Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3, Section 4, Section 5, Section 10, or otherwise, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

12.18       Survival. Notwithstanding (a) any Transfer of any Claims in accordance with Section 7 or (b) the termination of this Agreement pursuant to Section 10, the agreements and obligations of the Parties in Section 10.05, Sections 12.01-12.21, Section 12.23, any defined terms used in any of the foregoing Sections (solely to the extent used therein) and the Confidentiality Agreements shall survive such Transfer and/or termination and shall continue in full force and effect in accordance with the terms hereof and thereof.

12.19       Enforceability of Agreement. Each of the Parties waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement to the extent the Bankruptcy Court determines that such relief is required.

12.20       Relationship Among Parties. Notwithstanding anything to the contrary herein, the duties and obligations of the Consenting DIP Lender s under this Agreement shall be several, not joint and several. None of the Consenting DIP Lenders shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities to each other, any Consenting DIP Lender, the Company, or any of the Company’s respective creditors or other stakeholders, and there are no commitments among or between the Consenting DIP Lenders, in each case except as expressly set forth in this Agreement or any other Definitive Document. It is understood and agreed that any Consenting DIP Lenders may trade in any debt or equity securities of the Company without the consent of the Company, subject to applicable securities laws and this Agreement. No prior history, pattern or practice of sharing confidences among or between any of the Consenting DIP Lenders and/or the Company shall in any way affect or negate this understanding and agreement. The Parties have no agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any equity securities of the Company and do not constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act or Rule 13d-5 promulgated thereunder. For the avoidance of doubt: (a) each Consenting DIP Lender is entering into this Agreement directly with the Company and not with any other Consenting DIP Lender; (b) subject to Section 7.02, no other Consenting DIP Lender shall have any right to bring any action against any other Consenting DIP Lender with respect this Agreement (or any breach thereof); and (c) no Consenting DIP Lender shall, nor shall any action taken by a Consenting DIP Lender pursuant to this Agreement, be deemed to be acting in concert or as any group with any other Consenting DIP Lender with respect to the obligations under this Agreement nor shall this Agreement create a presumption that the Consenting DIP Lenders are in any way acting as a group. All rights under this Agreement are separately granted to each Consenting DIP Lender by the Company and vice versa, and the use of a single document is for the convenience of the Company. The decision to commit to enter into the Restructuring Transactions contemplated by this Agreement has been made independently. For the avoidance of doubt, the Consenting DIP Lenders are not insiders of the Company or its subsidiaries.

12.21       Publicity. The Company shall submit drafts to counsel to the Ad Hoc Committee of Senior Secured Noteholders of any press releases or other public statements that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least two (2) Business Days prior to making any such disclosure (provided, however, that if delivery of such document at least two (2) Business Days in advance of such disclosure is impossible or impracticable under the circumstances, such document shall be delivered as soon as otherwise practicable and in all cases in advance of any disclosure), and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith. Except as required by Law or otherwise permitted under the terms of any other agreement between the Company and any Consenting DIP Lender, no Party or its advisors shall (a) use the name of any Consenting DIP Lender in any public manner (including in any press release) with respect to this Agreement, the Restructuring Transactions or any of the Definitive Documents or (b) disclose to any Person (including, for the avoidance of doubt, any other Party), other than advisors to the Company, the principal amount or percentage of any Company Claims/Interests held by any individual Consenting DIP Lender, in each case, without such Consenting DIP Lender’s prior written consent (it being understood and agreed that each Consenting DIP Lender’s signature page to this Agreement shall be redacted to remove the name of such Consenting DIP Lender and the amount and/or percentage of Company Claims/Interests held by such Consenting DIP Lender); provided, however, that (i) if such disclosure is required by Law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Consenting DIP Lender a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure, and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Company Claims/Interests held by all the Consenting DIP Lenders, collectively, on a facility by facility basis. Notwithstanding the provisions in this Section 12.21, (x) any Party may disclose the identities of the other parties in any action to enforce this Agreement or in any action for damages as a result of any breaches hereof, and (y) any Party may disclose, to the extent expressly consented to in writing by a Consenting DIP Lender, such Consenting DIP Lender’s identity and individual holdings.

12.22       No Recourse. This Agreement may only be enforced against the named parties hereto (and then only to the extent of the specific obligations undertaken by such parties in this Agreement). All claims or causes of action (whether in contract, tort, equity or any other theory) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the Persons that are expressly identified as parties hereto (and then only to the extent of the specific obligations undertaken by such parties herein). No past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, investment manager or advisor (or such investment manager’s or advisor’s employees, managers or partners), agent, attorney, investment banker, financial advisor, or other representative of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto), nor any past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, investment manager or advisor (or such investment manager’s or advisor’s employees, managers or partners), agent, attorney, investment banker, financial advisor, or other representative of any of the foregoing (other than any of the foregoing that is a party hereto) (any such Person, a “No Recourse Party”), shall have any liability with respect to this Agreement or with respect to any proceeding (whether in contract, tort, equity or any other theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or affiliates or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

12.23       Specific Execution. The Parties understand that the Consenting DIP Lenders are engaged in a wide range of financial services and businesses. In furtherance of the foregoing, the Parties acknowledge and agree that, to the extent a Consenting DIP Lender expressly indicates on its signature page hereto that it is executing this Agreement on behalf of specific trading desk(s) and/or business group(s) of the Consenting DIP Lender, the obligations set forth in this Agreement shall only apply to such trading desk(s) and/or business group(s) and shall not apply to any other trading desk or business group of the Consenting DIP Lender so long as they are not acting at the direction or for the benefit of such Consenting DIP Lender or such Consenting DIP Lender’s investment in the Company; provided, that the foregoing shall not diminish or otherwise affect the obligations and liability therefor of any legal entity that (i) executes this Agreement or (ii) on whose behalf this Agreement is executed by a Consenting DIP Lender. The Company acknowledges that one or more Consenting DIP Lenders may have engaged an investment manager or advisor which acts as (i) the sole investment manager or advisor for certain single-manager accounts, and (ii) investment manager or adviser solely to a designated pool of assets of certain multi-manager accounts. In respect of the multi-manager accounts, to the extent a Consenting DIP Lender expressly indicates on its signature page hereto that such investment advisor or manager (A) is its discretionary advisor with respect to the accounts of the Consenting DIP Lender or (B) has executed the Agreement on Consenting DIP Lender’s behalf (“Investment Advisor”), the Investment Advisor has no visibility, control or oversight in respect of the trading of other investment managers or advisers to such multi-manager accounts of the Consenting DIP Lender. As such, notwithstanding anything to the contrary herein, all agreements, covenants, representations or warranties herein that relate to any Consenting DIP Lender shall, with respect to any multi-manager accounts, solely apply to the portion of the account over which such Investment Advisor has discretion and not the Consenting DIP Lender as a whole.

[Debtors’ Signature Pages on File with the Debtors]

[Consenting DIP Lender Signature Pages on File with the Debtors]

EXHIBIT A

Plan

[Attached]

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re: SPIRIT AVIATION HOLDINGS, INC., et al., Debtors.[1]	Chapter 11 Case No. 25-11897 (SHL) Jointly Administered

JOINT CHAPTER 11 PLAN OF REORGANIZATION OF
SPIRIT AVIATION HOLDINGS, INC. AND ITS DEBTOR AFFILIATES

DAVIS POLK & WARDWELL LLP 450 Lexington Avenue New York, New York 10017 Tel.: (212) 450-4000 Marshall S. Huebner Darren S. Klein Christopher S. Robertson Joseph W. Brown Katharine Somers	MORRIS, NICHOLS, ARSHT & TUNNELL LLP 1201 N. Market Street, 16th Floor Wilmington, DE 19801 Tel: (302) 658-9200 Robert J. Dehney, Sr. Matthew O. Talmo

Counsel to the Debtors and Debtors in Possession	Co-Counsel to the Debtors and Debtors in Possession

Dated:	March 13, 2026 New York, New York

NOTHING CONTAINED HEREIN SHALL CONSTITUTE AN OFFER, ACCEPTANCE, COMMITMENT, OR LEGALLY BINDING OBLIGATION OF THE DEBTORS OR ANY OTHER PARTY IN INTEREST, AND THIS PLAN IS SUBJECT TO APPROVAL BY THE BANKRUPTCY COURT AND OTHER CUSTOMARY CONDITIONS. THIS PLAN IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES.

[1]	The Debtors’ names and last four digits of their respective employer identification numbers are as follows: Spirit Aviation Holdings, Inc. (1797); Spirit Airlines, LLC (7023); Spirit Finance Cayman 1 Ltd. (7020); Spirit Finance Cayman 2 Ltd. (7362); Spirit IP Cayman Ltd. (4732); and Spirit Loyalty Cayman Ltd. (4752). The Debtors’ mailing address is 1731 Radiant Drive, Dania Beach, FL 33004.

TABLE OF CONTENTS

ARTICLE I.
DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

A.	Defined Terms	1
B.	Rules of Interpretation	26
C.	Computation of Time	27
D.	Governing Law	27
E.	Reference to Monetary Figures	27
F.	Nonconsolidated Plan	27
G.	Consent Rights	27

ARTICLE II.
NEW MONEY DIP LOAN SUPERPRIORITY CLAIMS; ADMINISTRATIVE CLAIMS;
PRIORITY CLAIMS; AND U.S. Trustee FEES

A.	New Money DIP Loan Superpriority Claims		28
	1.	Allowance of New Money DIP Loan Superpriority Claims	28
	2.	Treatment of New Money DIP Loan Superpriority Claims	28
B.	Administrative Claims		28
	1.	Administrative Claims Bar Date	28
	2.	General Administrative Claims	29
	3.	Professional Fee Claims	30
	4.	Treatment of Priority Tax Claims	31
C.	U.S. Trustee Fees		32

ARTICLE III.
CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

A.	Classification and Treatment of Claims and Interests		33
	1.	Class 1 — Other Secured Claims	33
	2.	Class 2 — Other Priority Claims	34
	3.	Class 3 — Roll-Up DIP Loan Superpriority Claims	34
	4.	Class 4 — Prepetition RCF Claims	35
	5.	Class 5 — Prepetition Secured Notes and/or Contingent Roll-Up Term Loan Claims	36
	6.	Class 6 — General Unsecured Claims	37
	7.	Class 7 — Section 510(b) Claims	37
	8.	Class 8 — Intercompany Claims	37
	9.	Class 9 — Intercompany Interests	38
	10.	Class 10 — Existing Interests	38
B.	Special Provision Governing Unimpaired Claims		39

- i -

C.	Voting Classes; Presumed Acceptance or Rejection by Nonvoting Classes		39
	1.	Voting Classes Under the Plan	39
	2.	Acceptance of the Plan by Impaired Classes of Claims	39
	3.	Presumed Acceptance of the Plan	39
	4.	Presumed Rejection of the Plan	39
	5.	Presumed Acceptance or Rejection of the Plan	39
	6.	Presumed Acceptance by Voting Classes with No Votes	40
D.	Elimination of Vacant Classes		40
E.	Controversy Concerning Impairment		40

ARTICLE IV.
IMPLEMENTATION OF THE PLAN

A.	Continued Existence and Vesting of Assets	40
1.	Reorganized Debtors	40
2.	Transfer of Books and Records; Privilege	41
B.	Transactions Related to the Plan	41
C.	New Equity Interests	41
1.	Issuance of New Equity Interests	41
2.	Securities Exchange Act	42
3.	Exemption from Registration	42
D.	Exit Financing	45
1.	Entry into Exit Financing Documents	45
E.	Boards of Directors/Managers	46
F.	New Organizational Documents; No Further Action	47
G.	Cancellation of Instruments, Certificates, and Other Documents	47
H.	Subordination	48
I.	Structural Simplification	49
J.	Management Incentive Plan	49
K.	DTC Eligibility	49
L.	Closing the Chapter 11 Cases	49

ARTICLE V.
PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed	50
B.	Sources for Plan Distributions and Transfers of Funds Among Debtors	50
C.	Distribution Agent	50
D.	De Minimis Distributions	51
E.	Delivery of Plan Distributions—Allowed Claims	51
F.	Fractional New Equity Interests	53
G.	Manner of Payment Under the Plan	53

- ii -

H.	Allocation of Plan Distributions Between Principal and Interest	53
I.	Compliance Matters	53
J.	Foreign Currency Exchange Rate	54
K.	Fractional Dollars	54
L.	Undeliverable, Unclaimed, or Non-Negotiated Plan Distributions	54
M.	Claims Paid by Third Parties	55
N.	Claims Payable by Third Parties	55

ARTICLE VI.
PROCEDURES FOR RESOLVING CLAIMS

A.	Objections to Claims	56
B.	Resolution of Disputed Claims	57
C.	Estimation of Claims and Interests	57
D.	No Distributions Pending Allowance or Settlement of Causes of Action	57
E.	No Amendments to Claims	58
F.	No Late-Filed Claims	58
G.	No Interest	59
H.	Adjustment to Claims Without Objection	59
I.	Reservation of Rights to Object to Claims	59
J.	Disallowance of Claims	59
K.	Reimbursement or Contribution	60
L.	Claims Resolution Procedures Cumulative	60

ARTICLE VII.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases		60
B.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases		62
C.	Employment-Related Provisions		63
	1.	Employment Agreement and Benefit Programs	63
	2.	Collective Bargaining Agreements	64
D.	Rejection Claims		65
E.	Reservation of Rights		65
F.	Transferred Cure Costs		65
G.	Indemnification		65
	1.	Debtor Indemnification Obligations	65
	2.	Third-Party Indemnities	66
H.	Insurance-Related Provisions		66
I.	Aircraft-Related Agreements		67

ARTICLE VIII.
EFFECT OF CONFIRMATION OF THE PLAN

- iii -

A.	Release of Liens	67
B.	Releases; Discharges	68
C.	Term of Injunctions or Stays	69
D.	Exculpation	69
E.	Releases by the Debtors	70
F.	Voluntary Releases by the Releasing Parties	72
G.	Injunction	74
H.	Setoff and Recoupment	76
I.	Preservation of Causes of Action	76
J.	Compromise and Settlement of Claims and Controversies	77
K.	No Avoidance or Clawback of Plan Distributions	77
L.	Protection Against Discriminatory Treatment	78
M.	SEC	78
N.	Utility Deposits	78

ARTICLE IX.
CONDITIONS TO EFFECTIVE DATE

A.	Conditions Precedent to the Effective Date	78
B.	Waiver of Conditions to Effectiveness	80
C.	Effect of Non-Occurrence of Conditions to the Effective Date	80

ARTICLE X.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Plan Modifications	81
B.	Revocation or Withdrawal of Plan and Effects of Nonoccurrence of Confirmation or Effective Date	81

ARTICLE XI.
RETENTION OF JURISDICTION

ARTICLE XII.
MISCELLANEOUS PROVISIONS

A.	Exemption from Transfer Taxes and Recording Fees	85
B.	Request for Expedited Determination of Taxes	86
C.	Dissolution of Any Committee	86
D.	Plan Supplement and Other Plan Documents	86
E.	No Admission	87
F.	Substantial Consummation	87
G.	Section 1125 of the Bankruptcy Code	87
H.	Non-Severability	88
I.	Binding Effect	88
J.	Service of Documents	88

- iv -

K.	Waiver or Estoppel	90
L.	Conflicts	90
M.	Entire Agreement	90

- v -

Introduction

Pursuant to section 1121(a) of the Bankruptcy Code,2 the Debtors propose this Joint Chapter 11 Plan of Reorganization of Spirit Aviation Holdings, Inc. and its Debtor Affiliates (including all appendices, exhibits, schedules, and supplements (including any Plan Supplements), and as it may be amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, the “Plan”). The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.  Other agreements and documents may supplement this Plan and may be Filed with the Bankruptcy Court.  Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019, and Article X, the Debtors reserve the right to alter, supplement, amend, or otherwise modify (one or more times), revoke, or withdraw the Plan prior to its substantial consummation.

Pursuant to section 1125(b) of the Bankruptcy Code, votes to accept or reject a plan of reorganization cannot be solicited from Holders of Claims or Interests entitled to vote on the plan until a disclosure statement has been approved by a bankruptcy court and distributed to such Holders. On [—], 2026, the Bankruptcy Court entered the Disclosure Statement Order that, among other things, approved the Disclosure Statement, set voting procedures and scheduled the Confirmation Hearing. The Disclosure Statement that accompanies this Plan includes, among other things, information pertaining to the Debtors’ prepetition business operations and financial history, the events leading up to the Chapter 11 Cases, a description of certain effects of confirmation of the Plan, certain risk factors associated with the Plan, the way Plan Distributions will be made, the confirmation process, and confirmation requirements.

After the Disclosure Statement is approved, Holders of Claims entitled to vote to accept or reject the Plan will receive a Ballot and a copy of the Disclosure Statement to enable them to vote on the Plan in accordance with the Voting Instructions and make any other elections or representations required pursuant to the Plan.

ALL HOLDERS OF CLAIMS OR INTERESTS ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ THE PLAN AND DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.
DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

A.       Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:

[2]	Capitalized terms used herein shall have the meanings ascribed to them in Article I unless otherwise defined elsewhere herein.

1.       “Ad Hoc Committee of Senior Secured Noteholders” has the meaning ascribed to such term in the Verified Statement of the Ad Hoc Committee of Senior Secured Noteholders Pursuant to Bankruptcy Rule 2019 [ECF No. 152].

2.       “Ad Hoc Committee of Senior Secured Noteholders’ Advisors” means, collectively, (a) Akin Gump Strauss Hauer & Feld LLP, (b) Perella Weinberg Partners LP, as investment banker, (c) SkyWorks Capital, LLC, as financial advisor, (d) Watson Farley & Williams LLP, as aviation counsel, and (e) any other advisors (legal, financial, or otherwise) retained by, or that provides services to, the Ad Hoc Committee of Senior Secured Noteholders with the consent of the Debtors.

3.       “Administrative Claim” means a Claim against any of the Debtors arising on or after the Petition Date and before the Effective Date for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b) and entitled to priority under sections 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including the following: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the businesses of the Debtors (including wages, salaries, or commissions for services, and payments for goods and other services and leased premises); (b) compensation for legal, financial advisory, accounting, and other services, and reimbursement of expenses pursuant to sections 328, 330(a), or 331 of the Bankruptcy Code or otherwise (including the Ordinary Course Professionals Order) for the period commencing on the Petition Date and ending on the Effective Date, including Professional Fee Claims; (c) all fees and charges assessed against the Estates pursuant to 28 U.S.C. § 1930, including the U.S. Trustee Fees; (d) the New Money DIP Loan Superpriority Claims; (e) the Roll-Up DIP Loan Superpriority Claims; (f) all requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), or (5) of the Bankruptcy Code and to the extent approved by the Bankruptcy Court; (g) Cure Costs; and (h) any fees and expenses that are earned and payable pursuant to the Plan or the Plan Documents.  For the avoidance of doubt, for the purposes of treatment and Plan Distributions, (x) the New Money DIP Loan Superpriority Claims shall be subject to Article II.A and (y) provided that Required Roll-Up Lenders vote to accept the Plan, the Roll-Up DIP Loan Superpriority Claims shall be subject to Article III.A.3 and the treatment proposed for Class 3 shall constitute “Agreed Roll-Up Treatment” under and as defined in the Final DIP Order.

4.       “Administrative Claims Bar Date” means the deadline for Filing requests for payment of Administrative Claims (other than New Money DIP Loan Superpriority Claims, Roll-Up DIP Loan Superpriority Claims, or Claims held by a Debtor), which (a) with respect to Administrative Claims other than Professional Fee Claims, shall be 30 days after the Effective Date and (b) with respect to Professional Fee Claims, shall be 45 days after the Effective Date.

5.       “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if the referenced Entity were a Debtor.

6.       “Agreed Roll-Up Treatment” has the meaning ascribed to it in the Final DIP Order.

7.       “Aircraft Equipment” means an aircraft, aircraft engine, propeller, appliance, or spare part (each as defined in section 40102 of title 49 of the United States Code) that is subject to a security interest granted by, leased to, or conditionally sold to any of the Debtors, including all records and documents relating to such equipment that are required, under the terms of the security agreement, lease, or conditional sale contract, to be surrendered or returned by any of the Debtors in connection with the surrender or return of such equipment.

8.       “Aircraft Lessor Party” means the aircraft lessors (each, together with their respective subsidiaries, affiliates, owner trusts, managed entities, and/or assignees, an “Aircraft Lessor Party,” and collectively, the “Aircraft Lessor Parties,” in each case, solely in their capacities as such) that enter into Aircraft Rent Deferral Agreements.

9.       “Aircraft Rent Deferral Agreements” means the agreements to defer payment of rent under existing aircraft leases on terms agreed by and among the Debtors and the applicable Aircraft Lessor Parties.

10.       “Allowed” means, with respect to any Claim or Interest, except as otherwise provided in the Plan: (a) a Claim or Interest expressly allowed by Final Order or under this Plan; (b) a Claim or Interest arising on or before the Effective Date that has not been otherwise satisfied or extinguished before the Effective Date (i) as to which a Claim or an Interest was validly asserted during the Chapter 11 Cases and no objection to allowance has been interposed in accordance with Article VI of this Plan, (ii) as to which any objection has been resolved by a Final Order of the Bankruptcy Court to the extent such objection is determined in favor of the respective holder, (iii) as to which the liability of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court and is not Disallowed, or (iv) that has been allowed by Final Order of the Bankruptcy Court or that has been compromised, settled, or otherwise resolved pursuant to the Claims Objection and Settlement Procedures Order, another Final Order of the Bankruptcy Court, or Article VI of this Plan; or (c) any Claim that is listed in the Schedules, as such Schedules may be amended by the Debtors from time to time, as liquidated in amount and not Disputed or Contingent, and for which no Proof of Claim has been Filed; provided, however, that Claims allowed solely for the purpose of voting to accept or reject this Plan shall not be considered “Allowed Claims” for any other purpose under this Plan or otherwise, except if and to the extent otherwise determined to be Allowed as provided herein.  Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays the amount, or turns over any property, for which such Entity is liable.  For the avoidance of doubt, the (Reorganized) Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law. “Allow,” “Allowing,” and “Allowance” shall have correlative meanings.  Notwithstanding anything to the contrary herein, to the extent applicable, and without prejudice to the rights of any Holder of an Allowed Administrative Claim to argue that section 502(d) of the Bankruptcy Code is inapplicable to its Administrative Claim, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes such (Reorganized) Debtor.  Except as otherwise specified in the Plan or any Final Order, the amount of an Allowed Claim shall not include interest, late fees, or other similar related charges on such Claim from and after the Petition Date.

11.       “Amended and Restated Loyalty Program Intercompany Note” means that certain intercompany note dated March 12, 2025, among Spirit Airlines, LLC (as successor-in-interest to Spirit Airlines, Inc.), as payor and Spirit IP Cayman Ltd. and Spirit Loyalty Cayman Ltd. or their respective registered assigns, as payees.

12.       “Amended Schedules Bar Date” has the meaning specified in the Bar Date Motion.

13.       “Assets” means all rights, titles, interest, and assets of the Debtors of any nature whatsoever, including all property of the Estates of any kind pursuant to section 541 of the Bankruptcy Code, Cash, Causes of Action, accounts receivable, tax refunds, claims of right, interests in property (including real, personal, tangible, and intangible property), and proceeds from any of the foregoing items in this Article I.A.13.

14.       “Assumption Dispute” has the meaning ascribed to it in Article VII.B.

15.       “Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Debtors, their Estates, or other authorized parties in interest to avoid a transfer of property or an obligation incurred by the Debtors pursuant to any applicable section of the Bankruptcy Code, including sections 502, 510, 542, 544, 545, 547 through and including 553, and 724(a) of the Bankruptcy Code, or under similar or related state, federal, and non-U.S. statutes, non-bankruptcy law, and common law, including fraudulent transfer laws or fraudulent conveyance laws.

16.       “Ballot” means the ballot upon which Holders of Claims entitled to vote on the Plan shall cast their vote to accept or reject the Plan, including, as applicable, any e-Ballots.

17.       “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as applicable to the Chapter 11 Cases, as may be amended from time to time.

18.       “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York with jurisdiction over these Chapter 11 Cases and, to the extent any reference made under 28 U.S.C. § 157 is withdrawn or the Bankruptcy Court is determined not to have authority to enter a Final Order on an issue, the United States District Court for the Southern District of New York.

19.       “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under 28 U.S.C. § 2075 and the general and chambers rules of the Bankruptcy Court.

20.       “Bar Date” means, as applicable, the General Bar Date, the Governmental Bar Date, the Rejection Damages Bar Date, and the Amended Schedules Bar Date, as well as the Administrative Claims Bar Date or any other date established by the Bankruptcy Court as the deadline by which Proofs of Claim must be Filed.

21.       “Bar Date Motion” means the Motion of the Debtors for Entry of an Order Establishing Deadlines and Procedures for Filing Proofs of Claim and Approving the Form and Manner of Notice Thereof [ECF No. 467].

22.       “Bar Date Order” means the Order Establishing Deadlines and Procedures for Filing Proofs of Claim and Approving the Form and Manner of Notice Thereof [ECF No. 597].

23.       “Beneficial Owner” means a beneficial owner for U.S. federal income tax purposes.

24.       “Business Day” means any day, other than a Saturday, Sunday, or Legal Holiday.

25.       “Case Information Website” means the case information website maintained by the Claims and Solicitation Agent at https://dm.epiq11.com/SpiritAirlines.

26.       “Case Management Procedures Order” means the Order Implementing Certain Notice and Case Management Procedures [ECF No. 61].

27.       “Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.

28.       “Causes of Action” means any claim, interest, damage, remedy, cause of action, proceeding, demand, right, action, suit, obligation, liability, account, defense, offset, power, privilege, license, Lien, indemnity, guaranty, franchise, debt, judgment, or controversy of any kind or character whatsoever, whether known or unknown, choate or inchoate, foreseen or unforeseen, existing or hereinafter arising, contingent or noncontingent, disputed or undisputed, liquidated or unliquidated, secured or unsecured, matured or unmatured, suspected or unsuspected, assertable directly or derivatively, reduced to judgment or otherwise, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise pursuant to any theory of law.  For the avoidance of doubt, Causes of Action include the following:  (a) any right of setoff, counterclaim, or recoupment and any claim under contracts or for breaches of duties imposed by law or in equity; (b) any claim based on or relating to, or in any manner arising from, in whole or in part, breach of fiduciary duty, violation of local, state, federal, or foreign law, or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) any claims or causes of action for aiding and abetting (including of breaches of fiduciary duties), knowing participation (including knowing participation in breach of fiduciary duty), and conspiracy (including conspiracy to breach fiduciary duty); (d) any claims or causes of action for illegal dividends; (e) any claims or causes of action for fraud, misrepresentations, or omissions; (f) the right to object to, subordinate, disallow, or otherwise contest Claims or Interests; (g) claims or causes of action pursuant to sections 362, 510, 542, 543, 544–550, or 553 of the Bankruptcy Code; (h) any claim or defense, including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; (i) any Avoidance Action; (j) any claim or defense related to tax refunds or tax audits; and (k) any Retained Cause of Action.

29.       “Certificate” means any instrument evidencing a Claim or an Interest.

30.       “Chapter 11 Cases” means (a) when used with reference to a particular Debtor or group of Debtors, the chapter 11 case or cases pending for that Debtor or group of Debtors under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for the Debtors in the Bankruptcy Court.

31.       “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

32.       “Claims and Solicitation Agent” means Epiq Corporate Restructuring, LLC, the claims, noticing, and solicitation agent employed by the Debtors in the Chapter 11 Cases, as approved by the Order Authorizing the Employment and Retention of Epiq Corporate Restructuring, LLC as Administrative Agent, Nunc Pro Tunc to the Petition Date [ECF No. 394].

33.       “Claims Objection and Settlement Procedures Order” means the Order Approving Omnibus Claims Objection and Settlement Procedures [ECF No. 805].

34.       “Claims Register” means the official register of Claims maintained by the Claims and Solicitation Agent.

35.       “Class” means a category of Claims against or Interests in the Debtors, as set forth in Article III, under section 1122(a) of the Bankruptcy Code.

36.       “Class 4 Term Loan Facility” means the $75 million term loan facility to be issued by one or more of the Reorganized Debtors to the Prepetition RCF Lenders on account of the portion of the Prepetition Revolving Credit Facility that is secured by Non-Section 1110 Collateral, the material terms of which will be Filed with the Plan Supplement.

37.       “Class 4 Term Loan Facility Documents” means all documentation effectuating the incurrence of the Class 4 Term Loan Facility.

38.       “Class 5 Settlement Distribution” means 2% of the New Equity Interests, subject to dilution only by the MIP Interests; provided, that the New Equity Interests issued in connection with the Class 5 Settlement Distribution may be issued in the form of DOT Warrants in lieu of New Equity Interests.

39.       “Collateral Agency and Accounts Agreement” means that certain Amended and Restated Collateral Agency and Accounts Agreement dated as of March 12, 2025, by and among Spirit IP Cayman Ltd. and Spirit Loyalty Cayman Ltd., each as co-issuers, the other grantors from time to time party thereto, Wilmington Trust, National Association, as depositary, collateral agent and trustee under the Prepetition Secured Notes Indenture and the other senior secured debt representatives from time to time party thereto, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with its terms.

40.       “Committee” means the official committee of unsecured creditors, as it may be constituted from time to time, appointed on September 17, 2025 by the U.S. Trustee in the Chapter 11 Cases [ECF No. 117] pursuant to section 1102(a) of the Bankruptcy Code.

41.       “Compensation and Benefits Programs” has the meaning set forth in Article VII.C.

42.       “Confirmation” means the entry of the Confirmation Order by the Bankruptcy Court on the docket of the Chapter 11 Cases.

43.       “Confirmation Date” means the date on which Confirmation occurs.

44.       “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider confirmation of this Plan pursuant to sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

45.       “Confirmation Order” means an order of the Bankruptcy Court (a) confirming the Plan pursuant to section 1129 of the Bankruptcy Code, and (b) granting other related relief in form and substance reasonably acceptable to the Debtors and the Required Consenting DIP Lenders, including all exhibits, appendices, supplements, and related documents.

46.       “Consenting DIP Lenders” has the meaning set forth in the Restructuring Support Agreement.

47.       “Consummation” means the occurrence of the Effective Date.

48.       “Contingent” means, when used in reference to a Claim, any Claim, the liability for which attaches or is dependent upon the occurrence or happening of, or is triggered by, an event that has not yet occurred as of the date on which such Claim is sought to be estimated or on which an objection to such Claim is Filed, whether or not such event is within the actual or presumed contemplation of the Holder of such Claim and whether or not a relationship between the Holder of such Claim and the applicable Debtor now or hereafter exists or previously existed.

49.       “Contingent Roll-Up Term Loans” has the meaning set forth in the DIP Credit Agreement.

50.       “Continuing Prepetition RCF Document” has the meaning ascribed to it in Article IV.G.

51.       “Continuing Prepetition Secured Notes Document” has the meaning ascribed to it in Article IV.G.

52.       “Covered Claim” means a claim or Cause of Action of the type set forth in Article VIII.D, Article VIII.E.1–4, or Article VIII.F.1–4.

53.       “Cure Claim” means a Claim for Cure Costs in connection with the assumption or assumption and assignment of an Executory Contract or Unexpired Lease under section 365(a) of the Bankruptcy Code.

54.       “Cure Costs” means an amount (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease), including an amount of $0.00, as applicable, required to cure any monetary defaults under any Executory Contract or Unexpired Lease that is to be assumed, or assumed and assigned, by the Debtors via the Plan pursuant to section 365 or 1123 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) Bankruptcy Code.

55.       “Cure Notice” means a notice of the proposed amount of Cash to be paid on account of a Cure Claim in connection with an Executory Contract or Unexpired Lease to be assumed, or assumed and assigned, under the Plan pursuant to section 365 of the Bankruptcy Code, which notice shall include the amount of the Cure Claim (if any) to be paid in connection therewith.

56.       “D&O Liability Insurance Policies” means all directors’, managers’, and officers’, or employees’ liability insurance policies (including any “tail policy” or excess policies) of any of the Debtors that have been issued or provide coverage at any time to current or former directors, managers, officers, or employees of the Debtors, and all agreements, documents, or instruments related thereto.

57.       “Debtors,” “Company,” or “Spirit” means, collectively, the above-captioned debtors, in their capacities as debtors and debtors-in-possession in the Chapter 11 Cases.

58.       “Deferred Agreement Deadline” means 11:59 p.m. (Eastern Time) on the one hundred eightieth (180th) calendar day after the Effective Date, subject to further extensions or exceptions as may be ordered by the Bankruptcy Court.

59.       “Deferred Agreements” means an executory contract or unexpired lease relating to Aircraft Equipment that is designated as “Deferred” on the Schedule of Deferred Agreements.

60.       “DIP Agent” means Wilmington Trust, National Association, as administrative agent and collateral agent for the DIP Facility.

61.       “DIP Credit Agreement” means that certain Superpriority Secured Debtor-In-Possession Term Loan Credit Agreement (as may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof), dated as of October 14, 2025, among Spirit Airlines, LLC, as Borrower, Spirit Aviation Holdings, Inc., as Holdings, the other Debtors party thereto as Guarantors, Wilmington Trust, National Association, as Administrative Agent and Collateral Agent, and the DIP Lenders from time to time party thereto.

62.       “DIP Documents” means the DIP Order, the DIP Credit Agreement, and all guarantee, collateral, pledge and security agreements, and all other agreements, documents, certificates and instruments executed, recorded and/or delivered in connection therewith, including but not limited to the DIP Syndication Materials (as defined in the DIP Order), in each case, as amended, restated, supplemented, or otherwise modified from time to time in accordance with their terms and the terms of the DIP Order.

63.       “DIP Facility” means the multi-draw senior secured non-amortizing superpriority priming debtor-in-possession facility provided pursuant to, and subject to the terms and conditions of, the DIP Documents.

64.       “DIP Lenders” means the lenders from time to time under the DIP Facility.

65.       “DIP Obligations” has the meaning specified in the Final DIP Order.

66.       “DIP Order” means, collectively, the Interim DIP Order and Final DIP Order (including any amendments thereto) entered by the Bankruptcy Court authorizing the Debtors to enter into the DIP Documents and access the DIP Facility.

67.       “DIP Roll-Up Equitization” means the conversion of a portion of the Roll-Up DIP Loans to DIP Roll-Up Equitization Interests and the distribution of DIP Roll-Up Equitization Interests to Holders of Roll-Up DIP Loans on a Pro Rata basis on the Effective Date.

68.       “DIP Roll-Up Equitization Interests” means the New Equity Interests issued to Holders of Allowed Roll-Up DIP Loan Superpriority Claims on the Effective Date in accordance with the DIP Roll-Up Equitization, which shall equal, in the aggregate, 100% of the New Equity Interests, subject to dilution only by the MIP Interests and the Class 5 Settlement Distribution.

69.       “Disallowed” means, with respect to a Claim, Interest, or any portion thereof, (a) the Claim has been disallowed, subordinated, or expunged, in whole or in part, by a Final Order or stipulation, or provision in this Plan or the Confirmation Order, disallowing a Claim, (b) the Claim has been withdrawn, in whole or in part, (c) the Claim is listed in the Schedules as zero or as Disputed, Contingent, or Unliquidated and in respect of which a Bar Date has been established but a Proof of Claim has not been timely Filed or deemed timely Filed pursuant to the Plan, the Bankruptcy Code, or any Final Order of the Bankruptcy Court, (d) has been agreed to be equal to “$0” or to be expunged pursuant to the Claims Objection and Settlement Procedures Order or otherwise or (e) is not listed on the Schedules and as to which a Bar Date has been established but no Proof of Claim has been timely Filed or deemed timely Filed pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely Filed under applicable law.

70.       “Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto, as may be amended, supplemented, or otherwise modified from time to time, which shall be in form and substance reasonably acceptable to the Debtors and the Required Consenting DIP Lenders.

71.       “Disclosure Statement Order” means [the Order Approving the (I) Adequacy of Information in the Disclosure Statement, (II) Solicitation and Voting Procedures, (III) Forms of Ballots, Notices and Notice Procedures in Connection Therewith, and (IV) Certain Dates with Respect Thereto [ECF No. [●]].

72.       “Disputed” means, with respect to a Claim, Interest, or any portion thereof, (a) any such Claim to the extent neither Allowed or Disallowed under the Plan or a Final Order nor deemed Allowed under section 502, 503, or 1111 of the Bankruptcy Code or (b) any such Claim to which an objection has been Filed.  To the extent that only a portion of a Claim is disputed, such Claim shall be deemed Allowed in the amount not disputed, if any, and Disputed as to the balance of such Claim.

73.       “Distributable Sale Proceeds” means, with respect to a sale or other disposition of Specified Assets, (1) in regard to the HFS Aircraft, whether sold pursuant to the HFS Aircraft Sale Agreement or otherwise, an amount pursuant to a formula which will be agreed to by the Debtors and the Required Consenting DIP Lenders prior to the Effective Date and (2) in regard to all other Specified Assets, the amount equal to the excess of (a) the sum of Cash and Cash equivalents received by the (Reorganized) Debtors in connection with such sale or disposition (including any Cash or Cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) minus, without duplication, (b) the sum of (i) the principal amount, premium, or penalty, if any, interest, and other amounts on any indebtedness that is secured by such Specified Assets and that is required to be repaid (and is actually repaid) in connection with such sale or other disposition, (ii) the fees and expenses (including reasonable and documented unpaid attorneys’ fees and investment banking fees (but excluding any such fees constituting Professional Fee Claims and included in the Professional Fee Reserve Amount), transfer taxes, and deed or mortgage recording taxes, in each case, paid or payable by the (Reorganized) Debtors), actually incurred by the (Reorganized) Debtors in connection with such sale or other disposition, (iii) Taxes paid, or reasonably estimated to be actually payable, by the (Reorganized) Debtors in connection therewith (including, for the avoidance of doubt, any income, withholding and other taxes payable by the (Reorganized) Debtors as a result of the distribution of such proceeds to or by the (Reorganized) Debtors), and (iv) any reserve for adjustment in respect of (x) the sale price of such asset or assets or purchase price adjustment established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the (Reorganized) Debtors after such sale or other disposition thereof, it being understood that “Distributable Sale Proceeds” shall include (1) any Cash or Cash equivalents received upon the disposition of any non-Cash consideration by the (Reorganized) Debtors in any such sale or disposition and (2) upon the reversal (without the satisfaction of any applicable liabilities in Cash in a corresponding amount) of any reserve described in clause 2(b)(iv) above or if such liabilities have not been satisfied in Cash and such reserve is not reversed within 365 days after such sale or disposition, the amount of such reserve.

74.       “Distribution Agent” means, as applicable, the Reorganized Debtors or any Entity designated or retained by the Reorganized Debtors with the consent of the Required Consenting DIP Lenders without the need for any further order of the Bankruptcy Court, to make or facilitate Plan Distributions; provided, that should the (Reorganized) Debtors designate or retain any Entity for purposes of facilitating Plan Distributions in the form of Cash, they shall promptly file a notice to such effect on the docket of the Chapter 11 Cases.

75.       “Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Reorganized Debtors, on or after the Effective Date, upon which the Distribution Agent shall make Plan Distributions to Holders of Allowed Claims entitled to receive Plan Distributions.

76.       “Distribution Record Date” means, other than with respect to Securities held through DTC, the record date for purposes of determining which Holders of Allowed Claims against or Allowed Interests in the Debtors are eligible to receive Plan Distributions, which date shall be the Confirmation Date or such other date and time designated by the (Reorganized) Debtors, in consultation with the Required Consenting DIP Lenders.  For the avoidance of doubt, the Distribution Record Date shall not apply to Securities held through DTC, which shall receive Plan Distributions, if any, in accordance with the applicable procedures of DTC.

77.       “DOT” means the United States Department of Transportation or any successor agency thereto.

78.       “DOT Warrants” means the warrants to be distributed in lieu of New Equity Interests on the terms set forth in the DOT Warrants Agreement.

79.       “DOT Warrants Agreement” means the warrant agreement or warrant certificate to be entered into by Reorganized Parent that shall govern the terms of the DOT Warrants.

80.       “DTC” means The Depository Trust Company.

81.       “DTW Hangar” means the Debtors’ aircraft hangar facility in Detroit, Michigan, and located at the Detroit Metropolitan Wayne County Airport (DTW).

82.       “Effective Date” means the date that is the first Business Day after the Confirmation Date on which (a) no stay of the Confirmation Order is in effect, (b) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A have been satisfied or waived in accordance with Article IX.B, and (c) the Debtors declare the Plan effective.  Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter and shall otherwise be deemed in compliance with the Plan and Confirmation Order.

83.       “Effective Date DIP Distribution” means the payment of $100 million of Encumbered Cash in the Specified Encumbered Accounts (as such terms are defined in the Final DIP Order) to Holders of Allowed New Money DIP Loan Superpriority Claims and/or Allowed Roll-Up DIP Loan Superpriority Claims on the Effective Date.

84.       “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

85.       “Estate” means, as to each Debtor, the bankruptcy estate created for the Debtor pursuant to section 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

86.       “Exculpated Party” means (a) each Debtor, (b) each Consenting DIP Lender, (c) each of the Prepetition Secured Notes Agents/Trustees, (d) [the Committee and all members thereof], and (e) with respect to each of the foregoing Entities in clauses (a) through (d), to the fullest extent permitted by law, such Entity’s Related Parties, solely with respect to work performed on behalf of the applicable Related Party in connection with the negotiation, execution, and implementation of any transactions approved by the Bankruptcy Court in the Chapter 11 Cases.

87.       “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption, assumption and assignment, or rejection under section 365 or 1123 of the Bankruptcy Code.

88.       “Existing Interests” means all Interests in Spirit Aviation Holdings, Inc. existing immediately prior to the Effective Date.

89.       “Exit Financing Documents” means, collectively, the Exit Secured Loans Documents, Exit RCF Documents, Reinstated RCF Credit Documents, and Class 4 Term Loan Facility Documents, as applicable.

90.       “Exit Financing Facilities” means, collectively, the Exit Secured Loans Facility, the Exit Revolving Credit Facility, the Reinstated Revolving Credit Facility, and the Class 4 Term Loan Facility, as applicable.

91.       “Exit RCF Documents” means all documentation effectuating the incurrence of the Exit Revolving Credit Facility.

92.       “Exit RCF Election Procedures” means the procedures governing the Exit Revolving Credit Facility Commitment Election, including any certifications, declarations, affidavits, questionnaires, election forms, subscription forms, or spreadsheets attached thereto, as approved by the Bankruptcy Court pursuant to the Disclosure Statement Order.

93.       “Exit RCF Loans” means revolving loans under the Exit Revolving Credit Facility that will be effectuated on the Effective Date in accordance with the Exit RCF Documents and the Plan.

94.       “Exit RCF Trigger” means either (a) Holders of 100% of the Claims in Class 4 elect to participate in the Exit Revolving Credit Facility pursuant to the Exit RCF Election Procedures; or (b) Holders of less than 100% of the Claims in Class 4 elect to participate in the Exit Revolving Credit Facility pursuant to the Exit RCF Election Procedures and the Debtors, with the consent of the Required Consenting DIP Lenders, not to be unreasonably withheld, elect to raise the Exit Revolving Credit Facility with those holders of Prepetition RCF Claims that elected to participate in the Exit Revolving Credit Facility. In each case, the Debtors will provide notice of the occurrence of the Exit RCF Trigger by filing the Exit RCF Trigger Notice in accordance with the Disclosure Statement Order.

95.       “Exit RCF Trigger Notice” means a notice Filed by the Debtors stating whether the Exit RCF Trigger has occurred and, if so, the approximate aggregate principal amount expected to be incurred under the Exit Revolving Credit Facility.

96.       “Exit Revolving Credit Facility” means a $275 million senior secured revolving credit facility to be entered into by one or more of the Reorganized Debtors, the material terms of which will be Filed with the Plan Supplement, in form and substance reasonably acceptable to the Debtors and the Required Consenting DIP Lenders.

97.       “Exit Revolving Credit Facility Commitment Election” means the option offered to each Holder of Prepetition RCF Claims to elect to participate in its Pro Rata share of the Exit RCF Loans.

98.       “Exit Secured Loans” means the senior secured loans to be issued by the Reorganized Debtors in accordance with the Exit Secured Loans Facility Term Sheet and the Exit Secured Loans Documents.

99.       “Exit Secured Loans Agent” means the entity or entities that serve as the administrative, collateral, and/or other agent under the Exit Secured Loans Credit Agreement.

100.       “Exit Secured Loans Credit Agreement” means the credit agreement (including all exhibits, schedules, amendments, supplements, and other modifications thereto) pursuant to which the Exit Secured Loans are issued, incurred, or otherwise established, and which provides for the terms, conditions, and security applicable to the Exit Secured Loans.

101.       “Exit Secured Loans Documents” means all documentation effectuating the incurrence of the Exit Secured Loans Facility.

102.       “Exit Secured Loans Facility” means the senior secured loans to be issued by the Reorganized Debtors on the terms set forth in the Exit Secured Loans Facility Term Sheet and the Exit Secured Loans Documents.

103.       “Exit Secured Loans Facility Term Sheet” means the term sheet setting forth the material terms of the Exit Secured Loans Facility attached to the Restructuring Support Agreement as Exhibit B.

104.       “Federal Judgment Rate” means the federal judgment rate in effect pursuant to 28 U.S.C. § 1961 as of the Petition Date, compounded annually.

105.       “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim, the Claims and Solicitation Agent.

106.       “Final DIP Order” means the Final Order (I) Authorizing the Debtors to Obtain Postpetition Financing; (II) Granting Senior Secured Liens and Superpriority Administrative Expense Claims; (III) Authorizing the Debtors to Utilize Cash in Encumbered Accounts; (IV) Granting Adequate Protection; (V) Modifying the Automatic Stay; and (VI) Granting Related Relief entered by the Bankruptcy Court on October 31, 2025 [ECF No. 384], as amended by the Agreed Order Amending Final Order (I) Authorizing the Debtors to Obtain Postpetition Financing; (II) Granting Senior Secured Liens and Superpriority Administrative Expense Claims; (III) Authorizing the Debtors to Utilize Cash in Encumbered Accounts; (IV) Granting Adequate Protection; (V) Modifying the Automatic Stay; and (VI) Granting Related Relief entered by the Bankruptcy Court on December 29, 2025 [ECF No. 643].

107.       “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or amended, and as to which the time to appeal, seek leave to appeal, or seek certiorari has expired and no appeal or petition for certiorari or motion for leave to appeal has been timely taken, or as to which any appeal that has been taken or any petition for certiorari or motion for leave to appeal that has been or may be filed, has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari or leave to appeal could be or was sought, or the new trial, reargument, petition for certiorari, leave to appeal, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided, that the possibility that a motion under rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not prevent such order from being a Final Order.

108.       “General Bar Date” has the meaning specified in the Bar Date Order.

109.       “General Unsecured Claim” means any Claim against any of the Debtors that is not one of the following Claims: (a) Administrative Claim (including a Professional Fee Claim, New Money DIP Loan Superpriority Claim, Roll-Up DIP Loan Superpriority Claim, or a Claim related to U.S. Trustee Fees); (b) Priority Tax Claim; (c) Prepetition Secured Notes and/or

Contingent Roll-Up Term Loan Claim; (d) Prepetition RCF Claim; (e) Other Secured Claim; (f) Other Priority Claim; (g) Section 510(b) Claim; or (h) Intercompany Claim.

110.       “Governance Term Sheet” means the governance term sheet to be Filed with the Plan Supplement.

111.       “Governmental Bar Date” has the meaning specified in the Bar Date Order.

112.       “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

113.       “Holder” means an Entity holding a Claim or Interest.

114.       “Headquarters” means the Debtors’ headquarters located at 1731 Radiant Drive, Dania Beach, FL 33004.

115.       “HFS Aircraft” means the aircraft to be sold pursuant to the HFS Aircraft Sale Order.

116.       “HFS Aircraft Sale Agreement” means the “Aircraft Sale Agreement” as defined in the HFS Aircraft Sale Order.

117.       “HFS Aircraft Sale Order” means the [Order (A) Authorizing the Sale of Certain Aircraft Free and Clear of all Liens, Claims and Encumbrances and Other Interests and (B) Granting Related Relief [ECF No. [●].]

118.       “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Unimpaired.

119.       “Indemnification Obligations” means each indemnification obligation of a Debtor in effect immediately prior to the occurrence of the Effective Date, whether pursuant to a Debtor’s bylaws, articles or certificate of incorporation, corporate charter, other formation, corporate, or organizational document, policy or practice of providing indemnification, board resolutions, management or indemnification agreements, employment contracts, other agreement or applicable law, or otherwise, to indemnify, defend, reimburse, or otherwise limit the liability of, or to advance fees and expenses to or on behalf of, any of the Debtors’ Related Parties.

120.       “Insurance Contracts” means all insurance policies (including the D&O Liability Insurance Policies) that have been issued (or provide coverage) at any time to any of the Debtors (or any of their predecessors) and all agreements, documents, or instruments relating thereto.

121.       “Insurance Coverage Rights” means any direct or derivative right, interest, claim, entitlement, or Cause of Action of any Debtor under any Insurance Contract, including the rights of any Debtor to proceeds, indemnification, reimbursement, contribution, benefits, or any other payment arising out of or under the Insurance Contracts.

122.       “Insurer” means any company, third-party administrator, or other Entity that issued or entered into an Insurance Contract (or provides insurance coverage) and any respective predecessors, successors, or Affiliates of any of the foregoing Entities in this Article I.A 122.

123.       “Intercompany Claim” means any Claim arising prior to the Petition Date against a Debtor and held by another Debtor, including any Claim arising pursuant to the Amended and Restated Loyalty Program Intercompany Note.

124.       “Intercompany Interest” means any Interest in Spirit Airlines, LLC, Spirit Finance Cayman 1 Ltd., Spirit Finance Cayman 2 Ltd., Spirit IP Cayman Ltd., or Spirit Loyalty Cayman Ltd.

125.       “Interest” means, collectively, any equity security (as defined in section 101(16) of the Bankruptcy Code) in a Debtor, including any issued or unissued share of common stock, preferred stock, or other instrument evidencing any other equity, ownership, or profits interests in a Debtor, whether or not transferable, including membership interests in limited liability companies and partnership interests in partnerships, and any option, warrant, right, or other security or agreement, contractual or otherwise, to acquire or subscribe for, or which are convertible into any shares (or any class thereof) of, any such interest in a Debtor that existed immediately prior to the Effective Date, and any award of stock options, restricted stock units, performance stock units, equity appreciation rights, restricted equity, stock appreciation rights, or phantom equity of the Debtors (whether or not arising under or in connection with any employment agreement, separation agreement, or employee incentive plan or program of the Debtors and whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or similar security, other than Intercompany Interests).

126.       “Interim Compensation Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Retained Professionals [ECF No. 387].

127.       “Interim DIP Order” means the (I) Interim Order (A) Authorizing the Debtors to Obtain Postpetition Financing; (B) Granting Senior Secured Liens and Superpriority Administrative Expense Claims; (C) Granting Adequate Protection; (D) Modifying the Automatic Stay; (E) Scheduling a Final Hearing on the Motion; and (F) Granting Related Relief; and (II) Third Interim Order (A) Authorizing the Debtors to Utilize Cash in Encumbered Accounts; (B) Granting Adequate Protection; (C) Modifying the Automatic Stay; (D) Scheduling a Final Hearing on the Motion; and (E) Granting Related Relief entered by the Bankruptcy Court on October 10, 2025 [ECF No. 250].

128.       “IRS” means the U.S. Internal Revenue Service.

129.       “Legal Holiday” has the meaning set forth in Bankruptcy Rule 9006(a).

130.       “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

131.       “Local Rules” means the Local Bankruptcy Rules for the Southern District of New York.

132.       “Management Incentive Plan” means a management incentive plan providing for the issuance from time to time, of awards with respect to the New Equity Interests and certain Cash-based awards to be adopted by the New Board promptly following the Effective Date, the terms and conditions of which, including any and all awards granted thereunder, shall be determined by the New Board.

133.       “MIP Interests” means 10% of the New Equity Interests, as of the Effective Date, reserved for issuance under the Management Incentive Plan (with actual allocations thereof in the discretion of the New Board, which, for the avoidance of doubt, may but is not obligated to allocate the full 10% at the outset).

134.       “New CBAs” means (i) the “New CBAs” as defined in the Motion of the Debtors for Entry of an Order Pursuant to 11 U.S.C. §§ 363(b) and 105(a) and Fed. R. Bankr. P. 9019(a) Authorizing Entry into Agreements Establishing New Labor Conditions with ALPA and AFA [ECF No. 585] and (ii) any additional agreements establishing new labor conditions under the Debtors’ collective bargaining agreements, in each case and as applicable, as approved by the New CBA Orders.

135.       “New CBA Orders” means (i) the Order Pursuant to 11 U.S.C. § 1113 Authorizing Debtors to Reject Collective Bargaining Agreement [ECF No. 642] and (ii) any other order of the Bankruptcy Court approving the applicable New CBAs.

136.       “New Board” means initial members of the board of directors of Reorganized Parent, as determined by the Required Consenting DIP Lenders and otherwise in accordance with the Governance Term Sheet.

137.       “New Equity Interests” means the equity interests in Spirit Aviation Holdings, Inc., as reorganized pursuant to and under the Plan, or any successor or assign thereto by merger, consolidation, reorganization, or otherwise, on and after the Effective Date, including the DOT Warrants or any other warrants, to the extent applicable.

138.       “New Money DIP Loans” means the “New Money Term Loans” as defined in, and issued under, the DIP Credit Agreement.

139.       “New Money DIP Loan Superpriority Claims” means any Claim on account of the New Money DIP Loans.

140.       “New Organizational Documents” means the organizational and governance documents for each of the Reorganized Debtors, including certificates of incorporation (including any certificate of designations), certificates of formation or certificates of limited partnership (or equivalent organizational documents), certificates of designation, bylaws, limited liability company agreements, shareholders’ agreements, limited partnership agreements (or equivalent governing documents), as applicable, in each case, consistent with the terms and conditions set forth in the Restructuring Support Agreement and the Governance Term Sheet.

141.       “Non-Section 1110 Collateral” means all collateral that secures the Prepetition RCF Claims under an applicable Prepetition RCF Security Agreement, other than Section 1110 Collateral.

142.       “Nonvoting Classes” means, Class 1, Class 2, Class 6, Class 7, Class 8, Class 9, and Class 10.

143.       “Ordinary Course Professionals Order” means the Order Authorizing the Retention and Compensation of Professionals Utilized in the Ordinary Course of Business [ECF No. 223].

144.       “Other Administrative Claims” means any Administrative Claims that are New Money DIP Loan Superpriority Claims, U.S. Trustee Fees, or Professional Fee Claims against a Debtor.

145.       “Other Priority Claims” means any Claim (other than an Administrative Claim or a Priority Tax Claim) entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

146.       “Other Secured Claims” means any Secured Claim that is not a New Money DIP Loan Superpriority Claim, a Roll-Up DIP Loan Superpriority Claim, a Prepetition RCF Claim, or a Prepetition Secured Notes and/or Contingent Roll-Up Term Loan Claim.

147.       “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

148.       “Petition Date” means August 29, 2025, the date on which the Debtors commenced the Chapter 11 Cases, and, where relevant, the time of the filing of the Debtors’ chapter 11 petitions on such date.

149.       “Plan Distribution” means a payment or distribution to Holders of Allowed Claims under the Plan.

150.       “Plan Documents” means the documents (other than the Plan) to be executed, delivered, assumed, and performed in conjunction with the Consummation of the Plan on, prior to, or after the Effective Date, including, without limitation, any documents Filed with the Plan Supplement, Exit Financing Documents, New Organizational Documents, and DOT Warrants Agreement, which shall be in form and substance reasonably acceptable to the Required Consenting DIP Lenders.

151.       “Plan Objection Deadline” has the meaning set forth in the Disclosure Statement Order.

152.       “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits (or substantially final forms thereof) to be Filed by the Debtors, in form and substance reasonably acceptable to the Debtors and the Required Consenting DIP Lenders, which may include, as and to the extent applicable, the following (or summaries of the material terms thereof): (a) a Schedule of Retained Causes of Action; (b) a Schedule of Rejected Contracts and Unexpired Leases; (c) material Exit Financing Documents; (d) New Organizational Documents; (e) the DOT Warrants Agreement; (f) the identity of the members of the New Board and any officers of the Reorganized Debtors; (g) the Governance Term Sheet; (h) the Restructuring Steps Memorandum; (i) the Schedule of Assumed Aircraft Leases; (j) the Schedule of Rejected

Aircraft Leases; (k) the Schedule of Deferred Agreements; and (l) any other documentation that is contemplated by the Plan.

153.       “Postpetition Aircraft Agreement” means a new or renegotiated agreement (including leases, subleases, security agreements, and mortgages and any amendments, modifications, or supplements of or to any lease, sublease, security agreement, or mortgage, and such leases, subleases, security agreements, or mortgages as so amended, modified, or supplemented, and any agreement settling or providing for any Claims or otherwise addressing any matters relating to any lease, sublease, security agreement, or mortgage or any amendment, modification, or supplement of or to any lease, sublease, security agreement, or mortgage) entered into after the Petition Date by the Debtors relating to Aircraft Equipment and either (i) listed on the Schedule of Postpetition Aircraft Agreements or (ii) entered into subsequent to the filing of such Schedule and identified by the Debtors as a Postpetition Aircraft Agreement in a Filing.

154.       “Postpetition Aircraft Obligation” means any obligation arising pursuant to a Postpetition Aircraft Agreement; provided, however, that an obligation under a Postpetition Aircraft Agreement only shall be deemed a Postpetition Aircraft Obligation to the extent specifically provided in such Postpetition Aircraft Agreement.

155.       “Prepetition Agents/Trustees” means, collectively, (a) the Prepetition Secured Notes Agents/Trustees, (b) Citibank, N.A., as administrative agent under the Prepetition Revolving Credit Facility, and (c) Wilmington Trust, National Association, as collateral agent under the Prepetition Revolving Credit Facility, in each case including any successors thereto.

156.       “Prepetition RCF Administrative Agent” means Citibank, N.A., as administrative agent under the Prepetition Revolving Credit Facility.

157.       “Prepetition RCF Claim” means a Claim on account of the Prepetition Revolving Credit Facility.

158.       “Prepetition RCF Documents” means the Prepetition Revolving Credit Facility, the “Loan Documents” (as defined in the Prepetition Revolving Credit Facility), and all related agreements, documents, and instruments delivered or executed in connection with the Prepetition Revolving Credit Facility.

159.       “Prepetition RCF Lenders” means the lenders from time to time party to the Prepetition Revolving Credit Facility.

160.       “Prepetition RCF Security Agreements” means those certain security agreements or mortgages referenced in the Prepetition Revolving Credit Facility and otherwise included in Prepetition RCF Documents.

161.       “Prepetition Revolving Credit Facility” means that certain Amended and Restated Credit and Guaranty Agreement, dated as of March 12, 2025 (as amended, amended and restated, supplemented, or otherwise modified from time to time), among Spirit Airlines, LLC (as successor-in-interest to Spirit Airlines, Inc.), as borrower, the guarantors from time to time party thereto, each lender from time to time party thereto, Citibank, N.A., as administrative agent, and Wilmington Trust, National Association, as collateral agent.

162.       “Prepetition Secured Noteholder” means a “Holder” as defined in the Prepetition Secured Notes Indenture.

163.       “Prepetition Secured Notes” means the PIK Toggle Senior Secured Notes due 2030 issued by Spirit IP Cayman Ltd. and Spirit Loyalty Cayman Ltd., as co-issuers, and guaranteed by Spirit Airlines, LLC, Spirit Aviation Holdings, Inc., Spirit Finance Cayman 1 Ltd. and Spirit Finance Cayman 2 Ltd.

164.       “Prepetition Secured Notes Agents/Trustees” means, collectively, (a) Wilmington Trust, National Association, as trustee and collateral custodian under the Prepetition Secured Notes Indenture, and (b) Wilmington Trust, National Association, as depositary, collateral agent and trustee under the Collateral Agency and Accounts Agreement, in each case including any successors thereto.

165.       “Prepetition Secured Notes and/or Contingent Roll-Up Claim” means any Claim on account of the Prepetition Secured Notes and/or the Contingent Roll-Up Term Loans.

166.       “Prepetition Secured Notes Documents” means the Collateral Agency and Accounts Agreement, the Prepetition Secured Notes Indenture and the other Senior Secured Debt Documents (as defined in the Collateral Agency and Accounts Agreement).

167.       “Prepetition Secured Notes Indenture” means that certain Indenture dated as of March 12, 2025 (as amended by that certain First Supplemental Indenture, dated as of March 12, 2025, and as further amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among Spirit IP Cayman Ltd. and Spirit Loyalty Cayman Ltd., as co-issuers, Spirit Airlines, LLC (as successor-in-interest to Spirit Airlines, Inc.), as parent guarantor, Spirit Aviation Holdings, Inc. as guaranteeing parent, the other guarantors from time to time party thereto, and Wilmington Trust, National Association, as trustee and collateral custodian, for the benefit of the holders of the Prepetition Secured Notes.

168.       “Prepetition Secured Notes Trustee” means Wilmington Trust, National Association, as trustee and collateral custodian for the benefit of the Prepetition Secured Noteholders under the Prepetition Secured Notes Indenture.

169.       “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

170.       “Pro Rata” means, as applicable, the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class, or the proportion that Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in such particular Class and other Classes entitled to share in the same recovery as such Allowed Claim under the Plan.

171.       “Professional” means an Entity (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with section 327, 328, 330, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date pursuant to (i) sections 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code or (ii) a Final Order authorizing such retention or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code (excluding those Entities entitled to compensation for services rendered after the Petition Date in the ordinary course of business pursuant to or in accordance with a Final Order granting such relief, including the Ordinary Course Professionals Order).

172.       “Professional Fee Claims” means, at any given moment, all Administrative Claims arising from all accrued fees and expenses (including success fees) for services rendered by all Professionals through and including the Effective Date under sections 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code to the extent such fees and expenses have not been paid pursuant to or in accordance with an order of the Bankruptcy Court and regardless of whether a fee application has been Filed for such fees and expenses.  To the extent that the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

173.       “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors in an amount equal to the Professional Fee Reserve Amount no later than the Effective Date.

174.       “Professional Fee Reserve Amount” has the meaning set forth in Article II.B.3(c).

175.       “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases in accordance with the Bar Date Order.

176.       “Qualified Institutional Buyer” means an entity that is a qualified institutional buyer as defined in Rule 144A of the Securities Act.

177.       “Reinstated” or “Reinstatement” means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim or Interest entitles the Holder of such Claim or Interest so as to leave such Claim or Interest Unimpaired or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of a Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default (i) curing any such default that occurred before, on, or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) of the Bankruptcy Code expressly does not require to be cured, (ii) reinstating the maturity (to the extent such maturity has not otherwise accrued by the passage of time) of such Claim or Interest as such maturity existed before such default, (iii) compensating the Holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law, (iv) if such Claim or Interest arises from a failure to perform a nonmonetary obligation other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, compensating the Holder of such Claim or Interest (other than the Debtors or an insider) for any actual pecuniary loss incurred by such Holder as a result of such failure, and (v) not otherwise altering the legal, equitable, or contractual rights to which such Claim or Interest entitles the Holder.

178.       “Reinstated RCF Credit Documents” means the documents evidencing the Reinstated Revolving Credit Facility, which documents shall be on the same terms as the

Prepetition Revolving Credit Facility, with only such modifications as are necessary to reflect the issuance of the Class 4 Term Loan Facility.

179.       “Reinstated Revolving Credit Facility” means the $200 million revolving credit facility to be issued by one or more of the Reorganized Debtors to the Prepetition RCF Lenders on account of the portion of the Prepetition Revolving Credit Facility that is secured by Section 1110 Collateral.

180.       “Rejection Claim” means a Claim under section 502(g) of the Bankruptcy Code.

181.       “Rejection Damages Bar Date” has the meaning specified in the Bar Date Order.

182.       “Related Parties” means, with respect to an Entity, each of, and in each case in its capacity as such, such Entity’s current and former Affiliates, and such Entity’s and such Affiliates’ current and former directors, board observers, managers, officers, committee members, members of any governing body, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds (including any beneficial holders for the account of whom such funds are managed), predecessors, participants, successors, assigns, subsidiaries, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, actuaries, consultants, representatives, and other professionals and advisors and any such person’s or Entity’s respective heirs, executors, estates, and nominees.

183.       “Released Party” means each of the following, and in each case, solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) each Consenting DIP Lender (in all capacities in which such Consenting DIP Lender signed the Restructuring Support Agreement); (d) each of the Prepetition Secured Notes Agents/Trustees; (e) the Distribution Agent; (f) the DIP Agent; (g) [the Committee and all members thereof]; (h) each Holder of a Claim that returns a Ballot that does not affirmatively elect to “opt out” of being a Releasing Party by checking the appropriate box on such Holder’s timely and properly submitted Ballot to indicate that such Holder elects to opt out of the Plan’s release provisions; and (i) with respect to each of the foregoing Entities in clauses (a) through (h), such Entity’s Related Parties; provided, however, that an Entity that (i) affirmatively elects to “opt out” of being a Releasing Party by timely objecting to Confirmation or by checking the appropriate box on such Holder’s timely and properly submitted Ballot, thereby indicating that such Holder elects to opt out of the Plan’s release provisions, or (ii) timely objects to the releases herein and such objection is not resolved before Confirmation shall not be considered a “Released Party” notwithstanding anything to the contrary herein.

184.       “Releasing Party” means each of the following, and in each case, solely in its capacity as such:  (a) the Debtors and their Estates; (b) the Reorganized Debtors; (c) each Consenting DIP Lender (in all capacities in which such Consenting DIP Lender signed the Restructuring Support Agreement), regardless of whether such Consenting DIP Lender returns a Ballot; (d) each of the Prepetition Secured Notes Agents/Trustees; (e) the DIP Agent; (f) each

Holder of a Claim that returns a Ballot that does not affirmatively elect to “opt out” of being a Releasing Party by checking the appropriate box on such Holder’s timely and properly submitted Ballot to indicate that such Holder elects to opt out of the Plan’s release provisions; and (g) with respect to each of the foregoing Entities in clauses (a) through (f), such Entities’ Related Parties; provided, that, for the avoidance of doubt, any opt-out election made by a Consenting DIP Lender (that has not terminated the Restructuring Support Agreement as to itself and remains a party thereto) in any capacity shall be void ab initio. For the avoidance of doubt, each Holder of a Claim or Interest in a Nonvoting Class shall not be a Releasing Party in its capacity as a Holder of such Claim or Interest.

185.       “Reorganized Debtors” means, collectively, the Debtors (including, for the avoidance of doubt, Reorganized Parent) and any successors thereto, whether by merger, consolidation, or otherwise (including, to the extent applicable, any new Entity that may be formed to, among other things, directly or indirectly acquire substantially all of the assets or equity of any of the Debtors pursuant to the Plan), in each case, on and after the Effective Date.

186.       “Reorganized Parent” means as determined by the Debtors with the express consent of the Required Consenting DIP Lenders, either (a) Spirit Aviation Holdings, Inc., as reorganized pursuant to and under the Plan, or any successor or assign thereto by merger, consolidation, reorganization, or otherwise, or (b) a new Entity that may be formed or caused to be formed to, among other things, directly or indirectly acquire substantially all of the assets or equity of the Debtors and issue the New Equity Interests to be distributed pursuant to the Plan, in each case, on and after the Effective Date.

187.       “Required Consenting DIP Lenders” has the meaning set forth in the Restructuring Support Agreement.

188.       “Required Roll-Up Lenders” has the meaning set forth in the DIP Credit Agreement.

189.       “Restructuring Steps Memorandum” means a document setting forth the material components of the Restructuring Transactions, as well as a description of the steps to effectuate such transactions, contemplated in accordance with the Plan.

190.       “Restructuring Support Agreement” means that certain Restructuring Support Agreement dated as of March 13, 2026, by and among the Debtors and the Consenting DIP Lenders, including all schedules and exhibits thereto, as it may be amended, supplemented, or otherwise modified from time to time in accordance with its terms.

191.       “Restructuring Transactions” has the meaning ascribed to it in the Restructuring Support Agreement.

192.       “Retained Causes of Action” means the Causes of Action listed on the Schedule of Retained Causes of Action.

193.       “Roll-Up DIP Lenders” means the holders of Roll-Up DIP Loans.

194.       “Roll-Up DIP Loan Cash Effective Date Repayment Amount” means (A) the sum of (x) the Effective Date DIP Distribution and (y) except to the extent already paid, the Distributable Sale Proceeds received by the Debtors as of the Effective Date minus (B) any amount paid to Holders of New Money DIP Loan Superpriority Claims pursuant to Article II.A.2 of the Plan.

195.       “Roll-Up DIP Loan Superpriority Claims” means any Claim on account of the Roll-Up DIP Loans.

196.       “Roll-Up DIP Loans” means the “Roll-Up Term Loans” as defined in, and issued under, the DIP Credit Agreement; provided that, for the avoidance of doubt, all references to Roll-Up DIP Loans herein shall not include any Contingent Roll-Up Term Loans.

197.       “Schedule of Assumed Aircraft Leases” means the schedule of Postpetition Aircraft Agreements and other Unexpired Leases for Aircraft Equipment to be assumed on the Effective Date, Filed by the Debtors with the Plan Supplement, as the same may be amended, supplemented, or otherwise modified from time to time, which shall include all Aircraft Rent Deferral Agreements.

198.       “Schedule of Deferred Agreements” means a schedule of Deferred Agreements, Filed by the Debtors with the Plan Supplement, as the same may be amended, supplemented, or otherwise modified from time to time.

199.       “Schedule of Rejected Aircraft Leases” means the schedule of Unexpired Leases for Aircraft Equipment to be rejected on the Effective Date, Filed by the Debtors with the Plan Supplement, as the same may be amended, supplemented, or otherwise modified from time to time.

200.       “Schedule of Rejected Contracts and Unexpired Leases” means a schedule of Executory Contracts or Unexpired Leases that the Debtors intend to reject pursuant hereto, Filed by the Debtors with the Plan Supplement, as the same may be amended, supplemented, or otherwise modified from time to time.

201.       “Schedule of Retained Causes of Action” means a schedule of certain Causes of Action, a copy of which will be Filed with the Plan Supplement, that are not released, exculpated, or waived pursuant to the Plan or otherwise, as the same may be amended, supplemented, or otherwise modified from time to time; provided, that the (Reorganized) Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Retained Causes of Action, regardless of whether such Retained Causes of Action are specifically enumerated in the Schedule of Retained Causes of Action.

202.       “Schedules” means the schedules of assets and liabilities, statements of financial affairs, lists of Holders of Claims and Interests and all amendments or supplements thereto Filed by the Debtors, as the same may be amended, supplemented, or otherwise modified from time to time.

203.       “SEC” means the United States Securities and Exchange Commission.

204.       “Section 510(b) Claim” means a Claim or Cause of Action against any of the Debtors (a) arising from rescission of a purchase or sale of shares, notes, or any other Securities of any of the Debtors or an Affiliate of any of the Debtors, (b) for damages arising from the purchase or sale of any such Security, (c) for violations of the Securities laws, misrepresentations, or any similar Claims related to the foregoing or otherwise subject to subordination under section 510(b) of the Bankruptcy Code, (d) for reimbursement, contribution, or indemnification allowed under section 502 of the Bankruptcy Code on account of any such Claim, including Claims based upon allegations that the Debtors made false and misleading statements or engaged in other deceptive acts in connection with the offer or sale of Securities, or (e) for attorneys’ fees, other charges, or costs incurred on account of any of the foregoing Claims or Causes of Action.

205.       “Section 1110 Collateral” means equipment, as defined in Section 1110(a)(3) of the Bankruptcy Code, that secures the Prepetition RCF Claims under an applicable Prepetition RCF Security Agreement.

206.       “Secured” means, with respect to a Claim, any Claim or portion thereof that is (a) secured by a Lien on property in which any of the Debtors has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Final Order of the Bankruptcy Court, or that is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or (b) Allowed pursuant to the Plan, or separate Final Order of the Bankruptcy Court, as a secured claim.

207.       “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, together with the rules and regulations promulgated thereunder, as amended from time to time, or any similar federal, state, or local law.

208.       “Securities Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a–78nn, as now in effect and hereafter amended, or any similar federal, state, or local law.

209.       “Security” has the meaning set forth in section 2(a)(1) of the Securities Act.

210.       “Solicitation” means the solicitation of votes with respect to this Plan.

211.       “Solicitation Materials” means the Disclosure Statement, ballots, documents, forms, and all other materials provided in connection with the Solicitation of the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code, which shall be consistent with the Restructuring Support Agreement.

212.       “Specified Assets” means the HFS Aircraft, the DTW Hangar, and the Headquarters.

213.       “Taxes” means all present or future taxes, duties, levies, imposts, deductions, assessments, withholdings (including backup withholdings) imposed by any governmental authorities, and all liabilities (including additions to tax, penalties and interest) applicable thereto.

214.       “Tax Code” means the Internal Revenue Code of 1986, as amended from time to time.

215.       “Treasury Regulations” means the regulations promulgated under the Tax Code.

216.       “U.S. Trustee” means the office of the United States Trustee for the Southern District of New York.

217.       “U.S. Trustee Fees” means fees arising under 28 U.S.C. § 1930(a)(6) and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717, or as otherwise agreed by the U.S. Trustee.

218.       “Unclaimed Distribution” means (a) any Plan Distribution returned to the Reorganized Debtors or a Distribution Agent as undeliverable and remains unclaimed for 90 days thereafter, (b) any check issued on account of an Allowed Claim that is not negotiated within 120 calendar days from and after the date of issuance thereof, or (c) any Plan Distribution that remains unclaimed within 180 days of the later of the applicable Claim becoming an Allowed Claim and the Effective Date for any reason, including a Holder failing to return or otherwise provide the Reorganized Debtors or a Distribution Agent, as applicable, with forms or information necessary or requested to effectuate a Plan Distribution (e.g., tax identification information, properly completed distribution forms (to the extent required)).

219.       “Unexpired Lease” means a nonresidential lease to which one or more of the Debtors is a party that is subject to assumption, assumption and assignment, or rejection under section 365 or 1123 of the Bankruptcy Code.

220.       “Unimpaired” means, with respect to a Class of Claims or Interests, a Class consisting of Claims or Interests that are not impaired within the meaning of section 1124 of the Bankruptcy Code.

221.       “Unliquidated” means, when used in reference to a Claim, any Claim, the amount of liability for which has not been fixed, whether pursuant to an agreement, applicable law, or otherwise, as of the date on which such Claim is sought to be estimated.

222.       “Utilities Order” has the meaning set forth in Article VIII.N.

223.       “Voting Classes” means Class 3, Class 4, and Class 5.

224.       “Voting Deadline” means the date to be established by the Disclosure Statement Order by which the Claims and Solicitation Agent must actually receive an otherwise valid vote on this Plan in order for such vote to count as a vote to accept or reject this Plan.

225.       “Voting Instructions” means the instructions for voting on the Plan to be set forth in the Disclosure Statement Order and on the Ballots.

226.       “Voting Record Date” has the meaning to be set forth in the Disclosure Statement Order.

B.       Rules of Interpretation

The following rules for interpretation and construction shall apply to the Plan:  (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether Filed, to be Filed, or otherwise, shall mean such document, schedule, or exhibit as it may have been or thereafter may be amended, modified, or supplemented; provided, that any capitalized terms herein that are defined with reference to another document or other source, are defined with reference to such other source as of the date hereof, without giving effect to any termination of such other document or amendments to such capitalized terms in any such other source following the date hereof; (4) unless otherwise specified, all references herein to “Articles” or “Sections” are references to articles or sections, respectively, hereof or hereto; (5) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion hereof; (6) captions and headings to Articles, Sections, schedules, and exhibits are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (7) unless otherwise specified, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (8) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning ascribed to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (9) references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (10) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like, as applicable; (11) references to “shareholders,” “directors,” and “officers” shall also include “members” and “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws or applicable foreign law; (12) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and are deemed to be followed by the words “without limitation”; (13) unless otherwise stated, all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time; (14) any references herein to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter; (15) any reference herein to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (16) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form; (17) “(Reorganized) Debtors” are deemed to be written as “the Debtors or the Reorganized Debtors, as applicable”; and (18) unless otherwise specified, any section or exhibit references to an existing document, schedule, or exhibit are deemed to reference the equivalent provisions in any amendment thereto, whether or not such references herein are updated.

Any immaterial effectuating provisions may be interpreted by the (Reorganized) Debtors in such a manner that is consistent with the overall purpose and intent of the Plan and without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity;

provided, that no effectuating provision shall be immaterial or deemed immaterial if it has any substantive legal or economic effect on any Entity.

C.       Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.  Unless otherwise specified, all references herein to times of day shall be references to prevailing Eastern Time.  In the event that any payment or act hereunder is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

D.       Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and the Bankruptcy Rules), or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection herewith (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters, without giving effect to conflict of laws principles; provided, however, that corporate governance matters relating to the (Reorganized) Debtors not incorporated in New York shall be governed by the laws of the state or other jurisdiction of incorporation of the applicable (Reorganized) Debtor.

E.       Reference to Monetary Figures

All monetary figures referenced herein are denominated in U.S. dollars, unless otherwise expressly provided.

F.       Nonconsolidated Plan

For purposes of administrative convenience and efficiency, the Plan has been Filed as a joint plan for each of the Debtors and presents together Classes of Claims against and Interests in the Debtors.  The Plan does not provide for the substantive consolidation of any of the Debtors.

G.       Consent Rights

Notwithstanding anything to the contrary herein, the Confirmation Order, or the Disclosure Statement, all consent, consultation, and approval rights set forth in the Restructuring Support Agreement and Plan Documents are incorporated herein by reference (including to the applicable definitions in Article I.A) and are fully enforceable as if stated in full herein.  In case of a conflict with respect to consent, consultation, or approval rights between the Restructuring Support Agreement or a Plan Document, on the one hand, and the Plan, on the other hand, the former shall control and govern.

ARTICLE II.
NEW MONEY DIP LOAN SUPERPRIORITY CLAIMS; ADMINISTRATIVE CLAIMS;
PRIORITY CLAIMS; AND U.S. Trustee FEES

All Claims and Interests (except Administrative Claims, Professional Fee Claims, New Money DIP Loan Superpriority Claims, Priority Tax Claims, and U.S. Trustee Fees) are placed in the Classes set forth in Article III.  In accordance with section 1123(a)(1) of the Bankruptcy Code, New Money DIP Loan Superpriority Claims, Administrative Claims, Professional Fee Claims, Priority Tax Claims, and U.S. Trustee Fees have not been classified, and the Holders thereof are not entitled to vote on the Plan.

Provided that Required Roll-Up Lenders vote to accept the Plan, the Roll-Up DIP Loan Superpriority Claims shall be subject to Article III.A.3 and the treatment proposed for Class 3 shall constitute “Agreed Roll-Up Treatment” under and as defined in the Final DIP Order.

A.       New Money DIP Loan Superpriority Claims

1.       Allowance of New Money DIP Loan Superpriority Claims

In accordance with the DIP Order, all New Money DIP Loan Superpriority Claims are Allowed Claims for all purposes under the Plan.

2.       Treatment of New Money DIP Loan Superpriority Claims

Except to the extent already paid, on the Effective Date, each Holder of an Allowed New Money DIP Loan Superpriority Claim shall receive, in full and final satisfaction, compromise, settlement, discharge, and release of its Allowed New Money DIP Loan Superpriority Claim, payment in full in Cash in accordance with the terms of the applicable DIP Documents from the following sources: (i) the Distributable Sale Proceeds and/or (ii) the Effective Date DIP Distribution.

In addition, on the Effective Date, outstanding fees and expenses incurred by the DIP Agent, the DIP Lenders, or their respective advisors in accordance with the DIP Order shall be paid in Cash in full.

B.       Administrative Claims

1.       Administrative Claims Bar Date

The Holder of an Administrative Claim, other than a Holder of an Other Administrative Claim, a Holder of a Roll-Up DIP Loan Superpriority Claim, or a Holder of an Administrative Claim that has been Allowed on or before the Effective Date must File and serve on the Debtors, the Claims and Solicitation Agent, and the U.S. Trustee, proof of such Administrative Claim by the Administrative Claims Bar Date.  Such Proof of Claim must include, at a minimum: (i) the name of the applicable Debtor that is purported to be liable for the Administrative Claim and, if the Administrative Claim is asserted against more than one Debtor, the exact amount asserted to be owed by each such Debtor; (ii) the name of the Holder of the Administrative Claim; (iii) the asserted amount of the Administrative Claim; (iv) the basis of the Administrative Claim; and (v)

supporting documentation for the Administrative Claim.  FAILURE TO FILE AND SERVE SUCH PROOF OF ADMINISTRATIVE CLAIM TIMELY AND PROPERLY SHALL RESULT IN SUCH CLAIM BEING FOREVER BARRED, DISALLOWED, AND DISCHARGED.  IF FOR ANY REASON ANY SUCH ADMINISTRATIVE CLAIM IS INCAPABLE OF BEING FOREVER BARRED, DISALLOWED, AND DISCHARGED, THEN THE HOLDER OF SUCH CLAIM SHALL IN NO EVENT HAVE RECOURSE TO ANY PROPERTY TO BE DISTRIBUTED PURSUANT TO THIS PLAN.  A notice setting forth the Administrative Claims Bar Date will be (i) Filed and served with the notice of the Effective Date and (ii) posted on the Debtors’ Case Information Website.  No other notice of the Administrative Claims Bar Date need or will be provided.

The (Reorganized) Debtors shall have exclusive authority to settle Administrative Claims in accordance with the Claims Objection and Settlement Procedures Order without further Bankruptcy Court approval.  The (Reorganized) Debtors and the Claims and Solicitation Agent are authorized to update the Claims Register to reflect the foregoing without the need to File an application, motion, complaint, objection, or any other legal proceeding seeking to adjust such Claim and without any further notice to or action, order, or approval of the Bankruptcy Court or the Holder of such Claim, as applicable.

Notwithstanding the foregoing, requests for payment of Administrative Claims need not be Filed for Administrative Claims that (a) previously have been Allowed by Final Order of the Bankruptcy Court (including the Final DIP Order) or pursuant to this Article II, (b) the (Reorganized) Debtors have otherwise agreed in writing (email being sufficient) do not require such a Filing, (c) relate to post-petition ordinary course operations and are set forth in the (Reorganized) Debtors’ books and records, or (d) arise pursuant to 28 U.S.C. § 1930.

2.       General Administrative Claims

Except with respect to Other Administrative Claims or Roll-Up DIP Loan Superpriority Claims and except to the extent that (a) an Administrative Claim has already been paid during the Chapter 11 Cases or (b) a Holder of an Allowed Administrative Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, discharge, and release of each Allowed Administrative Claim, each Holder of an Allowed Administrative Claim shall receive an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following:  (i) if an Administrative Claim is allowed on or prior to the Effective Date, on the Effective Date or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (ii) if such Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (iii) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction or course of business giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; (iv) at such time and upon such terms as may be agreed upon by such Holder and the (Reorganized) Debtors; or (v) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

For the avoidance of doubt, the failure by a Holder of an Allowed Administrative Claim to properly object to this Article II.B.2 before the Plan Objection Deadline shall be deemed to be such Holder’s consent, pursuant to section 1129(a)(9) of the Bankruptcy Code, to be paid in accordance with the Plan following the Effective Date.

3.       Professional Fee Claims

Except to the extent that an Allowed Professional Fee Claim has already been paid during the Chapter 11 Cases or except to the extent that a Holder of an Allowed Professional Fee Claim agrees to a less favorable treatment with the (Reorganized) Debtors, each Holder of a Professional Fee Claim shall be paid in full in Cash pursuant to the provisions of this Article II.B.3.

a.	Final Fee Applications

All applications for payment of Professional Fee Claims shall be Filed within 45 days of the Effective Date or as soon as reasonably practicable thereafter.  Distributions on account of Allowed Professional Fee Claims shall be made as soon as reasonably practicable after such applications are approved by the Bankruptcy Court.

b.	Post-Confirmation Date Fees and Expenses

Except as otherwise specifically provided for herein, on the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code or the Ordinary Course Professionals Order in seeking retention or compensation for services rendered after such date shall terminate, and the (Reorganized) Debtors may employ and pay all professionals without any further notice to, action by, or order or approval of the Bankruptcy Court or any other party; provided, however, that each Professional shall provide to the (Reorganized) Debtors and counsel to the Consenting DIP Lenders, during the period from the Confirmation Date to the Effective Date (and with respect to the Committee, from and after the Confirmation Date, including after the Effective Date subject to Article XII.C), its fee and expense statements or invoices, in summary form, which shall not be required to contain time entries but shall include the number of hours billed by the applicable Professional (except for financial advisors compensated on other than an hourly basis) and a reasonably detailed summary statement of services provided and the expenses incurred (which summary may be redacted or modified to the extent necessary to delete any information subject to the attorney-client or other privilege, any information constituting attorney work product, or any other confidential or otherwise sensitive information, and the provision of such invoices shall not constitute any waiver of the attorney-client privilege or of any benefits of the attorney work product doctrine).

The (Reorganized) Debtors shall pay in Cash all such fees and expenses of any Professional, within ten days of presentment of such statements or invoices to the (Reorganized) Debtors and counsel to the Consenting DIP Lenders, if no written objections to the reasonableness of the fees and expenses charged in any such statement or invoice (or portion thereof) is made by the (Reorganized) Debtors or the Consenting DIP Lenders.  Any objection raised by the (Reorganized) Debtors or the Consenting DIP Lenders, as applicable, with respect to such fee and expense statements or invoices shall specify in writing the amount of the contested fees and expenses and the detailed basis for such objection.  To the extent an objection only contests a portion of an invoice, the undisputed portion thereof shall be promptly paid.  If any such objection to payment of an invoice (or any portion thereof) is not otherwise resolved between the (Reorganized) Debtors and/or the Consenting DIP Lenders, as applicable, on the one hand, and the issuer of the invoice, on the other hand, either party may submit such dispute to the Bankruptcy Court for a determination as to the reasonableness of the relevant disputed fees and expenses set forth in the invoice.

c.	Professional Fee Reserve Amount

All Professionals shall (i) estimate their accrued and unpaid Professional Fee Claims (whether billed or unbilled) prior to and as of the Effective Date and (ii) estimate their expected fees and expenses for professional services to be rendered or costs to be incurred following the Effective Date (the aggregate amount of such estimated fees and expenses, the “Professional Fee Reserve Amount”); provided, that such estimates shall not be considered an admission or limitation with respect to the fees and expenses incurred or to be incurred by the Professionals.  Each Professional shall deliver its respective estimates for its portion of the Professional Fee Reserve Amount to the Debtors no later than five Business Days prior to the anticipated Effective Date.  If a Professional does not provide its estimate, then the Debtors may estimate in good faith the unbilled fees and expenses for such Professional and shall fund such amount into the Professional Fee Escrow Account.

On the Effective Date, in consultation with the Required Consenting DIP Lenders, the Debtors shall fund the Professional Fee Escrow Account with Cash in an amount equal to the Professional Fee Reserve Amount.

Fees owing to the applicable Holder of a Professional Fee Claim shall be paid in Cash to such Holder from funds held in the Professional Fee Escrow Account when such Claims are Allowed by an order of the Bankruptcy Court or authorized to be paid pursuant to the Interim Compensation Order; provided, that obligations with respect to Professional Fee Claims shall not be limited by nor deemed limited to the balance of funds held in the Professional Fee Escrow Account.  To the extent that funds held in the Professional Fee Escrow Account are insufficient to satisfy the amount of accrued Professional Fee Claims, the Reorganized Debtors shall pay any such outstanding Professional Fee Claims in accordance with Article V.B.

The Professional Fee Escrow Account shall be maintained in trust solely for the benefit of the Professionals.  Such funds shall not be considered property of the (Reorganized) Debtors or their Estates, but shall revert to the Reorganized Debtors, without any further order or action of the Bankruptcy Court, only after all Allowed Professional Fee Claims have been paid in full.  No Liens, Claims, or interests shall encumber the Professional Fee Escrow Account in any way.

4.       Treatment of Priority Tax Claims

Except to the extent that (a) a Priority Tax Claim has already been paid during the Chapter 11 Cases or (b) a Holder of an Allowed Priority Tax Claim and the Debtors agree to a less favorable treatment, in full and final satisfaction, settlement, discharge, and release of each Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim will receive, at the option of the applicable (Reorganized) Debtor and the Required Consenting DIP Lenders, in full satisfaction of its Allowed Priority Tax Claim that is due and payable on or before the Effective Date, either (i) Cash equal to the amount of such Allowed Priority Tax Claim on the Effective Date or (ii) treatment otherwise in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.  To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in accordance with the terms of any agreement between the (Reorganized) Debtors and the Holder of such Claim, as may be due and payable under applicable non-bankruptcy law, or in the ordinary course of business.  The Reorganized Debtors shall have the right to pay any Allowed Priority Tax Claim or any remaining balance of an Allowed Priority Tax Claim (together with accrued but unpaid interest) in full at any time on or after the Effective Date without premium or penalty.

C.       U.S. Trustee Fees

On the Effective Date or as soon thereafter as reasonably practicable, the Reorganized Debtors shall pay all U.S. Trustee Fees that are due and owing on the Effective Date. Following the Effective Date, the Reorganized Debtors shall pay the U.S. Trustee Fees for each open Chapter 11 Case for each quarter (including any fraction thereof) until the first to occur of the Chapter 11 Cases being converted, dismissed, or closed.

ARTICLE III.
CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

The Plan groups the Debtors together solely for the purposes of describing treatment hereunder, Confirmation hereof, and making Plan Distributions in accordance herewith in respect of Claims against and Interests in the Debtors under the Plan.  Notwithstanding such groupings, the Plan constitutes a separate chapter 11 plan for each Debtor.  The Plan is not premised upon, and shall not cause, the substantive consolidation of any of the Debtors.  Except for the Claims addressed in Article II, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code.  A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class.  A Claim or an Interest also is classified in a particular Class for the purpose of receiving Plan Distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.  The votes of each Class shall be tabulated in accordance with the procedures contained in the Disclosure Statement Order.  Such classification shall not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal entities, or cause the transfer of any assets.  Except as otherwise provided by or permitted hereunder, all Debtors shall continue to exist as separate legal entities.

The categories of Claims and Interests listed in the table below classify Claims and Interests for all purposes, including voting, confirmation, and Plan Distributions pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.3  The treatment

[3]	The claims contained in this Article III do not represent claims actually asserted by Holders in Proofs of Claim or otherwise. Any controversies regarding the classification of any Claim herein shall be governed by the procedures set forth in the Disclosure Statement Order. If the Bankruptcy Court finds that the classification of any Claim is improper, then such Claim shall be reclassified and the Ballot previously cast by the Holder of such Claim shall be counted in, and the Claim shall receive the treatment prescribed in, the Class in which the Bankruptcy Court determines such Claim should have been classified, without the necessity of resoliciting any votes on the Plan.

provided in this chart is for informational purposes only and is qualified in its entirety by this Plan, including this Article III and the disclaimers included herein.  The Class numbers assigned below are for purposes of identifying each separate Class.

Class	Claims or Interests	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Deemed to accept
2	Other Priority Claims	Unimpaired	Deemed to accept
3	Roll-Up DIP Loan Superpriority Claims	Impaired	Entitled to vote
4	Prepetition RCF Claims	Impaired	Entitled to vote
5	Prepetition Secured Notes and/or Contingent Roll-Up Term Loan Claims	Impaired	Entitled to vote
6	General Unsecured Claims	Impaired	Presumed to Reject
7	Section 510(b) Claims	Impaired	Presumed to Reject
8	Intercompany Claims	Unimpaired or Impaired	Deemed to accept or presumed to reject
9	Intercompany Interests	Unimpaired or Impaired	Deemed to accept or presumed to reject
10	Existing Interests	Impaired	Presumed to reject

A.       Classification and Treatment of Claims and Interests

Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date, or as soon as reasonably practicable thereafter, in full and final satisfaction, compromise, settlement, discharge, and release of such Holder’s Allowed Claim or Allowed Interest (except to the extent (1) an Allowed Claim has been paid or otherwise satisfied or (2) a Holder has agreed to receive less favorable treatment than it would otherwise be entitled to), as specified below:

1.       Class 1 — Other Secured Claims

a.	Classification: Class 1 consists of all Other Secured Claims.

b.	Treatment: Each Holder of an Allowed Other Secured Claim shall receive, at the option of the (Reorganized) Debtor(s) (with the consent of the Required Consenting DIP Lenders), either of the following:

i.	payment in full in Cash, payable on the later of (A) the Effective Date and (B) the date that is 30 Business Days after the date on which such Other Secured Claim becomes an Allowed Other

Secured Claim, in each case, or as soon as reasonably practicable thereafter; or

ii.	Reinstatement or such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

c.	Voting: Class 1 is Unimpaired by the Plan. Each Holder of an Allowed Other Secured Claim in Class 1 is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, is not entitled to vote to accept or reject the Plan.

2.       Class 2 — Other Priority Claims

a.	Classification: Class 2 consists of all Other Priority Claims.

b.	Treatment: Each Holder of an Allowed Other Priority Claim shall receive, at the option of the (Reorganized) Debtor(s) (with the consent of the Required Consenting DIP Lenders), any of the following:

i.	payment in full in Cash;

ii.	Reinstatement or such other treatment rendering its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code; or

iii.	other treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code.

The failure to object to Confirmation by a Holder of an Allowed Other Priority Claim shall be deemed to be such Holder’s consent to receive treatment for such Claim that is different from that set forth in section 1129(a)(9) of the Bankruptcy Code.

c.	Voting: Class 2 is Unimpaired by the Plan. Each Holder of an Allowed Other Priority Claim in Class 2 is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, is not entitled to vote to accept or reject the Plan.

3.       Class 3 — Roll-Up DIP Loan Superpriority Claims

a.	Classification: Class 3 consists of all Roll-Up DIP Loan Superpriority Claims.

b.	Allowance: The Roll-Up DIP Loan Superpriority Claims shall constitute Allowed superpriority administrative expense claims against each of the Debtors in the aggregate principal amount of approximately $625,000,000 plus all applicable fees, costs, expenses, and other amounts due under the terms of the DIP Facility on account of the Roll-Up DIP Loans.

c.	Treatment: Each Holder of an Allowed Roll-Up DIP Loan Superpriority Claim shall receive its Pro Rata share of (a) the Exit Secured Loans Facility, (b) the DIP Roll-Up Equitization Interests, (c) the Roll-Up DIP Loan Cash Effective Date Repayment Amount, and (d) except to the extent already paid, Distributable Sale Proceeds received by the Reorganized Debtors after the Effective Date.[4]

d.	Voting: Class 3 is Impaired by the Plan. Each Holder of an Allowed Roll-Up DIP Loan Superpriority Claim in Class 3 is entitled to vote to accept or reject the Plan.

4.       Class 4 — Prepetition RCF Claims

a.	Classification: Class 4 consists of all Prepetition RCF Claims.

b.	Allowance: The Prepetition RCF Claims shall be deemed Allowed as Secured Claims against Debtor Spirit Airlines, LLC and Spirit Aviation Holdings, Inc. in the aggregate principal amount of no less than $275,000,000, plus (i) accrued and unpaid interest up to and including the Effective Date and (ii) fees, costs, expenses, and other amounts arising and payable under and in accordance with the Prepetition RCF Documents.

c.	Treatment: Each Holder of an Allowed Prepetition RCF Claim shall receive (with the consent of the Required Consenting DIP Lenders, not to be unreasonably withheld), as applicable:

i.	if (A) any such Holder votes to accept the Plan and elects to participate in its Pro Rata share of the Exit Revolving Credit Facility and (B) the Exit RCF Trigger occurs, then (1) such Holder’s Allowed Prepetition RCF Claims shall be deemed repaid and refinanced in full by such Holder’s extension and receipt of Exit RCF Loans with a principal amount equal to the amount of such Holder’s Allowed Prepetition RCF Claims and (2) such Holder shall assume a commitment with respect to the Exit Revolving Credit Facility equal to its commitment under the Prepetition Revolving Credit Facility immediately prior to the Petition Date; or

[4]	The Debtors and the Required Consenting DIP Lenders shall jointly determine and mutually agree upon the structure, form and documentation to effect this clause (d), which, unless otherwise agreed by the Debtors and the Required Consenting DIP Lenders, shall (among other things), include providing a perfected security interest acceptable to the Required Consenting DIP Lenders for the benefit of the Holders of Allowed Roll-Up DIP Loan Superpriority Claims (including with respect to the interests of the Holders of Allowed Roll-Up DIP Loan Superpriority Claims in any HFS Aircraft not sold pursuant to the HFS Aircraft Sale Agreement, or the proceeds of any such HFS Aircraft). The Debtors, with the consent of the Required Consenting DIP Lenders, may take all actions as may be deemed necessary or appropriate to effectuate the distribution of Distributable Sale Proceeds from the Specified Assets on, before, or after the Effective Date (including, for the avoidance of doubt, in a tax efficient manner).

ii.	if any such Holder votes to reject the Plan and elects not to participate in its Pro Rata share of the Exit Revolving Credit Facility, then each such Holder of an Allowed Prepetition RCF Claim shall receive its Pro Rata share of (x) the Reinstated Revolving Credit Facility under the Reinstated RCF Credit Documents and (y) the Class 4 Term Loan Facility under the Class 4 Term Loan Facility Documents; or

iii.	if the Exit RCF Trigger does not occur, then each Holder of an Allowed Prepetition RCF Claim shall receive its Pro Rata share of (x) the Reinstated Revolving Credit Facility under the Reinstated RCF Credit Documents and (y) the Class 4 Term Loan Facility under the Class 4 Term Loan Facility Documents; or

iv.	such other treatment as permitted or required by the Bankruptcy Code.

Notwithstanding anything to the contrary herein, if Class 4 votes in favor of the Plan, each Holder of Allowed Prepetition RCF Claims that submits a Ballot and does not “opt out” of being a Releasing Party shall be a Released Party; otherwise, any such Holder shall not be a Released Party.

d.	Voting: Class 4 is Impaired by the Plan. Each Holder of a Prepetition RCF Claim in Class 4 is entitled to vote to accept or reject the Plan.

5.       Class 5 — Prepetition Secured Notes and/or Contingent Roll-Up Term Loan Claims

a.	Classification: Class 5 consists of all Prepetition Secured Notes and/or Contingent Roll-Up Term Loan Claims.

b.	Allowance: The Prepetition Secured Notes and/or Contingent Roll-Up Term Loan Claims shall be deemed Allowed against all of the Debtors (i) with respect to Prepetition Secured Notes Claims, in the aggregate principal amount outstanding under the Prepetition Secured Notes Indenture of approximately $33,677,546.00 and (ii) with respect to the Contingent Roll-Up Term Loan Claims, in the aggregate principal amount outstanding under the DIP Credit Agreement of approximately $204,001,164.94, plus, in each case (i) and (ii), and as applicable, any and all other obligations related thereto or arising therefrom, including accrued and unpaid interest, costs, fees, expenses, and indemnities as of the Petition Date.

c.	Treatment: Each Holder of a Prepetition Secured Notes and/or Contingent Roll-Up Term Loan Claim shall receive its Pro Rata share of the Class 5 Settlement Distribution.

d.	Voting: Class 5 is Impaired by the Plan. Each Holder of a Prepetition Secured Notes and/or Contingent Roll-Up Term Loan Claim in Class 5 is entitled to vote to accept or reject the Plan.

6.       Class 6 — General Unsecured Claims

a.	Classification: Class 6 consists of all General Unsecured Claims.

b.	Treatment: All General Unsecured Claims shall be cancelled, released, extinguished, and otherwise eliminated, and Holders of General Unsecured Claims shall not receive any Plan Distributions or retain any interest in property on account of such General Unsecured Claims. Notwithstanding anything to the contrary herein, no Holder of a Class 6 General Unsecured Claim (in its capacity as such) shall be a Releasing Party.

c.	Voting: Class 6 is Impaired by the Plan. Each Holder of a General Unsecured Claim in Class 6 is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, is not entitled to vote to accept or reject the Plan.

7.       Class 7 — Section 510(b) Claims

a.	Classification: Class 7 consists of all Section 510(b) Claims.

b.	Treatment: All Section 510(b) Claims shall be cancelled, released, extinguished, and otherwise eliminated, and Holders of Section 510(b) Claims shall not receive any Plan Distributions or retain any interest in property on account of such Section 510(b) Claims. Notwithstanding anything to the contrary herein, no Holder of a Class 7 Section 510(b) Claim (in its capacity as such) shall be a Releasing Party, Released Party, or Exculpated Party.

c.	Voting: Class 7 is Impaired by the Plan. Each Holder of a Section 510(b) Claim is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, is not entitled to vote to accept or reject the Plan.

8.       Class 8 — Intercompany Claims

a.	Classification: Class 8 consists of all Intercompany Claims.

b.	Treatment: All Allowed Intercompany Claims shall either be, in the discretion of the (Reorganized) Debtors (with the consent of the Required Consenting DIP Lenders), (i) cancelled, released, extinguished, and otherwise eliminated and Holders of such Intercompany Claims shall not receive any Plan Distributions or retain any interest in property on account of such Intercompany Claims or (ii) Reinstated (including, as amended).

c.	Voting: Class 8 is either (i) Unimpaired, in which case the Holders of Allowed Intercompany Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or (ii) Impaired and receiving no Plan Distributions (and retaining no interest in property), in which case the Holders of such Intercompany Claims are presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, no Holder of an Intercompany Claim is entitled to vote to accept or reject the Plan.

9.       Class 9 — Intercompany Interests

a.	Classification: Class 9 consists of all Intercompany Interests.

b.	Treatment: All Allowed Intercompany Interests shall either be, in the discretion of the (Reorganized) Debtors, (i) cancelled, released, extinguished, and otherwise eliminated and Holders of such Intercompany Interests shall not receive any Plan Distributions or retain any interest in property on account of such Intercompany Interests or (ii) Reinstated.

c.	Voting: Class 9 is either (i) Impaired and receiving no Plan Distributions (and retaining no interest in property), in which case the Holders of such Intercompany Interests are presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code, or (ii) Unimpaired, in which case the Holders of Allowed Intercompany Interests are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, no Holder of an Intercompany Interest is entitled to vote to accept or reject the Plan.

10.       Class 10 — Existing Interests

a.	Classification: Class 10 consists of all Existing Interests.

b.	Treatment: All Existing Interests shall be cancelled, released, extinguished, or otherwise eliminated and Holders of such Existing Interests shall not receive any Plan Distributions or retain any interest in property on account of such Existing Interests. Notwithstanding anything to the contrary herein, no Holder of a Class 10 Existing Interest (in its capacity as such) shall be a Releasing Party, Released Party, or Exculpated Party.

c.	Voting: Class 10 is Impaired by the Plan. Each Holder of an Existing Interest is conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, no Holder of Existing Interests is entitled to vote to accept or reject the Plan.

B.       Special Provision Governing Unimpaired Claims

Except as otherwise provided herein, nothing under the Plan shall affect the Debtors’ rights regarding any Unimpaired Claims or Interests, including all rights regarding legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims or Interests.

C.       Voting Classes; Presumed Acceptance or Rejection by Nonvoting Classes

1.       Voting Classes Under the Plan

Under the Plan, Classes 3, 4, and 5 are Impaired, and each Holder of a Claim as of the Voting Record Date in such Classes shall be solicited to vote to accept or reject the Plan.

2.       Acceptance of the Plan by Impaired Classes of Claims

Pursuant to section 1126(c) of the Bankruptcy Code, and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted the Plan if the Holders of (x) at least two-thirds in dollar amount and (y) more than one-half in number of the Allowed Claims in such Class that actually voted on the Plan have voted to accept the Plan; provided, that, as set forth in the Disclosure Statement Order, and solely with respect to Roll-Up DIP Loan Superpriority Claims in Class 3, clause (x) shall be satisfied solely to the extent Holders of more than two-thirds of the aggregate principal amount of Roll-Up DIP Loans outstanding at such time have accepted the Plan, and clause (y) shall be satisfied solely to the extent a majority in number of Roll-Up DIP Lenders holding Roll-Up DIP Loans outstanding at such time have accepted the Plan, with all Affiliates and Approved Funds (each as defined in the DIP Credit Agreement) of any Roll-Up DIP Lender collectively constituting a single Roll-Up DIP Lender for purposes of this clause (y).

Provided that Required Roll-Up Lenders vote to accept the Plan, the treatment proposed in Class 3 shall constitute “Agreed Roll-Up Treatment” under and as defined in the Final DIP Order.

3.       Presumed Acceptance of the Plan

Under the Plan, (a) Classes 1 and 2 are Unimpaired, (b) the Holders of Claims in such Classes are conclusively presumed to have accepted the Plan, and (c) such Holders are not entitled to vote to accept or reject the Plan and the votes of such Holders shall not be solicited.

4.       Presumed Rejection of the Plan

Under the Plan, (a) Classes 6, 7 and 10 are Impaired, (b) the Holders of Claims or Interests in such Classes are deemed to have rejected the Plan and shall receive no Plan Distributions on account of their Claims or Interests, and (c) such Holders are not entitled to vote to accept or reject the Plan and the votes of such Holders shall not be solicited.

5.       Presumed Acceptance or Rejection of the Plan

Under the Plan, Classes 8 and 9 are each either (a) Unimpaired, in which case the Holders of such Claims or Interests are conclusively deemed to have accepted the Plan pursuant to section

1126(f) of the Bankruptcy Code, or (b) Impaired and receiving no Plan Distributions (and retaining no interest in property), in which case the Holders of such Claims or Interests are presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  In either (a) or (b), as applicable, such Holders are not entitled to vote to accept or reject the Plan and the votes of such Holders shall not be solicited.

6.       Presumed Acceptance by Voting Classes with No Votes

If a Class contains Claims eligible to vote on the Plan, and no Holder of Claims eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be presumed accepted by such Class.

D.       Elimination of Vacant Classes

Any Class of Claims or Interests that does not contain a Holder of an Allowed Claim or Allowed Interest, or a Claim or Interest temporarily Allowed by the Bankruptcy Court in an amount greater than zero as of the Voting Deadline may be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.       Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class thereof, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

ARTICLE IV.
IMPLEMENTATION OF THE PLAN

A.       Continued Existence and Vesting of Assets

1.       Reorganized Debtors

Unless otherwise provided in the Restructuring Steps Memorandum, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized, and pursuant to the New Organizational Documents, for the purposes of satisfying their obligations under the Plan and the continuation of their businesses.

Except as otherwise provided herein (including in the Restructuring Steps Memorandum), on and after the Effective Date, all property of the Estates, wherever located, including all claims, rights, and Causes of Action, shall vest in each respective Reorganized Debtor free and clear of all Claims, Liens, charges, and other encumbrances and interests.  On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property, wherever located, and prosecute, compromise, or settle any Claims (including any Administrative Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court, and free and clear of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, other than restrictions expressly imposed by this Plan, and the Confirmation Order.  Such claims and Causes of Action include any of the Debtors’ rights to indemnification from third parties and the Debtors’ rights in respect of any Insurance Contracts.

2.       Transfer of Books and Records; Privilege

On or prior to the Effective Date, all documents, books, and records of the Debtors shall be transferred and assigned to the Reorganized Debtors, and such transfer or assignment shall not result in the destruction or waiver of any attorney-client privilege, work-product protection, joint defense or common interest privilege, or other privilege or protection of immunity (a) held by any or all of the Debtors or their Estates, (b) held by the board of directors (or similar body) or any subcommittee of the board of directors (or similar body) of any of the Debtors, or (c) attaching to any document, communication, or thing (regardless of media); each such privilege shall be transferred to and vest exclusively in the Reorganized Debtors.

For the avoidance of doubt, any communications prior to the Effective Date between the Debtors, the Prepetition Agents/Trustees (including their predecessors), the Consenting DIP Lenders, and their respective Related Parties shall be protected by common interest privilege.

B.       Transactions Related to the Plan

On, before, or after the Effective Date, the (Reorganized) Debtors, with the consent of the Required Consenting DIP Lenders, may take all actions as may be deemed necessary or appropriate to effectuate the Plan or any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the following:  (1) the execution, filing, and delivery, as applicable, of any appropriate agreements, instruments, or other documents of borrowing, financing, merger, amalgamation, consolidation, restructuring, conversion, disposition, sale, transfer, formation, incorporation, partnership, organization, operation, governance, equity issuance, dissolution, or liquidation containing terms that are consistent with the terms of the Plan, and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree, including the documents comprising the Plan Supplement; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan; (3) the cancelation, extinguishment or transfer of any of the Debtors’ interests in the equity of any non-Debtor Affiliates, if any; (4) the implementation of appropriate structures for the issuance of the New Equity Interests (including potentially alternative forms of New Equity Interests) pursuant to the Plan in order to comply with any applicable DOT rules and regulations (including to address any applicable limitations on the amount of equity or voting stock in Reorganized Parent that may be owned by non-U.S. Citizens (as defined by the DOT rules and regulations)) and other applicable law; and (5) all other actions that the (Reorganized) Debtors or the Required Consenting DIP Lenders deem to be necessary or appropriate to implement the Plan and the transactions contemplated hereby (including, for the avoidance of doubt, in a tax efficient manner), including making filings or recordings that may be required by applicable law or retaining the corporate existence and structure of the Debtors and non-Debtor Affiliates.

C.       New Equity Interests

1.       Issuance of New Equity Interests

On the Effective Date or as soon as reasonably practicable thereafter, the New Equity Interests shall be issued by the Reorganized Parent pursuant to the Plan, and the New Equity Interests shall be distributed by the Distribution Agent to the Entities entitled to receive the New Equity Interests pursuant to, and in accordance with, the terms of the Plan, the Restructuring Support Agreement, and the New Organizational Documents.

All such New Equity Interests, and all New Equity Interests issuable in accordance with this Plan shall, upon issuance, be duly authorized, validly issued, fully paid, and nonassessable.  The issuance of such New Equity Interests is authorized without the need for any further corporate or other similar action and without any further action by any Holder of an Allowed Claim or Interest.

The DOT Warrants shall be issuable pursuant to the terms of the DOT Warrants Agreement. The New Equity Interests issuable upon exercise of the DOT Warrants will be subject to limitations as determined by the Debtors in their reasonable discretion, in consultation with the Required Consenting DIP Lenders, to ensure compliance with applicable regulatory requirements, including but not limited to, any applicable DOT rules and regulations (including to address any applicable limitations on the amount of equity or voting stock in Reorganized Parent that may be owned by non-U.S. Citizens (as defined by the DOT rules and regulations)) and other applicable law.

In connection with the foregoing, the (Reorganized) Debtors shall undertake and execute all necessary actions in order to comply with the terms and conditions of the Plan, Restructuring Support Agreement, and New Organizational Documents.  Any Entity’s receipt of New Equity Interests shall be deemed as its acceptance and agreement to be bound by the New Organizational Documents, as the same may be amended or modified from time to time following the Effective Date in accordance with their terms.

2.       Securities Exchange Act

To the extent practicable, as determined in good faith by the (Reorganized) Debtors (in consultation with the Required Consenting DIP Lenders), the (Reorganized) Debtors shall: (a) emerge from these Chapter 11 Cases as non-publicly reporting companies on the Effective Date and not be subject to SEC reporting requirements under Sections 12 or 15 of the Securities Exchange Act, or otherwise, except as may be required by applicable law; (b) not be required to list the New Equity Interests on a stock exchange; and (c) timely file or otherwise provide all required filings and documentation to allow for the termination and/or suspension of registration with respect to SEC reporting requirements under the Securities Exchange Act prior to the Effective Date.

3.       Exemption from Registration

The New Equity Interests are “securities,” as defined in section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and applicable state securities laws.

After the Petition Date, the Debtors will rely on section 1145(a) of the Bankruptcy Code to exempt from registration under the Securities Act and Blue-Sky Laws the offer, issuance, and distribution, if applicable, of New Equity Interests under the Plan.

Section 1145(a)(1) of the Bankruptcy Code exempts the issuance, offer, sale, and distribution of Securities under a plan of reorganization from registration under section 5 of the Securities Act and state or local Securities laws if the following three principal requirements are satisfied:  (a) the Securities must be offered and sold under a plan of reorganization and must be Securities of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under the plan; (b) the recipients of the Securities must hold prepetition or administrative expense claims against the debtor or interests in the debtor; and (c) the Securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor, or principally in exchange for such claim or interest and partly for cash or property.  See 11 U.S.C. § 1145(a)(1).

The offer, issuance, and distribution of the New Equity Interests (including the DIP Roll-Up Equitization Interests and the DOT Warrants) satisfy the requirements of section 1145 of the Bankruptcy Code and, therefore, such offering, issuance, and distribution are exempt from registration under the Securities Act and any state or local law requiring registration.  To the extent any “offer or sale” of New Equity Interests may be deemed to have occurred, such offer or sale is made under the Plan and in exchange for Claims against one or more of the Debtors, or principally in exchange for such Claims and partly for cash or property, within the meaning of section 1145(a)(1) of the Bankruptcy Code.  The availability of the exemptions under section 1145 of the Bankruptcy Code or any other applicable securities laws shall not be a condition to occurrence of the Effective Date of the Plan.

To the degree that section 1145 of the Bankruptcy Code is not available for the offer, issuance, and distribution of the New Equity Interests, Section 4(a)(2) of the Securities Act provides that the issuance of securities by an issuer in transactions not involving a public offering are exempt from registration under the Securities Act.   Regulation D is a non-exclusive safe harbor from registration promulgated by the SEC under the Securities Act.  Regulation S provides that the offering or issuance of securities to persons that, at the time of the issuance, were outside of the United States and were not “U.S. persons” (and were not purchasing for the account or benefit of a “U.S. person”) within the meaning of Regulation S is exempt from registration under Section 5 of the Securities Act.

Subject to any limitations in the New Organizational Documents, the New Equity Interests (including the DIP Roll-Up Equitization Interests issued and distributed under the Plan in reliance on section 1145(a)(1) of the Bankruptcy Code) may be freely transferred by recipients following the initial issuance under the Plan without registration unless, as more fully described below, the holder is an “underwriter” with respect to such securities.

Generally, an “underwriter” (for purposes of section 1145 of the Bankruptcy Code) is any person who:

(A)	purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such a claim or interest;

(B)	offers to sell securities offered or sold under the plan for the holders of such securities;

(C)	offers to buy securities offered or sold under the plan from the holders of such securities, if such offer to buy is—

(i)	with a view to distribution of such securities; and

(ii)	under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or

(D)	is an issuer, as defined in section 2(a)(11) of the Securities Act, with respect to such securities.

11 U.S.C. § 1145(b)(1).  Under section 2(a)(11) of the Securities Act, an “issuer” includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control of the issuer.  “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

To the extent that any Entities who receive New Equity Interests pursuant to the Plan are deemed to be “underwriters” as defined in section 1145(b) of the Bankruptcy Code, resales of such New Equity Interests by such Entities would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law.  However, resales of such New Equity Interests satisfying the applicable requirements of Rule 144 under the Securities Act with respect to “control securities” (or another available exemption under the Securities Act) may be permitted.  Rule 144 permits the public resale of Securities received by such persons if current information regarding the issuer is publicly available and if volume limitations and certain other conditions are met.

Whether or not any particular person may be deemed to be an “underwriter” with respect to the New Equity Interests or any other Security issued pursuant to the Plan depends upon various facts and circumstances applicable to that Entity.  Accordingly, the Debtors express no view as to whether any particular Entity receiving New Equity Interests or other Securities hereunder may be an “underwriter” with respect to such New Equity Interests or other Securities.

Any transfer agent, or other similarly situated agent (including the warrant agent for the DOT Warrants, if any), trustee, or other non-governmental Entity shall accept and rely upon the Plan and Confirmation Order in lieu of a legal opinion for purposes of determining whether the initial offer and sale of the New Equity Interests were exempt from registration under section 1145(a) of the Bankruptcy Code, and whether the New Equity Interests were, under the Plan, validly issued, fully paid, and non-assessable.

The Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order to any Entity (including DTC or any transfer agent for the New Equity Interests, or any warrant agent for the DOT Warrants) with respect to the treatment of the New

Equity Interests to be issued under the Plan under applicable securities laws.  DTC, any transfer agent for the New Equity Interests, or any warrant agent for the DOT Warrants, shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Equity Interests to be issued under the Plan are exempt from registration or eligible for DTC book-entry delivery, settlement, and depository services, and whether the New Equity Interests are, under the Plan, validly issued, fully paid, and non-assessable.  Notwithstanding anything to the contrary in the Plan, no Entity (including DTC, any transfer agent for the New Equity Interests, or any warrant agent for the DOT Warrants) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Equity Interests to be issued under the Plan are exempt from registration, and whether the New Equity Interests were, under the Plan, validly issued, fully paid, and non-assessable.

D.       Exit Financing

1.       Entry into Exit Financing Documents

On the Effective Date, the Reorganized Debtors shall be authorized to enter into the Exit Financing Documents (including, for the avoidance of doubt, all documentation allowing for the issuance of (i) the Exit Secured Loans Facility, (ii) the Exit Revolving Credit Facility, (iii) the Reinstated Revolving Credit Facility, and (iv) the Class 4 Term Loan Facility, as applicable) without the need for any further corporate or other similar action.  The material Exit Secured Loans Documents shall have terms reasonably acceptable to the Debtors, the Required Consenting DIP Lenders, and the agent under the Exit Secured Loans Facility.  The material Exit RCF Documents, material Reinstated RCF Credit Documents, and material Class 4 Term Loan Facility Documents shall have terms reasonably acceptable to the Debtors and be in form and substance reasonably acceptable to the Required Consenting DIP Lenders.

The entry of the Confirmation Order shall be deemed approval of the Exit Financing Documents (including the transactions contemplated thereby, and all actions taken, to be taken, undertakings to be made, and obligations to be incurred by the (Reorganized) Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein and the grant of all guarantees, Liens, and other security interests contemplated thereby) and authorization for the (Reorganized) Debtors to enter into and execute the Exit Financing Documents and such other documents as the agents and lenders thereunder may reasonably require, subject to such modifications as the (Reorganized) Debtors and the Required Consenting DIP Lenders may deem to be reasonably necessary to consummate the Exit Financing Facilities.  The Reorganized Debtors may use the Exit Financing Facilities for any purpose permitted thereunder.

With respect to each Exit Financing Facility, on the effective date of such Exit Financing Facility, (a) the (Reorganized) Debtors are authorized to execute and deliver the applicable Exit Financing Documents and perform their obligations thereunder, including the payment or reimbursement of any fees, expenses, losses, damages, or indemnities, (b) the applicable Exit Financing Documents shall constitute the legal, valid, binding, and fully enforceable obligations of the Reorganized Debtors that are parties thereto, notwithstanding any otherwise applicable law, and shall be enforceable in accordance with their terms, and (c) any obligations, payment, transfer, grant, attachment, or perfection of any security interest or Lien under the applicable Exit Financing Documents shall be effective, valid, binding, non-voidable, and non-avoidable as of the Effective Date, and shall not be stayed, restrained, voided, voidable, set aside, impaired, or recoverable under the Bankruptcy Code or any applicable law, nor subject to any defense, reduction, recoupment, subordination (including equitable subordination), avoidance, recharacterization, disallowance, disgorgement, setoff, or counterclaim or otherwise.  Execution of the Exit Secured Loans Credit Agreement by the Exit Secured Loans Agent shall be deemed to bind all Holders of Roll-Up DIP Loan Superpriority Claims as if each such Holder had executed the Exit Secured Loans Credit Agreement with appropriate authorization. The Reorganized Debtors and the other persons granting or granted any Liens and security interests to secure the obligations under the applicable Exit Financing Documents are authorized to make all filings and recordings, and to obtain all governmental approvals and consents deemed necessary or desirable to further evidence perfection of such Liens or security interests under the provisions of any applicable federal, state, provincial, or other law (whether domestic or foreign) (it being understood that all such Liens and security interests shall be deemed validly granted, attached, and perfected automatically and immediately upon the occurrence of the Effective Date, without the necessity of any further action, filings, recordings, approvals, or consents and notwithstanding any noncompliance with applicable requirements of law, subject to the satisfaction in full or waiver of all DIP Obligations in accordance with the terms of the DIP Documents, and any such filings, recordings, approvals, and consents shall not be required), and the Reorganized Debtors and the other persons granting any such Liens and security interests will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties, it being understood that the validity, enforceability, priority, and perfection of such Liens and security interests shall not be effected by the absence of such filings.

E.       Boards of Directors/Managers

The number of directors or managers that initially, on the Effective Date, shall be members of the Reorganized Debtors’ boards of directors or managers (or similar governing entities) shall be determined by the Required Consenting DIP Lenders and set forth in the New Organizational Documents or otherwise set forth in the Plan Supplement, and shall be consistent with the terms set forth in the Governance Term Sheet.  Pursuant to section 1129(a)(5) of the Bankruptcy Code, to the extent known, the Debtors shall disclose, in the Plan Supplement, the identity and affiliations of the Persons proposed to serve on the Reorganized Debtors’ boards of directors or managers (or similar governing entities).  Commencing on the Effective Date, each of the Reorganized Debtors’ directors or managers shall serve pursuant to the terms of applicable law and the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance therewith.

Unless reappointed pursuant to the preceding paragraph, the members of the boards of directors or managers (or similar governing entities) of the Debtors prior to the Effective Date shall have no continuing obligations to the Company in their capacities as such on and after the Effective Date, and each such member shall be deemed to have resigned or shall otherwise cease to be a director or manager of the applicable Debtor on the Effective Date.

F.       New Organizational Documents; No Further Action

On the Effective Date, the New Organizational Documents of each of the Reorganized Debtors shall be deemed executed and authorized in all respects (including by the holders of New Equity Interests).

Notwithstanding any requirement under non-bankruptcy law, except as set forth herein, upon the Effective Date, (1) all actions contemplated by the Plan (including the New Organizational Documents, the Exit Financing Documents, the DOT Warrants Agreement, and any other document contemplated by the Plan Supplement) and (2) all matters provided for hereunder involving the (Reorganized) Debtors’ corporate structure, or corporate action to be taken by or required of the (Reorganized) Debtors, shall be deemed authorized and approved in all respects and shall be deemed to have occurred (unless contemplated hereunder to occur after the Effective Date) and be effective as provided herein, without the need for further approval, act, action (including corporate, board, shareholder, manager, or similar action), consent, or authorizations under any applicable law, order, rule, or regulation with respect thereto.

On the Effective Date, the Reorganized Debtors may—and, to the extent required under this Plan or applicable non-bankruptcy law, shall—file the New Organizational Documents with the applicable Secretary of State or other applicable authorities in its respective state or country of incorporation or organization.  After the Effective Date, the Reorganized Debtors may amend and restate the New Organizational Documents in accordance with their terms, the Plan, and applicable law.

Pursuant to, and only to the extent required by, section 1123(a)(6) of the Bankruptcy Code, except as required by applicable law, the New Organizational Documents shall include a provision prohibiting the issuance of nonvoting equity securities.

G.       Cancellation of Instruments, Certificates, and Other Documents

On the Effective Date, except as otherwise provided in the Plan or the Confirmation Order, (1) the DIP Facility, the Prepetition Secured Notes Documents, the Prepetition RCF Documents, and any Interest, Certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of, or ownership interest in, the Debtors giving rise to any Claim or Interest, including, for the avoidance of doubt, any and all shareholder or similar agreements related to Interests and the DIP Documents, the Prepetition Secured Notes Documents, and the Prepetition RCF Documents shall terminate, be cancelled, discharged, and deemed surrendered, as applicable, without the need for further action or approval of the Bankruptcy Court or any other person or entity; none of the Reorganized Debtors shall have any continuing obligations thereunder, and each of the DIP Agent and the Prepetition Agents/Trustees and each of their respective agents, successors, and assigns shall each be automatically and fully released and discharged of and from all duties and obligations thereunder, and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, certificate or articles of incorporation, or similar documents governing the shares, Certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors shall be released; provided, that notwithstanding such termination, cancellation, discharge, Confirmation, Consummation, or anything to the contrary contained in the Plan, any such agreement that governs the rights of the Holder of an Allowed Claim (including the DIP Documents, Prepetition Secured Notes Documents, and Prepetition RCF Documents) shall continue in effect solely for purposes of:  (1) enabling (A) such Holder to receive Plan Distributions on account of such Allowed Claim, as provided herein and (B) the DIP Agent and the Prepetition Agents/Trustees to exercise their respective charging liens for the payment of fees and expenses and for indemnification as provided in the applicable indenture or other debt documentation; (2) preserving all rights (including rights of enforcement), remedies, exculpations, indemnities (including with respect to any indemnification or contribution from the respective Holders of Allowed Claims under the DIP Documents, Prepetition Secured Notes Documents, or Prepetition RCF Documents,), powers, and protections of the DIP Agent and the Prepetition Agents/Trustees against any Entity, pursuant to and subject to the terms of the DIP Documents, the Prepetition Secured Notes Documents, and Prepetition RCF Documents, as applicable; (3) permitting the DIP Agent and the Prepetition Agents/Trustees to enforce the respective obligations owed to them or their respective Holders of Claims under the Plan or the Confirmation Order, in accordance with the DIP Documents, Prepetition Secured Notes Documents, and Prepetition RCF Documents, as applicable; and (4) permitting the DIP Agent and the Prepetition Agents/Trustees to perform any functions that are necessary to effectuate the foregoing, including appearing in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court; provided, further, that the preceding proviso shall not affect the resolution of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any expense or liability to the (Reorganized) Debtors, as applicable, except to the extent set forth in or provided for under the Plan or the Confirmation Order.  For the avoidance of doubt, (i) to the extent any Prepetition Secured Notes Document is, upon Consummation, and as amended or amended and restated, either (a) an Exit Secured Loans Document or (b) otherwise agreed by the Debtors and the Required Consenting DIP Lenders to remain in full force and effect on the Effective Date (a “Continuing Prepetition Secured Notes Document”), or (ii) to the extent any Prepetition RCF Document is, upon Consummation and as amended, an Exit RCF Document, a Reinstated RCF Credit Document, or a Class 4 Term Loan Facility Document (a “Continuing Prepetition RCF Document”), this Article IV.G shall not apply with respect to such Prepetition Secured Notes Document or Prepetition RCF Document, respectively.

H.       Subordination

The allowance, classification, and treatment of all Claims and Interests under the Plan takes into consideration any and all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise.  On the Effective Date, any and all subordination rights or obligations that a Holder of a Claim or Interest may have with respect to any Plan Distributions shall be terminated, and all actions related to the enforcement of such subordination rights shall be enjoined permanently.  Accordingly, Plan Distributions to Holders of Allowed Claims shall not be subject to turnover or payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment, or other legal process by a beneficiary of such terminated subordination rights; provided, that any such subordination rights shall be preserved in the event the Confirmation Order is vacated, the Effective Date does not occur in accordance with the terms hereunder, or the Plan is revoked or withdrawn.

I.       Structural Simplification

At any time after the Confirmation Date, with the consent of the Required Consenting DIP Lenders, the (Reorganized) Debtors may take any action reasonably designed to simplify the corporate structure of the (Reorganized) Debtors without the need for (1) a further order of the Bankruptcy Court, (2) any other or further actions to be taken by or on behalf of the (Reorganized) Debtors, or (3) any payments to be made in connection therewith.  Such action may include causing any (Reorganized) Debtor to merge with and into any other (Reorganized) Debtor or causing any (Reorganized) Debtor to liquidate or dissolve.  Each of the (Reorganized) Debtors may execute and file documents, and take all other actions as each deems appropriate, relating to the allowance of and to effect the prompt corporate restructuring of the (Reorganized) Debtors as provided herein without the payment of any fee, tax, or charge and without the need for the filing of reports or certificates.

Moreover, on and after the first day following the date of any such action, the applicable (Reorganized) Debtor(s) (1) shall be deemed to have withdrawn business operations from any jurisdiction in which they were previously conducting, or are registered or licensed to conduct, their business operations, and shall not be required to file any document, pay any sum, or take any other action in order to effectuate such withdrawal and (2) shall not be liable in any manner to any taxing or other authority for franchise, business, license, or similar taxes accruing on or after such the date of any such action.

J.       Management Incentive Plan

Promptly after the Effective Date, the New Board shall adopt the Management Incentive Plan, which will provide for the grants of equity and equity-based awards, including the MIP Interests and certain Cash-based incentive awards to employees, directors, consultants, and other service providers of the Reorganized Debtor(s), as determined at the discretion of the New Board.  The terms and conditions, including with respect to participants, allocation, timing, and the form and structure of the equity or equity-based awards shall be determined at the discretion of the New Board after the Effective Date.

K.       DTC Eligibility

The Debtors and the Reorganized Debtors, as applicable, shall use commercially reasonable efforts to promptly make the New Equity Interests, other than any New Equity Interests required to bear a “restricted” legend under applicable securities laws (which shall be deposited in DTC to the extent permitted by DTC, otherwise in book entry form), eligible for deposit with DTC.

L.       Closing the Chapter 11 Cases

Upon the occurrence of the Effective Date, the Reorganized Debtors may submit separate orders to the Bankruptcy Court under certification of counsel closing certain individual Chapter 11 Cases and changing the caption of the Chapter 11 Cases accordingly. The Debtors shall be permitted further to close all of the Chapter 11 Cases as determined by the Reorganized Debtors, and all contested matters relating to each of the Debtors, including objections to Claims, shall be administered and heard in such Chapter 11 Case that remains open.

ARTICLE V.
PROVISIONS GOVERNING DISTRIBUTIONS

A.       Timing and Calculation of Amounts to Be Distributed

Subject to any reserves or holdbacks established pursuant to the Plan, on the applicable Distribution Date or as soon as practicable thereafter, Holders of Allowed Claims shall receive the full amount of Plan Distributions provided for Allowed Claims in the applicable Classes as of such date.  Because of the size and complexities of the Chapter 11 Cases, the Debtors at the present time cannot accurately predict the timing of the Distribution Dates.  In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

If and to the extent there are Disputed Claims, Plan Distributions on account of any such Disputed Claims (which shall only be made if and when they become Allowed Claims) shall be made pursuant to the provisions set forth in the Plan with respect to the treatment of Allowed Claims on or as soon as reasonably practicable after the next Distribution Date that is at least 20 calendar days after each such Claim is Allowed; provided, that Plan Distributions on account of Professional Fee Claims shall be made as soon as reasonably practicable after such Claims are Allowed by the Bankruptcy Court or as provided in any other applicable order of the Bankruptcy Court.

For all purposes associated with Plan Distributions, all guarantees by any Debtor of the obligations of any other Debtor, as well as any joint and several liability of any Debtor with respect to any other Debtor, shall be deemed eliminated so that any obligation that could otherwise be asserted against more than one Debtor shall result in a single Plan Distribution.  For the avoidance of doubt, Claims held by a single Entity at different Debtors that are not based on guarantees or joint and several liability shall be entitled to the applicable distribution for such Claim at each applicable Debtor.  Any such Claims shall be released and discharged pursuant to Article VIII and shall be subject to all potential objections, defenses, and counterclaims, and to estimation pursuant to section 502(c) of the Bankruptcy Code.

B.       Sources for Plan Distributions and Transfers of Funds Among Debtors

Plan Distributions shall be funded, as applicable, with (1) Cash on hand, (2) the issuance of the Exit Financing Facilities, (3) the issuance of the New Equity Interests, (4) the other Assets of the Reorganized Debtors, and (5) the Distributable Sale Proceeds.

The (Reorganized) Debtors shall be entitled to transfer funds between and among the Debtors and non-Debtor subsidiaries as the (Reorganized) Debtors as deemed necessary or appropriate to enable the payments and Plan Distributions required by the Plan, in each case, in accordance with the Exit Financing Documents, if applicable.

C.       Distribution Agent

The (Reorganized) Debtors may serve as the Distribution Agent or may retain and direct one or more other Entities as Distribution Agents to assist with the Plan Distributions.  A

Distribution Agent may make all Plan Distributions and shall be empowered to effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder and to exercise such other powers as may be vested in such Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by such Distribution Agent to be necessary and proper to carry out its duties.

Except as otherwise set forth herein, the Reorganized Debtors shall be authorized, without further Bankruptcy Court approval, to reimburse any Entity for its reasonable, documented, and customary out-of-pocket expenses incurred in providing post-Confirmation services directly related to Plan Distributions.

If a Distribution Agent is an independent third party designated to serve in such capacity, the Reorganized Debtors shall be permitted to provide to such Distribution Agent, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable, actual, and documented out-of-pocket expenses incurred in providing post-Confirmation services directly related to Plan Distributions.

D.       De Minimis Distributions

Notwithstanding anything herein to the contrary, neither the Reorganized Debtors nor any Distribution Agent shall be required to make Plan Distributions or payments of less than $250 (whether Cash or otherwise), and Cash that otherwise would be payable under the Plan to Holders of Allowed Claims but for this provision shall be available for Plan Distributions to other Holders of Allowed Claims.

E.       Delivery of Plan Distributions—Allowed Claims

The Distribution Record Date shall not apply to Securities held through DTC for which a Plan Distribution is made in exchange for such Securities.  Distributions on account of claims other than with respect to Securities held through DTC shall only be made to the record Holders of Allowed Claims as of the Distribution Record Date, at which time the Claims Register shall be deemed closed for purposes of determining whether a Holder of such a Claim is a record Holder entitled to Plan Distributions.  The (Reorganized) Debtors, any Distribution Agent, the Prepetition Agents/Trustees, and each of the foregoing’s respective Related Parties shall have no obligation to recognize, for purposes of Plan Distributions pursuant to, or in any way arising from, the Plan (or for any other purpose), any Claims that are transferred after the Distribution Record Date.  Instead, the foregoing parties shall be entitled to recognize only those record Holders set forth in the registers as of the Distribution Record Date.  Furthermore, if a Claim is transferred 20 or fewer calendar days before the Distribution Record Date, Plan Distributions shall be made to the transferee only if the transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

With respect to a Plan Distribution to be made with Cash, if any dispute arises as to the identity of a Holder of an Allowed Claim that is entitled to receive a Plan Distribution, in lieu of making such Plan Distribution to such person, the Plan Distributions may be made into an escrow account until the disposition thereof is determined by Final Order or by written agreement among the interested parties to such dispute.

Subject to Bankruptcy Rule 9010, a Plan Distribution to a Holder of an Allowed Claim to be sent by mail may be delivered to (1) the address provided by such Holder, if any, (2) the address set forth on the first page of any Proof of Claim Filed by such Holder, (3) the last known address of such Holder on the books and records of the Debtors or their agents if such Holder did not File a Proof of Claim, (4) the address set forth in any written notice of an address change delivered to the (Reorganized) Debtors or any Distribution Agent, (5) the address set forth on the Schedules, (6) in the case of a Holder whose Claim is governed by an agreement and administered by an agent, the address contained in the official records of such Entity, or (7) the address of any counsel that has appeared in the Chapter 11 Cases on such Holder’s behalf.  The foregoing shall also apply with respect to any forms or notices related to Plan Distributions that, for the avoidance of doubt, may be sent via email to an email address that satisfies any of subclauses (1)–(7) in the previous sentence.

All distributions on account of the Prepetition Secured Notes shall be made to, or at the direction of, the Prepetition Secured Notes Trustee for further distribution to the Prepetition Secured Noteholders in accordance with the Prepetition Secured Notes Documents, and subject to the rights of the Prepetition Secured Notes Trustee to assert its charging lien under the Prepetition Secured Notes Documents.  If the Prepetition Secured Notes Trustee is unable to make, or consents to the Reorganized Debtors making, such distributions, the Reorganized Debtors, with the cooperation of the Prepetition Secured Notes Trustee, shall make such distributions to the extent practicable to do so; provided, that any charging lien of the Prepetition Secured Notes Trustee shall attach to the property to be distributed in the same manner as if such distributions were made through the Prepetition Secured Notes Trustee.  The Prepetition Secured Notes Trustee shall have no duties or responsibility relating to any form of distribution that is not DTC eligible and the (Reorganized) Debtors shall seek the cooperation of DTC so that any distribution on account of a Prepetition Secured Notes Claim that is held in the name of, or by a nominee of, DTC, shall be made through the facilities of DTC on the Effective Date or as soon as practicable thereafter.  The Reorganized Debtors shall reimburse the Prepetition Secured Notes Trustee for any reasonable and documented fees and expenses incurred after the Effective Date in connection with making distributions pursuant to and in accordance with the Plan.

All distributions on account of the Prepetition RCF Claims shall be made to, or at the direction of, the Prepetition RCF Administrative Agent for further distribution in accordance with the Prepetition RCF Documents, and subject to the rights of the Prepetition RCF Administrative Agent to assert its charging lien under the Prepetition RCF Documents.  If the Prepetition RCF Administrative Agent is unable to make, or consents to the Reorganized Debtors making, such distributions, the Reorganized Debtors, with the cooperation of the Prepetition RCF Administrative Agent, shall make such distributions to the extent practicable to do so; provided, that any charging lien of the Prepetition RCF Administrative Agent shall attach to the property to be distributed in the same manner as if such distributions were made through the Prepetition RCF Administrative Agent.  The Reorganized Debtors shall reimburse the Prepetition RCF Administrative Agent for any reasonable and documented fees and expenses incurred after the Effective Date in connection with making distributions pursuant to and in accordance with the Plan.

All distributions on account of the New Money DIP Loan Superpriority Claims, Roll-Up DIP Loan Superpriority Claims, or Contingent Roll-Up Term Loan Claims shall be made to, or at the direction of, the DIP Agent for further distribution in accordance with the DIP Documents, and subject to the rights of the DIP Agent to assert its charging lien under the DIP Documents.  If the DIP Agent is unable to make, or consents to the Reorganized Debtors making, such distributions, the Reorganized Debtors, with the cooperation of the DIP Agent, shall make such distributions to the extent practicable to do so; provided, that any charging lien of the DIP Agent shall attach to the property to be distributed in the same manner as if such distributions were made through the DIP Agent.  The Reorganized Debtors shall reimburse the DIP Agent for any reasonable and documented fees and expenses incurred after the Effective Date in connection with making distributions pursuant to and in accordance with the Plan.

F.       Fractional New Equity Interests

Notwithstanding any other provision herein to the contrary, no fractional New Equity Interests shall be issued or distributed pursuant to this Plan.  Whenever any Plan Distribution of a fraction of a New Equity Interest would otherwise be required hereunder, the actual Plan Distribution made shall reflect a rounding of such fraction to the nearest whole New Equity Interest (up or down), with fractions half or less being rounded down and fractions in excess of a half being rounded up.  If two or more Holders are entitled to equal fractional entitlements and the number of Holders so entitled exceeds the number of whole New Equity Interests, as the case may be, which remain to be allocated, the (Reorganized) Debtors shall allocate the remaining whole New Equity Interests to such Holders by random lot or such other impartial method as the (Reorganized) Debtors deem fair (in the (Reorganized) Debtors’ sole discretion).  Upon the allocation of all the whole New Equity Interests authorized hereunder, all remaining fractional portions of the entitlements shall be cancelled and shall be of no further force and effect. For the avoidance of doubt, to the extent the New Equity Interests are distributed through DTC on account of Prepetition Secured Notes, DTC shall be treated as a single holder of the Prepetition Secured Notes.

G.       Manner of Payment Under the Plan

Any Cash payment may be made by check, wire transfer, or any other customary payment method.  In the case of non-U.S. creditors, Cash payments may be made in such funds and by such means as are necessary or customary in the applicable jurisdiction.

H.       Allocation of Plan Distributions Between Principal and Interest

Plan Distributions in respect of Allowed Claims shall be allocated first to the principal amount of the Allowed Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of an Allowed Claim, to any portion of such Allowed Claim for accrued but unpaid interest for all purposes, including federal income tax purposes.

I.       Compliance Matters

In connection with the Plan, each Reorganized Debtor and any Distribution Agent, as applicable, shall comply with all Tax deduction, withholding, payment, and reporting requirements imposed by applicable law, and all Allowed Claims and Plan Distributions shall be subject to any such deduction, withholding, and reporting requirements as determined in the good-faith discretion of the Reorganized Debtors or a Distribution Agent, as applicable.  In connection with the Plan and all Plan Distributions, the (Reorganized) Debtors and any Distribution Agent are authorized to take any and all actions that may be deemed necessary or appropriate to comply with the foregoing requirements (including, in the case of a non-Cash issuance that is subject to withholding, liquidating a portion of the Plan Distributions to generate sufficient funds to pay applicable withholding Taxes; provided, however, that, in such case, the Distribution Agent shall first notify the intended recipient in writing of such contemplated sale and offer the intended recipient a reasonable opportunity to provide sufficient Cash to satisfy such withholding Tax in lieu of such liquidation, and withholding Plan Distributions pending receipt of information necessary to facilitate such Plan Distributions) and establish any other mechanisms that the (Reorganized) Debtors or any Distribution Agent, as applicable, believe are reasonable and appropriate, and all Allowed Claims and Plan Distributions shall be subject to any such withholding and reporting requirements.  All Holders of Claims shall be required to provide an IRS Form W-9 or an appropriate IRS Form W-8 and any other IRS Form and any other information (including information with respect to any underlying Beneficial Owners) necessary to allow the Reorganized Debtors to comply with all withholding, payment, and reporting requirements with respect to such Taxes.  The Reorganized Debtors and any Distribution Agent, as applicable, reserve the right to withhold the full amount required by law on any Plan Distribution on account of any Holder of an Allowed Claim that fails to timely provide the required information to a Distribution Agent or the Reorganized Debtors.  The Reorganized Debtors and any Distribution Agent each reserve the right to allocate and distribute all Plan Distributions in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, Liens, and similar encumbrances.  Any amounts deducted, withheld, or reallocated pursuant to this Article V shall be treated as if distributed to the Holder of the Allowed Claim.

J.       Foreign Currency Exchange Rate

As of the Confirmation Date, any Claim denominated in a currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate on the Petition Date, as quoted at 4:00 p.m. (prevailing Eastern Time), midrange spot rate of exchange for the applicable currency as published in the Wall Street Journal, National Edition, on the day after the Petition Date.  The (Reorganized) Debtors and the Claims and Solicitation Agent are authorized to update the Claims Register to reflect the foregoing without the need to File an application, motion, complaint, objection, or any other legal proceeding seeking to adjust such Claim and without any further notice to or action, order, or approval of the Bankruptcy Court or the Holder of such Claim, as applicable.

K.       Fractional Dollars

Notwithstanding any other provision of the Plan, Plan Distributions or payments pursuant to the Plan need not be made in fractions of dollars.  Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment shall reflect a rounding of such fraction down to the nearest whole dollar.

L.       Undeliverable, Unclaimed, or Non-Negotiated Plan Distributions

Plan Distributions shall not be made to a Holder who is the intended recipient of an Unclaimed Distribution.  The underlying Claim of an Unclaimed Distribution shall be automatically discharged and cancelled, and may be expunged from the Claims Register by the Reorganized Debtors or the Claims and Solicitation Agent without the need to File an application, motion, complaint, objection, or any other legal proceeding seeking to expunge such Claim and without any further notice to or action, order, or approval of the Bankruptcy Court or the Holder of such Claim, as applicable.  The Holder of such Claim shall be deemed to have forfeited its Claim and shall be forever barred and enjoined from asserting any such claim against the (Reorganized) Debtors and their Estates, any Distribution Agent, and each of the foregoing’s respective agents, attorneys, representatives, employees, or independent contractors or any of its or their property.  Unclaimed Distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code.  All title to and all beneficial interests in the Cash relating to such Unclaimed Distribution, including any dividends or interest attributable thereto, shall remain with or revert to the Reorganized Debtors; checks previously delivered with respect to a now-Unclaimed Distribution shall be null and void; Unclaimed Distributions that are New Equity Interests shall be cancelled notwithstanding any state or other escheat or similar laws to the contrary.  The reversion of such Cash shall be free of any restrictions thereon notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the Plan Distribution that is an Unclaimed Distribution, to the contrary.  Nothing contained in the Plan shall require the (Reorganized) Debtors or any Distribution Agent to attempt to locate any Holder of an Allowed Claim.

M.       Claims Paid by Third Parties

To the extent a Holder of an Allowed Claim receives a Plan Distribution on account of a Claim and also receives payment from a party that is not a (Reorganized) Debtor or a Distribution Agent on account of such Claim, such Holder shall, within 14 calendar days of receipt thereof, repay or return the Plan Distribution to the applicable Reorganized Debtor, to the extent that the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of the Claim as of the date of any such Plan Distribution.  The failure of such Holder to timely repay or return such Plan Distribution shall result in the Holder owing the Reorganized Debtors annualized interest at the Federal Judgment Rate on such amount owed for each calendar day after the 14-day grace period specified above until the amount is repaid.

To the extent that a Holder receives payment in full or in part on account of a Claim, such Claim may be adjusted or expunged on the Claims Register without a claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court or the Holder of such Claim, as applicable; provided, that, to the extent the non-Debtor party making the payment is subrogated to the Holder’s Claim, the non-Debtor party shall have a 30-calendar-day grace period following payment in full to notify the Claims and Solicitation Agent and the Reorganized Debtors of such subrogation rights.

N.       Claims Payable by Third Parties

To the extent that one or more of the Debtors’ Insurers satisfies any Claim in full or in part, then immediately upon such satisfaction, such Claim may be expunged from or reduced on (to the extent of such satisfaction) the Claims Register without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court or the Holder of such Claim, as applicable.  Nothing contained herein shall constitute or be deemed a waiver of any Cause of Action that a Debtor or any Entity may hold against any other non-Debtor Entity (including Insurers) under any Insurance Contract, nor shall anything contained herein constitute or be deemed a waiver by such Insurers of any defenses, including coverage defenses, held by such Insurers under any such Insurance Contract.

ARTICLE VI.
PROCEDURES FOR RESOLVING CLAIMS

This Article VI shall not apply to New Money DIP Loan Superpriority Claims, Roll-Up DIP Loan Superpriority Claims, Prepetition Secured Notes and/or Contingent Roll-Up Term Loan Claims, and Prepetition RCF Claims, which Claims were previously Allowed by Final Order of the Bankruptcy Court and/or shall be Allowed in accordance with the Plan and not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, crossclaims, defenses, disallowance, objection, or any other challenges under any applicable law or regulation by any Entity.  This Article VI shall also not apply to Professional Fee Claims, objections to which shall be governed by the Bankruptcy Rules, Local Rules, or an order of the Bankruptcy Court.

A.       Objections to Claims

If a Holder of a Claim elects to File or submit a Proof of Claim in the Chapter 11 Cases, such Holder shall be deemed to have consented to the jurisdiction of the Bankruptcy Court for all purposes with respect to the Claim.

After the Effective Date, the Reorganized Debtors shall have the exclusive authority to object to all Claims; provided, that, the Reorganized Debtors shall not be entitled to object to a Claim or Interest that has been expressly Allowed by Final Order or this Plan.  If any objection to a Claim Filed by the Debtors remains pending as of the Effective Date, the Reorganized Debtors shall be deemed substituted for the Debtors as the objecting party.

The Reorganized Debtors shall have the exclusive authority to determine, without the need for notice to or action, order, or approval of the Bankruptcy Court, that any Unimpaired Claim is Allowed.  The Reorganized Debtors shall also be entitled to assert all of the (Reorganized) Debtors’ rights, claims, defenses, offsets, rights of recoupment, setoffs, rights of disallowance, subrogation, recharacterization, and equitable subordination and counterclaims with respect to Claims in the ordinary course of business.

Except as otherwise provided in Article II of this Plan with respect to Administrative Claims, any objections to Claims or Interests shall be served on the respective Holders of such Claims or Interests and Filed (a) on or before one-hundred eighty (180) days  following the later of (i) the Effective Date and (ii) the date that a Proof of Claim is Filed or amended or a Claim or Interest is otherwise asserted or amended in writing by or on behalf of a Holder of such Claim or Interest or (b) on such later date as may be fixed by the Bankruptcy Court (which, for the avoidance of doubt, may be extended one or more times by the Bankruptcy Court).

Objections to Claims or Interests that are Filed before, on, or after the Effective Date shall be Filed, served, and administered in accordance with the Claims Objection and Settlement Procedures Order, which shall remain in full force and effect, or otherwise as permitted under the

Bankruptcy Code, the Bankruptcy Rules, or as ordered by the Bankruptcy Court; provided, however, that, on and after the Effective Date, Filings and notices need only be served on the relevant claimants and otherwise as required by the Case Management Procedures Order.

B.       Resolution of Disputed Claims

On and after the Effective Date, the Reorganized Debtors shall have the exclusive authority to File, litigate, compromise, settle, otherwise resolve, or withdraw any objections to Claims, to compromise and settle any such Claims, and to administer and adjust the Claims Register to reflect any such settlement or compromise, in each case, without notice to or approval by the Bankruptcy Court or any other party but, in each case, in accordance with the Claims Objection and Settlement Procedures Order.

C.       Estimation of Claims and Interests

Before the Effective Date, the Debtors, and on or after the Effective Date, the Reorganized Debtors, in consultation with the Required Consenting DIP Lenders, may (but are not required to) determine, resolve, and otherwise adjudicate all Contingent Claims, Unliquidated Claims, and Disputed Claims in the Bankruptcy Court or such other court of the (Reorganized) Debtors’ choice having jurisdiction over the validity, nature, or amount thereof.  At any time, the (Reorganized) Debtors may request that the Bankruptcy Court estimate any Contingent Claim, Unliquidated Claim, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code for any reason or purpose, regardless of whether any party in interest has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection.  The Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection.  Notwithstanding any provision to the contrary in the Plan, a Claim that has been expunged from the Claims Register, but either is subject to appeal or has not become a Final Order, shall be deemed to be estimated at zero dollars unless otherwise ordered by the Bankruptcy Court.  If the Bankruptcy Court estimates any Contingent Claim, Unliquidated Claim, or Disputed Claim, that estimated amount shall constitute the maximum limitation on such Claim for all purposes and may be used as evidence in any supplemental proceedings, and the (Reorganized) Debtors may pursue supplementary proceedings to object to the ultimate allowance of such Claim; provided, that such limitation shall not apply to Claims requested by the Debtors to be estimated for voting purposes only.

D.       No Distributions Pending Allowance or Settlement of Causes of Action

Notwithstanding any other provision hereof, no payments or Plan Distributions shall be made (1) for a Disputed Claim, unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order and the Disputed Claim has become an Allowed Claim, (2) to a specific Holder of an Allowed Claim, if such Holder is also the Holder of a Disputed Claim, unless and until all objections to such Disputed Claim(s) have been settled or withdrawn or have been determined by a Final Order and each Disputed Claim has become an Allowed Claim, or (3) to a specific Holder of an Allowed Claim, if such Holder is or may be liable to the (Reorganized) Debtors on account of a Cause of Action, unless and until such Cause of Action (to the extent applicable and without prejudice to the rights of any Holder of an Allowed

Administrative Claim to argue that section 502(d) of the Bankruptcy Code is inapplicable to its Administrative Claim) has been settled or withdrawn or has been determined by Final Order of the Bankruptcy Court or such other court having jurisdiction over the matter; provided, that if only a portion of an Allowed Claim is Disputed, such Claim shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount.  Following any such settlement or determination in clause (3) of the preceding sentence where the Holder of a Claim is liable to the (Reorganized) Debtors on account of any Cause of Action, any such payment or Plan Distribution to such Holder may be offset against the liability such Holder has to the (Reorganized) Debtors.

Notwithstanding the foregoing or any other provision in the Plan or the Plan Documents, nothing in the Plan or the Plan Documents shall (1) constitute a determination that section 502(d) of the Bankruptcy Code is, or is not, applicable to Administrative Claims or (2) prejudice the rights of (a) any Holder of an Allowed Administrative Claim to File a motion (or prosecute a pending motion) before or after the Effective Date, seeking entry of an order compelling payment of its Allowed Administrative Claim on or after the Effective Date on the basis that section 502(d) of the Bankruptcy Code is inapplicable to its Allowed Administrative Claim or (b) the (Reorganized) Debtors to oppose any such motion on any grounds.

E.       No Amendments to Claims

A Claim may be amended prior to the Confirmation Date only as agreed upon by the Debtors and the Holder of such Claim or as otherwise permitted by the Bankruptcy Court, the Bankruptcy Rules, the Claims Objection and Settlement Procedures Order, or applicable non-bankruptcy law. On and after the Confirmation Date, the Holder of a Claim (other than a Professional Fee Claim) must obtain the (Reorganized) Debtors’ written consent (email being sufficient) or a Final Order of the Bankruptcy Court to amend a Claim.  Any new or amended Claim (other than Rejection Claims that are authorized to be filed later than the Confirmation Date pursuant to the Bar Date Order or Article VII.D that are related to Executory Contracts or Unexpired Leases rejected pursuant to this Plan or an order of the Bankruptcy Court) that violates this Article VI.E shall be Disallowed without the need for any objection by the (Reorganized) Debtors or any further notice to or action, order, or approval of the Bankruptcy Court and can be expunged from the Claims Register (including by the Claims and Solicitation Agent).

F.       No Late-Filed Claims

Unless otherwise consented to by the Debtors, any Claims Filed after the applicable Bar Date and for which no Final Order has been entered by the Bankruptcy Court determining that such Claims were timely Filed shall be Disallowed and expunged from the Claims Register (including by the Claims and Solicitation Agent) at the direction of the (Reorganized) Debtors to reflect the same, without the need to File an application, motion, complaint, objection, or any other legal proceeding seeking to adjust or expunge such Claim and without any further notice to or action, order, or approval of the Bankruptcy Court or the Holder of such Claim, as applicable.  Any Plan Distribution on account of such Claims shall be limited to the amount, if any, listed in the applicable Schedules as undisputed, noncontingent, and liquidated.  The (Reorganized) Debtors have no obligation to review or respond to any Claim Filed after the applicable Bar Date unless (1) the filer has obtained a Final Order from the Bankruptcy Court authorizing it to File such Claim after the Bar Date or (2) the (Reorganized) Debtors have consented to the Filing of such Claim in writing.

G.       No Interest

Other than as provided by section 506(b) of the Bankruptcy Code or as specifically provided for in the DIP Order, the Plan, or the Confirmation Order, post-petition interest shall not accrue or be paid on Claims and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right.  Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Claim or Disputed Claim for the period from and after the Effective Date; provided, that nothing in this Article VI shall limit any rights of any Governmental Unit to interest under section 503, 506(b), 1129(a)(9)(A), or 1129(a)(9)(C) of the Bankruptcy Code or as otherwise provided for under applicable law.

H.       Adjustment to Claims Without Objection

Any Claim that has been paid or otherwise satisfied (in whole or in part), amended, superseded, cancelled, or otherwise Disallowed (including pursuant to the Plan), any Claim that has been Filed against the wrong Debtor, and any Claim that is duplicative or redundant of another Claim against the same Debtor, may, on or after the Confirmation Date, be adjusted on or expunged from the Claims Register (including by the Claims and Solicitation Agent) at the direction of the (Reorganized) Debtors to reflect the same, without the need to File an application, motion, complaint, objection, or any other legal proceeding seeking to adjust or expunge such Claim and without any further notice to or action, order, or approval of the Bankruptcy Court or the Holder of such Claim, as applicable.

I.       Reservation of Rights to Object to Claims

The failure of the (Reorganized) Debtors to object to any Claim shall not be construed as an admission to the amount, priority, character, or validity of any such Claim, any portion thereof, or any other claim related thereto, whether or not such claim is asserted in any currently pending or subsequently initiated proceeding, and shall be without prejudice to the right of the (Reorganized) Debtors to contest, challenge the validity of, or otherwise defend against, any such Claim in the Bankruptcy Court or non-bankruptcy forum.

J.       Disallowance of Claims

Any Claims held by an Entity from which the Bankruptcy Court has determined that property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code, or that is a transferee of a transfer that the Bankruptcy Court has determined is avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, unless such Entity has paid the amount, or turned over any such property, for which such Entity is liable under section 522(i), 542, 543, 550, or 553 of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any Plan Distributions on account of such Claims until such time as all Causes of Action against that Entity have been settled or a Final Order of the Bankruptcy Court with respect thereto has been entered and the full amount of such obligation to the Debtors has been paid or turned over in full.

K.       Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is Contingent as of the Effective Date, such Claim, notwithstanding section 502(j) of the Bankruptcy Code, (1) shall be deemed Disallowed as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court and (2) can be expunged from the Claims Register (including by the Claims and Solicitation Agent) unless, in each case, prior to the Effective Date (1) such Claim has been adjudicated as noncontingent or (2) the Holder of such Claim has Filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer Contingent.

L.       Claims Resolution Procedures Cumulative

Each of the foregoing Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.  Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such Claim unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before 20 calendar days after the date such Claim is estimated by the Bankruptcy Court.

ARTICLE VII.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.       Assumption and Rejection of Executory Contracts and Unexpired Leases

Except as otherwise provided in the Plan or a Final Order, each Executory Contract and Unexpired Lease shall be deemed automatically assumed (subject to the payment of any applicable Cure Cost), pursuant to sections 365 and 1123 of the Bankruptcy Code, as of the Effective Date, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, unless such Executory Contract or Unexpired Lease: (1) has been previously assumed, assumed and assigned, or rejected by the Debtors pursuant to a Final Order of the Bankruptcy Court, in which case, such Final Order shall control; (2) previously expired or was terminated pursuant to its terms; (3) is the subject of a motion or notice of intent to assume, assume and assign, or reject pending as of the Effective Date; (4) is otherwise rejected pursuant to the terms hereof (including the Schedule of Rejected Contracts and Unexpired Leases to be Filed as part of the Plan Supplement), in which case such rejections shall be deemed effective on the Effective Date (or earlier, if so set forth herein or on the Schedule of Rejected Contracts and Unexpired Leases); (5) is specifically designated on the Schedule of Assumed Aircraft Leases; or (6) is specifically designated on the Schedule of Rejected Aircraft Leases; or (7) is specifically designated on the Schedule of Deferred Agreements. Except as otherwise provided herein, each Executory Contract or Unexpired Lease to be assumed pursuant to the Plan shall revest in and be fully enforceable by the applicable Reorganized Debtor(s) in accordance with its terms, except as modified hereby. Notwithstanding the foregoing, the Reorganized Debtors may assume or reject any Deferred Agreement by Filing and serving upon the applicable counterparties a notice of intent to assume or a notice of intent to reject at any time before the Deferred Agreement Deadline; provided, however, that if the Reorganized Debtors do not file any such notice for a Deferred Agreement by the Deferred Agreement Deadline, such Deferred Agreement shall be deemed rejected effective as of the one hundred eighty-first (181st) calendar day after the Effective Date.

Contracts and leases entered into after the Petition Date by any Debtor will be performed by the applicable (Reorganized) Debtor liable thereunder in the ordinary course of its business or as authorized by the Bankruptcy Court.  Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) shall survive and remain unaffected by entry of the Confirmation Order and, on the Effective Date, shall revest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as such terms may have been modified by a Final Order of the Bankruptcy Court or agreement with the applicable non-Debtor counterparty; provided, however, that nothing herein shall limit the Debtors’ right to terminate such contracts and leases in accordance with the terms thereof (whether prior to or after the Effective Date).

Except as otherwise provided herein, or agreed to by the (Reorganized) Debtors and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, indemnities, options, rights of first refusal, and any other interests.  Any provision of any assumed Executory Contract or Unexpired Lease that permits a Person to terminate or modify such agreement or to otherwise modify the rights of the (Reorganized) Debtors based on the filing of the Chapter 11 Cases or the financial condition of the (Reorganized) Debtors on or before the Effective Date shall be unenforceable.  To the maximum extent permitted by law, and to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease, then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate or modify such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

Notwithstanding anything to the contrary in the Plan, the (Reorganized) Debtors shall have the right to alter, amend, modify, or supplement the Schedule of Rejected Contracts and Unexpired Leases, Schedule of Assumed Aircraft Leases, and Schedule of Rejected Aircraft Leases, including by way of adding or removing a particular Executory Contract or Unexpired Lease from the applicable schedule, at any time prior to the Effective Date, or, with respect to any Executory Contract or Unexpired Lease subject to an Assumption Dispute that is resolved after the Effective Date, the Debtors may alter, amend, modify, or supplement the Schedule of Rejected Contracts and Unexpired Leases, Schedule of Assumed Aircraft Leases, and/or Schedule of Rejected Aircraft Leases within forty-five (45) days following entry of a Final Order of the Bankruptcy Court resolving such Assumption Dispute.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases and actions taken in accordance therewith (1) do not alter in any way the prepetition nature of the Executory Contracts and Unexpired Leases, or the validity, priority, or amount of any Claims that may arise under the same, (2) are not and do not create post-petition contracts or leases, (3) do not elevate to administrative expense priority any prepetition Claims of the counterparties to the Executory Contracts and Unexpired Leases against any of the Debtors, and (4) do not entitle any Entity to a Claim under any section of the Bankruptcy Code on account of the difference between the terms of any prepetition Executory Contracts and Unexpired Leases and subsequent modifications, amendments, supplements, or restatements.

The Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, and rejections described in this Article VII, pursuant to sections 365 and 1123 of the Bankruptcy Code, as of the date made applicable by the preceding paragraph.

B.       Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

All Cure Claims shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Claim in Cash on the Effective Date or as soon as reasonably practicable thereafter, with such Cure Claim being $0.00 if no amount is listed in the Cure Notice, subject to the limitations described herein, or on such other terms as the parties to such Executory Contract or Unexpired Lease may otherwise agree.

In the event of a dispute regarding (1) the amount of any Cure Claim, (2) the ability of the Reorganized Debtors, or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption (each, an “Assumption Dispute”), the Bankruptcy Court shall hear such dispute prior to the assumption becoming effective, and the cure payments required by section 365(b)(1) of the Bankruptcy Code shall only be made following the entry of a Final Order resolving the dispute; provided, that the (Reorganized) Debtors may, in their sole discretion, settle any such dispute and shall pay any agreed upon cure amount without any further notice to any party or any action, order, or approval.

The Debtors shall distribute, or cause to be distributed, Cure Notices and proposed amounts of Cure Costs to the applicable Executory Contract or Unexpired Lease counterparties in accordance with the Disclosure Statement Order. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption, related cure amount or treatment as a Deferred Agreement must be Filed, served, and actually received by the Debtors at least seven (7) calendar days before the Confirmation Hearing. Any such objection to the treatment of an Executory Contract or Unexpired Lease shall be heard by the Bankruptcy Court on or before the Effective Date, unless a later date is agreed to between the (Reorganized) Debtors, on the one hand, and the counterparty to the Executory Contract or Unexpired Lease, on the other hand, or by order of the Bankruptcy Court.   Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption, treatment or cure amount shall be deemed to have assented to such assumption, treatment and/or cure amount; provided, however, that, subject to Article XII.D, the (Reorganized) Debtors shall have the right to alter, amend, modify, or supplement the schedules included in the Plan Supplement, at any time prior to the Effective Date or, with respect to any Executory Contract or Unexpired Lease subject to an Assumption Dispute that is resolved after the Effective Date, within forty-five (45) days following entry of a Final Order of the Bankruptcy Court resolving such Assumption Dispute.

To the extent an Assumption Dispute relates solely to proposed Cure Costs, the applicable (Reorganized) Debtor may assume or assume and assign the applicable Executory Contract or Unexpired Lease prior to the resolution of the Assumption Dispute; provided, that such (Reorganized) Debtor reserves Cash in an amount sufficient to pay the full amount asserted as the required cure payment by the non-Debtor party to such Executory Contract or Unexpired Lease (or such smaller amount as may be fixed or estimated by the Bankruptcy Court).

Notwithstanding anything to the contrary herein, (1) no pending Assumption Dispute shall prevent or delay Plan Consummation and (2) to the extent an Assumption Dispute is resolved or determined against the applicable (Reorganized) Debtor, within forty-five (45) days of such resolution or determination, such (Reorganized) Debtor may reject the applicable Executory Contract or Unexpired Lease, and the non-Debtor counterparty may thereafter File a Proof of Claim for any purported Rejection Claim in accordance with the Plan.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise, and full payment of any applicable Cure Costs pursuant to this Article VII.B, shall result in the full release and satisfaction of any Cure Costs, other Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption.  Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any Cure Cost has been fully satisfied, shall be deemed Disallowed upon the later of entry of the Confirmation Order or such satisfaction in full without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court and can be expunged from the Claims Register (including by the Claims and Solicitation Agent).

C.       Employment-Related Provisions

1.       Employment Agreement and Benefit Programs

Each of the Debtors may, prior to the Effective Date, enter into new employment or similar agreements with employees that become effective on or prior to the Effective Date and survive Consummation of the Plan; provided, that the consent of the Required Consenting DIP Lenders shall be required with respect to any such agreement with an insider (as defined in the Bankruptcy Code).

Notwithstanding anything to the contrary herein, all employment, confidentiality, and non-competition agreements (including, for the avoidance of doubt, any agreements with third-party personnel vendors or any agreements with independent contractors), offer letters (including any severance set forth therein), bonus, gainshare, and cash incentive programs and awards (including short-term, annual and long-term cash incentive programs and awards), vacation, holiday pay, paid-time off, leaves, retention, change in control, sale bonus, commission incentives, spot bonus programs, severance, retirement, supplemental retirement, indemnity, executive retirement, pension, deferred compensation, medical, dental, vision, life and disability insurance, flexible spending account, and other health and welfare benefit plans, programs, agreements and arrangements, and all other wage, compensation, employee expense reimbursement, unemployment insurance, workers’ compensation, and all other compensation or benefit obligations (including, for the avoidance of doubt, letter agreements with respect to certain employees’ rights and obligations in the event of certain terminations of their employment in connection with and following the Consummation of the Plan) in each case with the Debtors as of immediately prior to the Effective Date (the “Compensation and Benefits Programs”) are deemed to be, and will be treated as, Executory Contracts under this Plan and, on the Effective Date, shall be deemed assumed pursuant to sections 365 and 1123 of the Bankruptcy Code (as amended prior to or on the Effective Date, in each case, as applicable) except for: (a) all (1) equity or equity-based incentive plans, employee stock purchase plans, and any other agreements or awards, or provisions set forth in the Compensation and Benefits Programs that provide for rights to acquire Interests or New Equity Interests and (2) any agreement or plan whose value is related to Interests or New Equity Interests or other ownership interests of the Debtors, in each case, shall not constitute or be deemed to constitute Executory Contracts and shall be deemed terminated on the Effective Date (provided, in each case, for the avoidance of doubt, other than any cash-based incentive awards under any such plans, programs, agreement or provisions that do not provide for the right to acquire Interests or Equity Interests and whose value is not related to Interests or New Equity Interests or other ownership interests in the Debtors); (b) Compensation and Benefits Programs that have been rejected pursuant to an order of a Bankruptcy Court; (c) Compensation and Benefits Programs that are the subject of a motion or notice of intent to reject pending as of the Effective Date; (d) Compensation and Benefit Programs that are otherwise rejected pursuant to the terms hereof (including the Schedule of Rejected Contracts and Unexpired Leases), in which case such rejections shall be deemed effective on the Effective Date (or earlier, if so set forth herein or on the Schedule of Rejected Contracts and Unexpired Leases); (e) Compensation and Benefits Programs that, as of the entry of the Confirmation Order, have been specifically waived by the beneficiaries of any employee benefit plan or contract; and (f) Compensation and Benefit Programs that have been superseded by a new agreement that has been executed with the counterparty thereto prior to Consummation of the Plan in accordance with the first paragraph of this Article VII.C.1.

2.       Collective Bargaining Agreements

Subject to the occurrence of the Effective Date, the Debtors’ collective bargaining agreements with (a) the Transportation Workers Union of America, (b) the International Association of Machinists and Aerospace Workers, (c) the Professional Airline Flight Control Association, (d) the Association of Flight Attendants, and (e) the Air Line Pilots Association, International, and (f) with respect to each of the foregoing entities in clauses (a) through (e), each of their affiliated local unions, as applicable, shall be deemed assumed (as amended prior to or on the Effective Date, in each case, as applicable and in accordance with the New CBA Orders) pursuant to sections 365 and 1123 of the Bankruptcy Code and the Reorganized Debtors shall be bound by all obligations thereunder in all respects, with Cure Costs relating to such agreements being determined and paid in the ordinary course.

D.       Rejection Claims

Any Rejection Claim must be Filed with the Claims and Solicitation Agent by the Rejection Damages Bar Date in accordance with the Bar Date Order.  Any Rejection Claim for which a Proof of Claim is not properly and timely Filed and served in accordance with the Bar Date Order shall be (1) discharged and forever barred and shall not be enforceable against the (Reorganized) Debtors or their respective Estates or properties and (2) deemed Disallowed as of the Rejection Damages Bar Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court and can be expunged from the Claims Register (including by the Claims and Solicitation Agent).

The (Reorganized) Debtors may contest any Rejection Claim in accordance herewith.  Allowed Rejection Claims shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.

E.       Reservation of Rights

Nothing contained in the Plan (including the Plan Supplement) constitutes an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Debtor, any Reorganized Debtor, or any other Entity has any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the (Reorganized) Debtors shall have 90 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.  If any such dispute is not timely resolved, either party may submit the dispute to the Bankruptcy Court for adjudication.

F.       Transferred Cure Costs

With respect to payment of any Cure Costs or disputes over any Cure Costs, none of the (Reorganized) Debtors, any Distribution Agent, or any other Entity, as applicable, shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease as of the Distribution Record Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Cure Cost.

G.       Indemnification

1.       Debtor Indemnification Obligations

Notwithstanding anything to the contrary in the Plan, each Indemnification Obligation shall be deemed to be and treated as an Executory Contract under the Plan.  Subject to the occurrence of the Effective Date, each Indemnification Obligation shall (a) be deemed assumed by the (Reorganized) Debtors in accordance with Article VII.A pursuant to sections 365 and 1123 of the Bankruptcy Code, (b) remain intact, in full force and effect, (c) not be modified, reduced, discharged, impaired, revoked, or otherwise affected in any way, (d) not be limited, reduced, or terminated after the Effective Date, and (e) survive unaffected irrespective of whether such indemnification is owed for an act or event occurring before, on, or after the Petition Date.

2.       Third-Party Indemnities

All of the Debtors’ rights to indemnification by third parties shall vest in the Reorganized Debtors on the Effective Date.

H.       Insurance-Related Provisions

Notwithstanding anything to the contrary in the Plan, the Plan Documents, the Confirmation Order, any Claim objection, any other document related to any of the foregoing, or any other order of the Bankruptcy Court (including any other provision that purports to be preemptory or supervening, grants an injunction, discharge, or release, confers Bankruptcy Court jurisdiction, or requires a party to opt out of any releases):

1.	nothing, including the vesting of the Insurance Contracts with the Reorganized Debtors or any relief permitting any Entity to pursue proceeds available under any Insurance Contracts granted pursuant to this Plan, the Plan Documents, the Confirmation Order, or any other Final Order of the Bankruptcy Court, shall impair, expand, or modify (a) the rights and obligations of the (Reorganized) Debtors (and their Estates), named insureds, any insured or beneficiary, or any of the Insurers under any of the Insurance Contracts, (b) the coverage and benefits provided under the Insurance Contracts, (c) the obligations, terms, and conditions of the Insurance Contracts, or (d) the enforceability of the Insurance Contracts; and

2.	on and after the Effective Date (a) all Insurance Contracts which identify any of the Debtors as first named insureds or as a counterparty thereto shall vest unaltered in their entireties with the Reorganized Debtors, (b) any nonmonetary obligations, together with direct or derivative rights, interests, claims, entitlements, or Causes of Action, of any Debtor under any of the Insurance Contracts, including the rights of any Debtor to proceeds, indemnification, reimbursement, contribution, benefits, or other payment arising, at any time, out of or under the Insurance Contracts, regardless of whether such rights or obligations arise or become due before or after the Effective Date, shall vest with the Reorganized Debtors, (c) the Reorganized Debtors shall have standing to pursue the Insurance Coverage Rights, and (d) the Reorganized Debtors shall be authorized to perform any administrative responsibilities on behalf of any named insured under the Insurance Contracts.

For the avoidance of doubt, each Insurer is prohibited and enjoined from denying, refusing, altering, or delaying coverage on any basis regarding or related to the Chapter 11 Cases or the Plan, including the treatment set out herein for any insured claim or Causes of Action.

After the Confirmation Date, none of the (Reorganized) Debtors shall terminate or otherwise reduce the “side-A” coverage under any D&O Liability Insurance Policy in effect on the Confirmation Date with respect to conduct occurring prior thereto.  Each such Entity shall be entitled to the full benefits of any such side-A coverage for the full term of such policy, subject to the terms and conditions thereof and hereof, regardless of whether such Entity is an “insured” on or after the Effective Date.

At all times after the Effective Date, the Reorganized Debtors shall purchase or maintain “side-A” liability tail coverage for the six-year period following the Effective Date on terms no less favorable than, and with an aggregate limit of liability upon the Effective Date of no less than the aggregate limit of liability under, the “side-A” coverage provided through the Debtors’ existing D&O Liability Insurance Policies.  From and after the Effective Date, reasonable directors’ and officers’ insurance policies shall remain in place in the ordinary course.

I.       Aircraft-Related Agreements

Unless otherwise provided in an order entered by the Bankruptcy Court on or before the Confirmation Date  and subject to the Debtors’ right to terminate or reject any Postpetition Aircraft Agreement prior to the Effective Date pursuant to the terms of such Postpetition Aircraft Agreement, (i) each Postpetition Aircraft Agreement shall remain in place after the Effective Date, (ii) the Reorganized Debtors shall continue to honor each Postpetition Aircraft Agreement according to its terms, and (iii) to the extent any Postpetition Aircraft Agreement requires the assumption by the Debtors of such Postpetition Aircraft Agreement and the related Postpetition Aircraft Obligations arising thereunder, such Postpetition Aircraft Agreement and Postpetition Aircraft Obligations shall be deemed assumed as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code; provided, however, that this clause (iii) shall not be deemed or otherwise interpreted as an assumption by the Debtors of any agreement or obligation that is not a Postpetition Aircraft Agreement or Postpetition Aircraft Obligation; and provided further, however, that nothing herein shall limit the Debtors’ right to terminate such Postpetition Aircraft Agreement or Postpetition Aircraft Obligations in accordance with the terms thereof. To the extent that, subsequent to the date of the Plan and on or prior to the Effective Date, the Debtors, with the approval of the Bankruptcy Court, enter into new Postpetition Aircraft Agreements for Aircraft Equipment not currently subject to a Postpetition Aircraft Agreement, any Claims or obligations arising thereunder shall be treated as Postpetition Aircraft Obligations hereunder and such Postpetition Aircraft Agreements shall be deemed assumed as of the Effective Date.

ARTICLE VIII.
EFFECT OF CONFIRMATION OF THE PLAN

A.       Release of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan or the Confirmation Order, on the Effective Date and concurrently with the applicable Plan Distributions being made and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date in accordance with the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released, settled, discharged, and compromised, without any further approval or order of the Bankruptcy Court and without any action or filing being required to be made by the (Reorganized) Debtors, and all rights, titles, and interests of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall revert to the Reorganized Debtors and their successors and assigns.  On and after the Effective Date, each party secured by such pre-Effective Date mortgages, deeds of trust, Liens, pledges, or other security interests (including, to the extent applicable, the Prepetition Agents/Trustees) shall execute and deliver (at the request and expense of the Reorganized Debtors), and the Reorganized Debtors shall be authorized to file, any documents deemed necessary or appropriate to evidence such release in the name of such party secured by such pre-Effective Date mortgages, deeds of trust, Liens, pledges, or other security interests.  The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such pre-Effective Date mortgages, deeds of trust, Liens, pledges, or other security interests.  With respect to the security interests securing the DIP Obligations, the release and termination of such security interests shall be subject to satisfaction in full or waiver of all DIP Obligations in accordance with the terms of the applicable DIP Documents.

To the extent that any Holder of a Secured Claim that has been satisfied in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any Liens or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or its agent) shall take any and all steps requested by the Reorganized Debtors that are deemed reasonable, necessary, or appropriate to record or effectuate the cancellation or extinguishment of such Liens or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

B.       Releases; Discharges

The releases and discharges of Claims, Interests, and Causes of Action described in the Plan, including releases by the Debtors and by Holders, constitute good-faith compromises and settlements of the matters covered thereby and such releases are consensual.  Such compromises and settlements are made in exchange for consideration, are in the best interest of Holders, are fair, equitable, and reasonable, and are integral elements of the resolution of the Chapter 11 Cases in accordance with the Plan.

Each of the release, indemnification, discharge, and exculpation provisions set forth in the Plan or in the Confirmation Order (1) is within the jurisdiction of the Bankruptcy Court under sections 1334(a), 1334(b), and 1334(e) of title 28 of the United States Code, (2) is an essential means of implementing the Plan, (3) is an integral and non-severable element of the transactions incorporated into the Plan, (4) confers a material benefit on, and is in the best interests of, the Debtors, their Estates, and their creditors, (5) is important to the overall objectives of the Plan to finally resolve all claims among or against the parties in interest in the Chapter 11 Cases with respect to the Debtors, (6) is fair, equitable, and reasonable and in exchange for good and valuable consideration, and (7) is consistent with sections 105, 1123, 1129, 1141, and other applicable provisions of the Bankruptcy Code.  Notwithstanding anything to the contrary herein, the releases, stipulations, and exculpation provisions hereof are in addition to and do not replace, the release, stipulations, and other provisions of any Final Order of the Bankruptcy Court.

To the fullest extent provided under section 1141(d)(1)(A) of the Bankruptcy Code and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided in the Plan or the Confirmation Order:  (1) all consideration distributed under the Plan shall be in complete satisfaction, settlement, discharge, and release of, or in exchange for (as applicable), all Claims and Interests of any kind or nature whatsoever against the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims or Interests; (2) the Plan shall bind all Entities who have held, hold, or may hold Claims against or Interests in the Debtors; and (3) all Entities shall be precluded from asserting against the (Reorganized) Debtors, their Estates, their successors and assigns, and their assets and properties any other Claims or Interests based upon any documents, instruments, act, omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.  Except as otherwise expressly provided for in the Plan or the Confirmation Order, upon the Effective Date, the Debtors shall be deemed discharged and released under and to the fullest extent provided under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims and Interests of any kind or nature whatsoever, including demands and liabilities that arose on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code.

C.       Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the later of (1) the Effective Date or (2) the date indicated in the order providing for such injunction or stay.  All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

D.       Exculpation

Pursuant to sections 1123(b) and 105(a) of the Bankruptcy Code, to the fullest extent permitted by applicable law, and except as otherwise specifically provided for in the Plan or Confirmation Order, none of the Exculpated Parties shall have or incur any liability for, and each Exculpated Party is released, discharged, and exculpated from any Cause of Action for any claim related to, any act or omission in connection with, related to, or arising out of the Chapter 11 Cases, the formulation, preparation, marketing, dissemination, negotiation, filing, or pursuit of approval, confirmation, or consummation of the DIP Facility, the DIP Documents, the DIP Roll-Up Equitization, the Restructuring Support Agreement, the Plan (including the Plan Supplement and other Plan Documents), the Disclosure Statement, the Exit Financing Facilities, the Exit Financing Documents, any settlement, contract, instrument, release, or other agreement or document created or entered into in connection therewith or in the Chapter 11 Cases, and any other act taken or omitted to be taken in connection with or in contemplation of the Chapter 11 Cases, the reorganization of the Debtors, or the administration of, or property to be distributed under, the Plan (including the issuance and distribution of any interests (including the New Equity Interests) issued or to be issued under or in connection with the Plan), except for claims related to any act or omission that is determined in a Final Order to have constituted willful misconduct (including actual fraud) or gross negligence.  Notwithstanding anything to the contrary herein, the scope of claims subject to exculpation pursuant to this Article VIII.D is temporally limited to claims arising during the period between the commencement of the Chapter 11 Cases and the Effective Date.  Each Exculpated Party shall be entitled to reasonably rely upon the advice of counsel concerning its duties and responsibilities pursuant to, or in connection with, the Plan, to the extent permitted by and under applicable law.

The Exculpated Parties have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation of votes on, and distribution of consideration (including the New Equity Interests) pursuant to, the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.  To the extent that any of the Exculpated Parties owed fiduciary duties to the Debtors, their Estates, or the Bankruptcy Court in connection with the Chapter 11 Cases, the Exculpated Parties have, and upon Confirmation of the Plan shall be deemed to have, fully, completely, professionally, and admirably satisfied such duties.

E.       Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided for in the Plan or Confirmation Order, on and after the Effective Date, for good and valuable consideration, including their cooperation and contributions to the Chapter 11 Cases, the Released Parties shall be deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all claims, obligations, debts, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, asserted or unasserted, existing or hereinafter arising, in law, equity, or otherwise, whether for tort, fraud, contract, violations of federal, state, foreign, or other applicable laws, or otherwise, including Avoidance Actions, those Causes of Action based on veil piercing or alter-ego theories of liability, contribution, indemnification, lender liability, joint liability, or otherwise that the Debtors, the Reorganized Debtors, their Estates, and their respective Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or that any Holder of a Claim or Interest or other Entity would have been legally entitled to assert derivatively for or on behalf of the Debtors, the Reorganized Debtors, their Estates, or their respective Affiliates, based on, relating to, or in any manner arising from, in whole or in part, the following:

1.	the Debtors or their non-Debtor Affiliates (including the management, ownership, or operation thereof or the issuance of Securities thereby), the Reorganized Debtors, the Chapter 11 Cases, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, or the formulation, preparation, marketing, dissemination, negotiation, or Filing of the DIP Facility, the DIP Documents, the Restructuring Support Agreement, the Prepetition Secured Notes Documents, the Prepetition Revolving Credit Facility, the Prepetition RCF Documents, the Plan (including the Plan Supplement and other Plan Documents), the Disclosure Statement, the Exit Financing Facilities, the Exit Financing Documents, the DIP Roll-Up Equitization, any settlement, contract, instrument, release, or other agreement or document created or entered into in connection therewith, any prepetition transactions, or in the Chapter 11 Cases, and any other prepetition or post-petition act taken or omitted to be taken in connection with or in contemplation of the Chapter 11 Cases, the reorganization of the Debtors, or the administration of, or property to be distributed under, the Plan (including the issuance and distribution of any Securities (including the New Equity Interests) issued or to be issued under or in connection with the Plan);

2.	any Plan Document, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by, or in furtherance of, the Plan or the reliance by any Released Party on the Plan, or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Plan or the Disclosure Statement;

3.	the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtors and any Released Party (excluding any assumed Executory Contract or Unexpired Lease), or the restructuring of Claims or Interests prior to or in the Chapter 11 Cases; and

4.	the negotiation, formulation, marketing, preparation, or performance of or under the Plan and Disclosure Statement (including the Plan Supplement and other Plan Documents), the DIP Facility, the DIP Documents, the Restructuring Support Agreement, the Prepetition Secured Notes Documents, the Prepetition Revolving Credit Facility, the Prepetition RCF Documents, the Exit Financing Facilities, the Exit Financing Documents, the DIP Roll-Up Equitization, or, in each case, related agreements, instruments, or other documents, or any other act, omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided, that if any Released Party directly or indirectly brings or asserts any Claim or Cause of Action that has been released or is contemplated to be released pursuant to the Plan in any way arising out of or related to any document or transaction that was in existence prior to the Effective Date against any other Released Party, and such Released Party does not abandon such Claim or Cause of Action upon request, then the release set forth in the Plan shall automatically and retroactively be null and void ab initio with respect to the Released Party bringing or asserting such Claim or Cause of Action; provided, further, that the immediately preceding proviso shall not apply to (a) any action by a Released Party in the Bankruptcy Court (or any other court determined to have competent jurisdiction), including any appeal therefrom, to prosecute the amount, priority, or secured status of any prepetition or ordinary course Administrative Claim against the Debtors or (b) any release or indemnification provided for in any settlement or granted under any other Final Order (provided, that, in the case of the preceding proviso, the Debtors shall retain all defenses related to any such action).

The foregoing releases in this Article VIII.E shall not apply to any Retained Causes of Action or any claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct (including actual fraud) or gross negligence.  Notwithstanding anything contained herein to the contrary, the foregoing releases shall not release any obligation of any party under the Plan or any document, instrument, or agreement executed to implement the Plan (including the Plan Supplement, any Continuing Prepetition Secured Notes Documents, and any Continuing Prepetition RCF Document).

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases described in the Plan, which includes by reference each of the related provisions and definitions contained in the Plan and, further, shall constitute its finding that each release described in the Plan is (1) in exchange for the good and valuable consideration provided by the Released Parties (including the Released Parties’ contributions to facilitate the resolution of the Chapter 11 Cases and implementation of the Plan), a good-faith settlement, and compromise of such claims, (2) in the best interests of the Debtors and all Holders of Claims, (3) fair, equitable, and reasonable, (4) given and made after due notice and opportunity for hearing, and (5) subject to the occurrence of the Effective Date, a bar to the Debtors or the Reorganized Debtors asserting any Covered Claim released under or pursuant to the Plan against any of the applicable Released Parties or their respective property.

F.       Voluntary Releases by the Releasing Parties

Except as otherwise specifically provided for in the Plan or Confirmation Order, on and after the Effective Date, for good and valuable consideration, including their cooperation and contributions to the Chapter 11 Cases, each Releasing Party shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged the Released Parties from any and all claims, interests, obligations, debts, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, asserted or unasserted, existing or hereinafter arising, in law, equity, or otherwise, whether for tort, fraud, contract, violations of federal, state, or other applicable laws, or otherwise, including Avoidance Actions, those Causes of Action based on veil piercing or alter-ego theories of liability, contribution, indemnification, joint liability, or otherwise that such Releasing Party would have been legally entitled to assert (whether individually or collectively), based on, relating to, or in any manner arising from, in whole or in part, the following:

1.	the Debtors or their non-Debtor Affiliates (including the management, ownership, or operation thereof or the issuance of Securities thereby), the Reorganized Debtors, the Chapter 11 Cases, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, or the formulation, preparation, marketing, dissemination, negotiation, or Filing of the DIP Facility, the DIP Documents, the Restructuring Support Agreement, the Prepetition Secured Notes Documents, the Prepetition Revolving Credit Facility, the Prepetition RCF Documents, the Plan (including the Plan Supplement and other Plan Documents), the Disclosure Statement, the Exit

Financing Facilities, the Exit Financing Documents, the DIP Roll-Up Equitization, any settlement, contract, instrument, release, or other agreement or document created or entered into in connection therewith, any prepetition transactions, or in the Chapter 11 Cases, and any other prepetition or post-petition act taken or omitted to be taken in connection with or in contemplation of the Chapter 11 Cases, the reorganization of the Debtors, or the administration of, or property to be distributed under, the Plan (including the issuance and distribution of any Securities (including the New Equity Interests) issued or to be issued under or in connection with the Plan);

2.	any Plan Document, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by, or in furtherance of, the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Plan or the Disclosure Statement;

3.	the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtors and any Released Party (excluding any assumed Executory Contract or Unexpired Lease), or the restructuring of Claims or Interests prior to or in the Chapter 11 Cases; and

4.	the negotiation, formulation, marketing, preparation, or performance of or under the Plan and Disclosure Statement (including the Plan Supplement and other Plan Documents), the DIP Facility, the DIP Documents, the Restructuring Support Agreement, the Prepetition Secured Notes Documents, the Prepetition Revolving Credit Facility, the Prepetition RCF Documents, the Exit Financing Facilities, the Exit Financing Documents, the DIP Roll-Up Equitization, or, in each case, related agreements, instruments, or other documents, or any other act, omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided, that if any Released Party directly or indirectly brings or asserts any claim or Cause of Action that has been released or is contemplated to be released pursuant to the Plan in any way arising out of or related to any document or transaction that was in existence prior to the Effective Date against any other Released Party, and such Released Party does not abandon such claim or Cause of Action upon request, then the release set forth in the Plan shall automatically and retroactively be null and void ab initio with respect to the Released Party bringing or asserting such claim or Cause of Action; provided, further, that the immediately preceding proviso shall not apply to (a) any action by a Released Party in the Bankruptcy Court (or any other court determined to have competent jurisdiction), including any appeal therefrom, to prosecute the amount, priority, or secured status of any prepetition or ordinary course Administrative Claim against the Debtors or (b) any release or indemnification provided for in any settlement or granted under any other Final Order (provided, that, in the case of the preceding proviso, the Debtors shall retain all defenses related to any such action).

The foregoing releases in this Article VIII.F shall not apply to any (1) Retained Causes of Action, (2) claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct (including actual fraud) or gross negligence, or (3) rights, remedies, exculpations, indemnities, powers, and protections preserved in Article IV.G.  Notwithstanding anything contained herein to the contrary, the foregoing releases shall not release any obligation of any party under the Plan or any document, instrument, or agreement executed to implement the Plan (including the Plan Supplement, any of the Continuing Prepetition Secured Notes Documents, and any of the Continuing Prepetition RCF Documents).

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases described in the Plan, which includes by reference each of the related provisions and definitions contained in the Plan and, further, shall constitute its finding that each release described in the Plan is (1) in exchange for the good and valuable consideration provided by the Released Parties, a good-faith settlement, and compromise of such claims, (2) in the best interests of the Debtors and all Holders of Claims, (3) fair, equitable, and reasonable, (4) given and made after due notice and opportunity for hearing, and (5) subject to the occurrence of the Effective Date, a bar to the Releasing Party asserting any Covered Claim released under or pursuant to the Plan against any of the applicable Released Parties or their respective property.

G.       Injunction

Except as otherwise specifically provided in the Plan, the Confirmation Order, or any Final Order entered by the Bankruptcy Court in the Chapter 11 Cases, all Entities who have held, hold, or may hold claims, interests, Causes of Action, or liabilities that arose prior to the Effective Date, and all other parties in interest, along with their respective Related Parties, are permanently enjoined, from and after the Effective Date, on account of, in connection with, or with respect to any such claim, interest, Cause of Action, or liability for which an Exculpated Party has been exculpated under Article VIII.D of the Plan or for which a Released Party has been released under Article VIII.E or Article VIII.F of the Plan (as applicable), from (1) commencing or continuing in any manner any action or other proceeding on account of, in connection with, or with respect to any such claims, interests, Causes of Action, or liabilities released, exculpated, or settled pursuant to the Plan, other than to enforce any right to a Plan Distribution, (2) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against any Released Party or Exculpated Party, or the property or interest in property thereof, on account of, in connection with, or with respect to any such claims, interests, Causes of Action, or liabilities released, exculpated, or settled pursuant to the Plan, other than to enforce any right to a Plan Distribution, (3) creating, perfecting, or enforcing any Lien or encumbrance against any Released Party or Exculpated Party, or the property or interest in property thereof, on account of, in connection with, or with respect to any such claims, interests, Causes of Action, or liabilities released, exculpated, or settled pursuant to the Plan, other than to enforce any right to a Plan Distribution, (4) asserting any right of setoff or subrogation against any obligation due from any Released Party or Exculpated Party, or against the property or interest in property thereof, on account of, in connection with, or with respect to any such claims, interests, Causes of Action, or liabilities released, exculpated, or settled pursuant to the Plan, notwithstanding an indication of a claim, interest, Cause of Action, or liability or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise, except to the extent that (a) a right to setoff is asserted with respect to a Proof of Claim that explicitly preserves such setoff and is timely and properly Filed by the Effective Date or pursuant to section 502(h) of the Bankruptcy Code and Bankruptcy Rule 3002(c)(3) or (b) such Entity was excused from Filing or otherwise not required to File a Proof of Claim pursuant to a Final Order of the Bankruptcy Court, and (5) interfering with the implementation or Consummation of the Plan or any of the Plan Documents.  Such injunction shall extend to any successors or assignees of the Released Parties and Exculpated Parties and their respective properties and interest in properties.  Each of the Debtors, the Reorganized Debtors, the Exculpated Parties, and the Released Parties is expressly authorized hereby to seek the enforcement of such injunctions.

No Entity may commence, continue, amend, or otherwise pursue, join in, or support any other Entity commencing, continuing, amending, or pursuing, a Cause of Action, Covered Claim, or claim of any kind against any Released Party or Exculpated Party, as applicable, that arose, arises from, or is reasonably likely to arise from, or relates to or is reasonably likely to relate to, any Covered Claim subject to Articles VIII.D, E, or F of the Plan without first (1) requesting a determination from the Bankruptcy Court, after notice (to all affected parties) and a hearing, that such claim, Cause of Action, or Covered Claim, as applicable, represents a colorable claim against a Debtor or a Released Party, as applicable, and is not a claim, Cause of Action, or Covered Claim that was released or exculpated under or pursuant to the Plan, which request must attach the complaint or petition proposed to be filed by the requesting Entity (which complaint or petition must satisfy the applicable Rules of Federal Procedure), and (2) obtaining from the Bankruptcy Court, in the form of a Final Order, specific authorization for such Entity to bring such claim, Cause of Action, or Covered Claim, as applicable, against a Debtor or any other Released Party or Exculpated Party, as applicable.  Any such request shall include a proposed attorney fee reserve, subject to modification by the Bankruptcy Court, that shall be deposited to the Bankruptcy Court’s registry to indemnify all potential defendants against costs associated with the successful defense of any claim that is allowed to proceed.  For the avoidance of doubt, any Entity that obtains such determination and authorization and subsequently wishes to amend the authorized complaint or petition to add any claim, Cause of Action, or Covered Claim not explicitly included in the authorized complaint or petition must first obtain authorization from the Bankruptcy Court before filing any such amendment in the court where such complaint or petition is pending.  The Bankruptcy Court shall have sole and exclusive jurisdiction to determine whether a claim, Cause of Action, or Covered Claim is colorable and, only to the extent legally permissible, shall have jurisdiction to adjudicate the underlying colorable claim, Cause of Action, or Covered Claim.

H.       Setoff and Recoupment

Except as otherwise expressly provided for in the Plan or the Confirmation Order, each (Reorganized) Debtor, as applicable, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may, but shall not be required to, set off or recoup (to the extent applicable) against any Allowed Claim and any Plan Distribution to be made on account of such Claim, any and all claims, rights, and Causes of Action of any nature that such (Reorganized) Debtor, as applicable, may have against the Holder of such Claim pursuant to the Bankruptcy Code or applicable non-bankruptcy law, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim shall constitute a waiver, abandonment, or release by such Debtor, such Reorganized Debtor, of any such claims, rights, and Causes of Action that they may have against such Holder.  Except as otherwise specifically provided in the Plan, including Article VIII.G, nothing herein shall (1) alter any rights of setoff or recoupment (to the extent available under applicable law) of any Holder of an Allowed Claim or Allowed Administrative Claim against the (Reorganized) Debtors or (2) constitute a waiver of the rights, claims, or defenses of the (Reorganized) Debtors or any other party in interest to dispute such rights of setoff or recoupment on any grounds.  In no event shall any Holder of a Claim be entitled to set off any such Claim against any Claim, right, or Cause of Action of the Debtor, unless (1) such Holder has indicated in any timely- and properly-Filed Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise or (2) such Holder was not required to File a Proof of Claim pursuant to a Final Order of the Bankruptcy Court (including the Bar Date Order).

I.       Preservation of Causes of Action

The Debtors, the Reorganized Debtors, and their Estates retain all Retained Causes of Action and may enforce all rights related thereto that they may have or choose to assert on behalf of their respective Estates, as applicable, under any provision of the Bankruptcy Code or any applicable analogous statute or non-bankruptcy law, whether such Cause of Action arose before or after the Petition Date.  For the avoidance of doubt, and notwithstanding anything to the contrary herein, the Retained Causes of Action shall not include any Causes of Action of any kind that were released pursuant to a Final Order of the Bankruptcy Court or any other claims against any DIP Agent or DIP Lender.  Upon Consummation, the Reorganized Debtors shall have, retain, reserve, and be entitled to commence, assert, and pursue all Retained Causes of Action.

Except as set forth in the Plan, the Confirmation Order, or a Final Order of the Bankruptcy Court, nothing contained in the Plan or the Confirmation Order shall, or shall be deemed to, release any post-Effective Date obligations of any party under the Plan, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or in connection with Consummation.

The Debtors’ inclusion or failure to include or describe with sufficient specificity any Retained Cause of Action herein, on any Schedule of Retained Causes of Action, or in the

Confirmation Order shall not be deemed an admission, denial, or waiver of any Retained Cause of Action that the Debtors or their Estates may hold.  No preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of Confirmation or Consummation, including any argument of waiver on account of the failure to include or describe with sufficient specificity any Retained Cause of Action herein, on any Schedule of Retained Causes of Action, or in the Confirmation Order.  For the avoidance of doubt, in no instance shall “Retained Causes of Action” include any claim or Cause of Action with respect to, or against, a Released Party that was released pursuant to the Plan.

No Entity may rely on the absence of a specific reference herein, on any Schedule of Retained Causes of Action, or in the Confirmation Order to any Cause of Action against them as any indication that the (Reorganized) Debtors will not pursue any and all available Causes of Action against them.

J.       Compromise and Settlement of Claims and Controversies

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the Plan Distributions and other benefits provided under the Plan and as a mechanism to effect a fair distribution of value to the Debtors’ constituencies, the provisions of the Plan shall also constitute a good-faith compromise and settlement of all Claims, Causes of Action, and controversies incorporated in the Plan.

The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, controversies, and Causes of Action and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtors, their Estates, and the Holders of such Claims, and is fair, equitable, and reasonable.  Subject to Article V, all Plan Distributions made to or for the benefit of Holders of Allowed Claims in any Class are intended to be and shall be final.  In accordance with the provisions of the Plan, pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice or action, order, or approval of the Bankruptcy Court, the Debtors, with the consent of the Required Consenting DIP Lenders, may compromise and settle claims and Causes of Action against other Entities and, upon Consummation, such right shall pass to the Reorganized Debtors.

K.       No Avoidance or Clawback of Plan Distributions

Notwithstanding any provision of the Bankruptcy Code, applicable non-bankruptcy law, or any contrary provision in this Plan or the Confirmation Order, all Plan Distributions made to any holder of an Allowed Claim, whether made on or after the Effective Date, shall be final, non-avoidable, and not subject to any claim, suit, action, right of recovery, avoidance, clawback, or disgorgement by the Debtors, the Reorganized Debtors, the Estates, any post-Effective Date trustee, or any party acting or purporting to act on their behalf.

Without limiting the foregoing, no Plan Distribution, whether made on or after the Effective Date, shall be subject to avoidance or recovery under any theory, including under sections 105, 362, 502(d), 510, and 542-550 of the Bankruptcy Code, or under any federal or state fraudulent-transfer, preference, or similar recovery law.  Recipients of Plan Distributions shall be conclusively deemed to have taken such distributions in good faith and for reasonably equivalent value.

L.       Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any (Reorganized) Debtor or any Entity with which a (Reorganized) Debtor has been or is associated, solely because such (Reorganized) Debtor (1) is or was a debtor under chapter 11, (2) may have been insolvent before the commencement of the Chapter 11 Cases or during the Chapter 11 Cases prior to the Effective Date, or (3) has not paid a debt that is dischargeable in the Chapter 11 Cases.

M.       SEC

Notwithstanding any language to the contrary herein, in the Disclosure Statement, or in the Confirmation Order, no provision shall (1) preclude the SEC from enforcing its police or regulatory powers or (2) enjoin, limit, impair, or delay the SEC from commencing or continuing any claims, causes of action, proceedings, or investigations against any non-Debtor Entity in any forum.

N.       Utility Deposits

To the extent they have not already done so, all utilities or other Entities that received a deposit or other form of “adequate assurance” of performance pursuant to section 366 of the Bankruptcy Code during the Chapter 11 Cases, whether pursuant to the Bankruptcy Court’s Final Order (I) Prohibiting Utilities from Altering, Refusing, or Discontinuing Service, (II) Deeming Utilities Adequately Assured of Future Performance, and (III) Establishing Procedures for Determining Requests for Additional Adequate Assurance [ECF No. 214] (the “Utilities Order”) or otherwise, are directed to return such deposits to the Reorganized Debtors, either by setoff against post-petition indebtedness or by Cash refund, no later than 30 days after the Effective Date. Further, on or as reasonably practicable after the Effective Date, the Reorganized Debtors (a) are authorized to withdraw the funds held in the Utility Deposit Account pursuant to and as defined in the Utility Order and (b) shall have no further obligations to comply with the Utility Order.

ARTICLE IX.
CONDITIONS TO EFFECTIVE DATE

A.       Conditions Precedent to the Effective Date

The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied on or prior to the Effective Date or waived in accordance with Article IX.B:

1.	The Restructuring Support Agreement shall remain in full force and effect (except as a result of the occurrence of the Effective Date) and no notice in respect of a termination event shall have been delivered in accordance with the terms thereof, to the extent not cured pursuant to the terms thereof.

2.	The Bankruptcy Court shall have entered the New CBA Orders approving the New CBAs, and the New CBAs shall be effective in accordance with their terms.

3.	The Debtors shall have made the Effective Date DIP Distribution (or the Debtors will have made such distribution substantially concurrently with the occurrence of the Effective Date).

4.	The Debtors shall have satisfied (or the Debtors will have satisfied substantially concurrently with the occurrence of the Effective Date) all New Money DIP Loan Superpriority Claims in full in cash.

5.	The Bankruptcy Court shall have approved the Disclosure Statement on a final basis.

6.	The Bankruptcy Court shall have entered the Confirmation Order, which shall have become a Final Order, and the Plan shall not have been amended, altered, or modified from the Plan as confirmed by the Confirmation Order in any material respect, unless such material amendment, alteration, or modification has been made in accordance with the Plan.

7.	All applicable authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan shall have been obtained (and all applicable waiting periods shall have expired).

8.	Any and all professional fees and expenses of Professionals already approved by the Bankruptcy Court shall have been paid in full.

9.	The Professional Fee Reserve Amount shall have been funded into the Professional Fee Escrow Account.

10.	The unpaid, reasonable, and documented fees and expenses of the Ad Hoc Committee of Senior Secured Noteholders’ Advisors, the Prepetition Secured Notes Agents/Trustees (including their respective counsel), and the DIP Agent (including its counsel) (in each case incurred in accordance with the DIP Order, but without regard to any notice requirements contained therein, and inclusive of any estimates through the Effective Date) shall have been paid in full in Cash; provided, that payment of any such amounts incurred by such professionals as of the Effective Date but not invoiced to the Debtors at least three (3) Business Days prior to the Effective Date shall not be a condition precedent to the effectiveness of the Plan and shall be payable by the Reorganized Debtors within five (5) Business Days after the receipt of summary invoices therefor (in all cases without any requirement (y) to provide itemized time detail or (z) for the Bankruptcy Court review or approval (including to File a fee application with the Bankruptcy Court)).

11.	No governmental entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any law or order (whether temporary, preliminary, or permanent) in any case that is in effect and that prevents or prohibits consummation of the Plan, and no Governmental Unit shall have instituted any action or proceeding (that remains pending on what could otherwise be the Effective Date) seeking to stay, enjoin, restrain, or otherwise prohibit Plan Consummation.

12.	All documents and agreements necessary to implement the Plan, including the New Organizational Documents, the Exit Secured Loans Documents, and all other items contained in the Plan Supplement, shall be in form and substance acceptable to the Debtors and the Required Consenting DIP Lenders and shall have been effected or executed and remain in full force and effect.

13.	All conditions precedent to the consummation of the Exit Secured Loans Facility shall have been satisfied or waived in accordance with the terms of the Exit Secured Loans Documents.

14.	All conditions precedent to the issuance of the New Equity Interests, other than any conditions related to the occurrence of the Effective Date, shall have occurred.

B.       Waiver of Conditions to Effectiveness

The Debtors, with the consent of the Required Consenting DIP Lenders, may waive or modify any of the conditions set forth in Article IX.A at any time (other than entry of the Confirmation Order), without any notice to other parties in interest or the Bankruptcy Court and without any further notice to or formal action other than proceeding to confirm or consummate the Plan; provided, that the condition in Articles IX.A.8–A.10 may only be waived with the express written consent (email being sufficient) of each affected professional or agent.  The failure to satisfy any condition before the Confirmation Date or the Effective Date may be asserted by the Debtors as a reason not to seek Confirmation or declare an Effective Date, regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors).  The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of such rights or any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

C.       Effect of Non-Occurrence of Conditions to the Effective Date

If the Effective Date does not occur on or before the termination of the Restructuring Support Agreement, then:  (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan, the Confirmation Order, or the Disclosure Statement shall (i) constitute a waiver or release of any Claims, Interests, or Causes of Action, (ii) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, or any other Entity, or (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors, any Holders of Claims or Interests, or any other Entity in any respect;

provided, however, that such termination of the Restructuring Support Agreement and rendering of the Plan null and void shall not affect the validity or enforceability of any other order entered by the Bankruptcy Court or of any agreement, instrument, or other documents executed by any Debtor prior to the date of such termination, including the DIP Documents and any other agreement, instrument, or other document executed in connection therewith.

ARTICLE X.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.       Plan Modifications

Subject to certain restrictions and requirements set forth in section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019, the Debtors, with the consent of the Required Consenting DIP Lenders, may alter, amend, or modify the Plan, including the Plan Supplement, in its entirety, in part, or as to a particular Debtor, without additional disclosure pursuant to section 1125 of the Bankruptcy Code prior to the Confirmation Date.  In addition, should the Plan fail to be accepted by the requisite number and amount of Claims voting, as required to satisfy section 1129 of the Bankruptcy Code, and notwithstanding any other provision of the Plan to the contrary, the Debtors reserve the right to reclassify Claims and Interests.

After the Confirmation Date and before substantial consummation of the Plan, the Debtors, in consultation with the Required Consenting DIP Lenders, may institute proceedings in the Bankruptcy Court pursuant to section 1127(b) of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistencies in the Plan, including the Plan Supplement or the Confirmation Order, relating to such matters as may be necessary to carry out the purposes and effects of the Plan, in each case, in accordance with the Required Consenting DIP Lenders’ rights under the Restructuring Support Agreement.

After the Confirmation Date but before the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan, including the Plan Supplement, without further order or approval of the Bankruptcy Court; provided, that such adjustments and modifications do not materially and adversely affect the treatment of Holders or their Claims or Interests and, in each case, are in accordance with the Required Consenting DIP Lenders’ rights under the Restructuring Support Agreement.

After the Effective Date, the Reorganized Debtors may amend, supplement, or otherwise modify the Plan Documents in accordance with their terms and applicable non-bankruptcy law.

Entry of the Confirmation Order shall constitute approval of all modifications to the Plan occurring after the solicitation of votes thereon, pursuant to section 1127(a) of the Bankruptcy Code, and a finding that such modifications to the Plan do not require additional disclosure or solicitation under Bankruptcy Rule 3019.

B.       Revocation or Withdrawal of Plan and Effects of Nonoccurrence of Confirmation or Effective Date

The Debtors, with the consent of the Required Consenting DIP Lenders, reserve the right to revoke, withdraw, or delay consideration of the Plan prior to the Confirmation Date and to File subsequent plans.  If the Debtors revoke or withdraw the Plan, or if the Confirmation Order is vacated pursuant to a Final Order, in each case, in its entirety, in part, or as to a particular Debtor, or if the Confirmation Date or the Effective Date does not occur, then, absent further order of the Bankruptcy Court and as to all or such Debtors, as applicable, (1) the Plan shall be null and void in all respects, (2) any settlement or compromise not previously approved by Final Order of the Bankruptcy Court embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases affected by the Plan, and any document or agreement executed pursuant hereto shall be deemed null and void, and (3) nothing contained in the Plan or the Confirmation Order, and no acts taken in preparation for Consummation of the Plan, shall (a) constitute or be deemed to constitute a waiver or release of any Claims or Interests, (b) prejudice in any manner the rights of such Debtors or any other Entity (including the application of res judicata or collateral estoppel), or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity.

If the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction over any request to extend the deadline for assuming or rejecting Executory Contracts or Unexpired Leases.

ARTICLE XI.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on or after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code to:

1.	hear, adjudicate, decide, determine, or resolve all matters relating to the assumption or rejection of Executory Contracts or Unexpired Leases (including any Deferred Agreements), including any Assumption Disputes and whether a contract or lease is or was executory or expired, and the allowance of Claims resulting therefrom;

2.	hear, adjudicate, decide, determine, or resolve any motion, adversary proceeding, application, contested matter, or other matter pending on the Effective Date;

3.	hear, adjudicate, decide, determine, or resolve all matters relating to the allowance, disallowance, liquidation, classification, priority, amount, validity, or estimation of any Claim;

4.	ensure that Plan Distributions to Holders of Allowed Claims are accomplished as provided herein;

5.	hear, adjudicate, decide, determine, or resolve all applications for compensation and reimbursement of Professional Fee Claims;

6.	hear, adjudicate, decide, determine, or resolve any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

7.	hear, adjudicate, decide, determine, or resolve disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, any Plan Document, any settlements, transactions, or payments contemplated hereby or in furtherance hereof, or any agreement, instrument, or other document governing or relating to any of the foregoing;

8.	take any action, issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, any Plan Document, or any other order of the Bankruptcy Court;

9.	take any action or issue such orders as may be necessary or appropriate to construe, enforce, execute, implement, and consummate, or to maintain the integrity of, the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan, the Confirmation Order, the Plan Documents, and contracts, instruments, releases, and other agreements or documents created or entered into in connection with the Plan;

10.	enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

11.	hear, adjudicate, decide, determine, or resolve matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including the expedited determination of tax under section 505(b) of the Bankruptcy Code);

12.	hear, adjudicate, decide, determine, or resolve any other matter not inconsistent with the Bankruptcy Code or title 28 of the United States Code;

13.	hear, adjudicate, decide, determine, or resolve any other matters that may arise in connection with or are related to the Plan, the Disclosure Statement, the Confirmation Order, any of the Plan Documents, or any other contract, instrument, release, or other agreement or document related to the Plan, the Disclosure Statement, or the Plan Supplement; provided, that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in a Plan Document that have a jurisdictional, forum selection, or dispute resolution clause that refers disputes to a different court and any disputes concerning such Plan Documents shall be governed in accordance with the provisions thereof;

14.	recover all assets of the Debtors and property of the Debtors’ Estates for the benefit of the Reorganized Debtors, wherever located;

15.	resolve any disputes concerning whether a Person or an Entity had sufficient notice of the Chapter 11 Cases, the Confirmation Hearing, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases (including the Solicitation), any Bar Date established in the Chapter 11 Cases, or any deadline for responding or objecting to the amount of a Cure Claim, in each case, for the purpose of determining whether a Claim or an Interest is discharged hereunder or for any other purpose;

16.	hear, adjudicate, decide, determine, or resolve any rights, claims, or Causes of Action held by or accruing to the (Reorganized) Debtors pursuant to the Bankruptcy Code or pursuant to any federal or state statute or legal theory;

17.	enforce and interpret all orders, judgments, injunctions, releases, discharges, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases with respect to any Entity;

18.	hear, adjudicate, decide, determine, or resolve matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

19.	enter final decrees in each of the Chapter 11 Cases;

20.	enforce any order for the sale of property pursuant to section 363, 1123, or 1146(a) of the Bankruptcy Code, including any order of the Bankruptcy Court with respect to the sale or other disposition of the Specified Assets;

21.	grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

22.	grant any consensual request to extend the deadline for the lessors, conditional vendors, or Holders of Secured Interests in equipment, to take possession of such equipment pursuant to section 1110(b) of the Bankruptcy Code;

23.	hear, adjudicate, decide, determine, or resolve all matters relating to arising in connection with the interpretation, implementation, or enforcement of any Postpetition Aircraft Agreement;

24.	hear, adjudicate, decide, determine, or resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including (a) with respect to the repayment or return of Plan Distributions and the recovery of additional amounts owed by the Holder of a Claim for amounts not timely repaid pursuant to Article V, (b) with respect to the releases, injunctions, discharges, and other provisions contained in Article VIII, including entry of such orders as may be necessary or appropriate to implement such provisions, (c) those that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan, the Confirmation Order, and contracts, instruments, releases, and other agreements or documents created in connection with the Plan, or (d) related to section 1141 of the Bankruptcy Code;

25.	hear, adjudicate, decide, determine, or resolve whether a party’s potential claim or Cause of Action represents a colorable claim against a Debtor or any other Released Party or Exculpated Party, as applicable, and is not a claim that was released or exculpated hereunder;

26.	hear, adjudicate, decide, determine, or resolve any and all disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Confirmation Hearing, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any Bar Date established in the Chapter 11 Cases, or the deadline for responding or objecting to a Cure Cost;

27.	hear and determine any rights, claims, or Causes of Action held by, or accruing to, any Debtor pursuant to the Bankruptcy Code or pursuant to any statute or legal theory, including those set forth on the Schedule of Retained Causes of Action;

28.	hear, adjudicate, decide, determine, or resolve such other matters, and for such other purposes as may be provided in the Confirmation Order; and

29.	hear, adjudicate, decide, determine, or resolve any and all disputes arising from or relating to the Chapter 11 Cases, any orders entered therein (including the interpretation thereof), and any of the foregoing.

Unless otherwise specifically provided herein or in a prior order of the Bankruptcy Court, the Bankruptcy Court shall have jurisdiction to hear and determine disputes concerning Claims that arose prior to the Effective Date.

ARTICLE XII.
MISCELLANEOUS PROVISIONS

A.       Exemption from Transfer Taxes and Recording Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, (1) the issuance, distribution, transfer, or exchange of any securities, instruments, or documents (including the New Equity Interests, Specified Assets, and Exit Secured Loans), (2) the creation, filing, or recording of any lien, mortgage, deed of trust, or other security interest, (3) the making, assignment, filing or recording of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan or the reinvesting, transfer, or sale of any real or personal property of the Debtors pursuant to, in implementation of, or as contemplated in the Plan, (4) the grant of collateral under the Exit Financing Documents, (5) the transfer of title to or ownership of any of the Debtors’ interests in any Aircraft Equipment, and (6) the issuance, renewal, modification, or securing of indebtedness by such means, and the making, delivery, or recording of any deed, bill of sale, assignment, or other instrument of transfer under, in furtherance of, contemplated by, arising out of, or in any way related to, the Plan, and Plan Documents, or the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, personal or real property tax (including real estate transfer tax), mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax, or other similar tax or governmental assessment.  Upon entry of the Confirmation Order, the appropriate federal, state, or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.  All filing or recording officers (or any other Entity with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forgo the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

B.       Request for Expedited Determination of Taxes

The Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date, and in the case of any Debtor that is to be dissolved in accordance with the Restructuring Steps Memorandum or the Plan, through the completion of its dissolution.

C.       Dissolution of Any Committee

On the Effective Date, the Committee shall dissolve automatically and the members thereof shall be released and discharged from all rights, duties, responsibilities, and liabilities arising from, or related to, the Chapter 11 Cases and under the Bankruptcy Code, except for the limited purposes of (1) prosecuting requests for payment of Professional Fee Claims for services and reimbursement of expenses incurred prior to the Effective Date by any Committee and its Professionals and (2) appearing in connection with any appeals taken of the Confirmation Order.  From and after the Effective Date, the Reorganized Debtors shall continue to pay, when due and payable in the ordinary course of business, the reasonable and documented fees and expenses of the Committee’s professionals solely to the extent arising out of or related to the foregoing without further order of the Bankruptcy Court.

D.       Plan Supplement and Other Plan Documents

Draft forms of certain Plan Documents and certain other documents, agreements, instruments, schedules, and exhibits specified in the Plan shall, where expressly so provided for in the Plan, be contained in the Plan Supplement and Filed from time to time.  All exhibits, schedules, supplements, and appendices to this Plan (including the Plan Supplement) are incorporated into and are a part of this Plan as if set forth in full herein. Unless otherwise expressly provided in the Plan, the Debtors may alter, modify, or amend any Plan Supplement document in accordance with Article X.

On or before the Confirmation Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  Once Filed, copies of such Filings shall be available for free download on the Debtors’ Case Information Website.

The (Reorganized) Debtors, all Holders of Claims receiving Plan Distributions, and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

E.       No Admission

Other than as expressly provided under the Plan or in the Confirmation Order, nothing in the Plan, Disclosure Statement, or any document or pleading Filed in connection therewith shall constitute or be deemed to constitute an admission that any of the Debtors are subject to or liable for any Claim.

F.       Substantial Consummation

On the Effective Date, the Plan shall be deemed to be “substantially consummated,” as defined in section 1101 of the Bankruptcy Code.

G.       Section 1125 of the Bankruptcy Code

As of, and subject to the occurrence of, the Confirmation Date, the Debtors and their Related Parties shall be deemed to have solicited votes on the Plan and participated in the issuance or distribution of any Securities and interests (including the New Equity Interests) under the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code (including sections 1125(a) and 1125(e) of the Bankruptcy Code) and any applicable non-bankruptcy law, rule, or regulation, including those governing the adequacy of disclosure in connection with such solicitation; therefore, none of the Debtors nor their Related Parties shall have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the issuance or distribution of any Securities and interests (including the New Equity Interests) under the Plan.

No Entity may commence, continue, amend, or otherwise pursue, join in, or support any other party commencing, continuing, amending, or pursuing, a claim or Cause of Action subject to the terms of the immediately preceding paragraph against any Debtor or any of their Related Parties, without first (1) requesting a determination from the Bankruptcy Court, after notice (to all affected parties) and a hearing, that such claim or Cause of Action, as applicable, represents a colorable claim against a Debtor or one of their Related Parties, as applicable, and is not a claim or Cause of Action that was released or exculpated pursuant to the immediately preceding paragraph, which request must attach the complaint or petition proposed to be filed by the requesting party (which complaint or petition must satisfy the applicable Rules of Federal Procedure), and (2) obtaining from the Bankruptcy Court, in the form of a Final Order, specific authorization for such party to bring such claim or Cause of Action, as applicable, against a Debtor or any of their Related Parties, as applicable.  Any such request shall include a proposed attorney fee reserve, subject to modification by the Bankruptcy Court, that shall be deposited to the Bankruptcy Court’s registry to indemnify all potential defendants against costs associated with the successful defense of any claim that is allowed to proceed.  For the avoidance of doubt, any party that obtains such determination and authorization and subsequently wishes to amend the authorized complaint or petition to add any claim or Cause of Action not explicitly included in the authorized complaint or petition must first obtain authorization from the Bankruptcy Court before filing any such amendment in the court where such complaint or petition is pending.  The

Bankruptcy Court shall have sole and exclusive jurisdiction to determine whether a claim or Cause of Action is colorable and, only to the extent legally permissible, shall have jurisdiction to adjudicate the underlying colorable claim or Cause of Action.

H.       Non-Severability

If, before Confirmation, any term or provision of the Plan or any other Plan Document is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided, that any such alteration or interpretation shall be acceptable to the Debtors and the Required Consenting DIP Lenders.

Entry of the Confirmation Order shall constitute a judicial determination that each term and provision of the Plan and each Plan Document, as it may have been altered or interpreted in accordance with the foregoing, is (1) valid and enforceable pursuant to its terms, (2) integral to the Plan and may not be deleted or modified without the consent of the Debtors, as well as the Required Consenting DIP Lenders,  and (3) non-severable and mutually dependent.

I.       Binding Effect

Notwithstanding any Bankruptcy Rule (including Bankruptcy Rules 3020(e), 6003, and 6004(h)) or Local Rule to the contrary, upon the occurrence of the Effective Date (or, to the extent expressly provided herein or in the Confirmation Order, the Confirmation Date), the Plan shall be binding upon and inure to the benefit of the (Reorganized) Debtors, all present and former Holders of Claims or Interests (whether or not such Holders shall receive or retain any property or interest in property under the Plan and irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, or injunctions described in the Plan, each Entity acquiring property under the Plan, any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors, all other parties in interest in the Chapter 11 Cases, and their respective Related Parties.

J.       Service of Documents

After the Effective Date, to be effective, any notice, request, or demand to or upon, as applicable, the Reorganized Debtors, the Consenting DIP Lenders, or the DIP Agent must be in writing (email being sufficient) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually received and confirmed by the relevant party as follows:

The (Reorganized) Debtors

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Marshall Huebner, Darren S. Klein, Christopher S. Robertson, Joseph W. Brown, Katharine Somers

Email: spirit.notice@davispolk.com

    and:

Morris, Nichols, Arsht & Tunnell LLP

1201 N. Market Street, 16th Floor

Wilmington, DE 19801

Attention: Robert J. Dehney, Sr., Matthew O. Talmo

Email: rdehney@morrisnichols.com, mtalmo@morrisnichols.com

    and, if on an aircraft-related matter:

Debevoise & Plimpton LLP

66 Hudson Boulevard East

New York, New York 10001

Attention: Jasmine Ball, Brian E. Liu, Elie J. Worenklein

Email: jball@debevoise.com, beliu@debevoise.com, eworenklein@debevoise.com

The Consenting DIP Lenders
Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, New York 10036 Attention: Michael Stamer, Jason P. Rubin Email: mstamer@akingump.com, jrubin@akingump.com

After the Effective Date the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed a renewed request to receive documents pursuant to Bankruptcy Rule 2002.

In accordance with Bankruptcy Rules 2002 and 3020(c), within 14 calendar days of the date of entry of the Confirmation Order, the (Reorganized) Debtors shall serve a notice of Confirmation to all parties served with the Solicitation Materials in the same manner so served; provided, that no notice or service of any kind shall be required to be mailed or made upon any Entity to whom the Debtors mailed the Solicitation Materials, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address,” or “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address.

K.       Waiver or Estoppel

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured, or not subordinated by virtue of an agreement made with the Debtors or their counsel or any other Entity, if such agreement was not disclosed herein or in papers Filed with the Bankruptcy Court prior to the Confirmation Date.

L.       Conflicts

Except as set forth herein (including Article I.G), (1) to the extent that any provision of any Plan Document (though subject to clause (2) of this Article XII.L) or any Final Order of the Bankruptcy Court (other than the Confirmation Order) conflicts with or is in any way inconsistent with any provision of the Plan or the Confirmation Order, the Plan or the Confirmation Order, as applicable, shall govern and control, (2) to the extent that any provision of the Plan (excluding the Plan Supplement) conflicts with or is in any way inconsistent with any provision of the Plan Supplement, the Plan Supplement shall govern and control (unless otherwise set forth in such Plan Supplement document), and (3) to the extent that any provision of the Plan conflicts with or is in any way inconsistent with any provision of the Confirmation Order, the Confirmation Order shall govern and control.

M.       Entire Agreement

Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

Respectfully submitted,

March 13, 2026

Spirit Aviation Holdings, Inc., on behalf of itself and each of its Debtor affiliates

/s/ Fred Cromer
Fred Cromer Executive Vice President and Chief Financial Officer

EXHIBIT B

Exit Secured Loans Facility Term Sheet

EXIT Term Loan Facility TERM SHEET

Spirit Airlines, LLC
$300.0 Million Exit Term Loan Facility

Capitalized terms used in this Exit Term Loan Facility Term Sheet (this  “Term Sheet”) and not otherwise defined herein shall have the meaning given to such terms in the Superpriority Secured Debtor in Possession Term Loan Credit Agreement, dated as of October 14, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “DIP Credit Agreement”), by and among Spirit Airlines, LLC, as the borrower (“Spirit”), Spirit Aviation Holdings, Inc., as a guarantor, Wilmington Trust, National Association, as administrative agent and collateral agent, and the lenders party thereto or in that certain Restructuring Support Agreement, dated as of March 13, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Restructuring Support Agreement”), by and among Spirit, each of Spirit’s subsidiaries party thereto and the Consenting DIP Lenders (as defined therein) party thereto, to which this Term Sheet is attached, as applicable.

Borrower:	Spirit Airlines, LLC, a Delaware limited liability company (in such capacity, the “Borrower”).
Guarantors:	Spirit Aviation Holdings, Inc. and each of Borrower’s existing and/or subsequently acquired or organized direct or indirect subsidiaries, subject to exclusions for captive insurance subsidiaries and special purpose entities formed for the purpose of financing aircraft related equipment on terms to be mutually agreed (collectively, the “Guarantors” and, together with Borrower, individually a “Loan Party” and, collectively, “Loan Parties”). The existing SPV subsidiary structure and related intercompany arrangements to be maintained, except (i) the Borrower shall not be required to fund, or cause to be funded, the related accounts at its subsidiaries (the “Cayman Accounts”) until after the PIK Period has ended and (ii) the license fee in connection therewith shall be reduced by an amount to be mutually agreed.
Administrative Agent:	A financial institution reasonably acceptable to the Required Lenders (as defined herein) and the Borrower shall act as administrative agent and as collateral for the Exit Term Loan Facility (as defined herein) (in such capacities, the “Exit Term Loan Agent”).
Exit Term Loan Facility:	On the Closing Date, lenders (and/or certain designated funds advised or managed by, or affiliated with, such lender) under the DIP Credit Agreement (in such capacities, the “Exit Term Loan Lenders”) shall be deemed to have provided the Borrower with a senior secured term loan credit facility in an aggregate principal amount equal to $300.0 million (the “Exit Term Loan Facility” and, the loans thereunder, the “Exit Term Loans”) in accordance with the terms of the Plan (as defined in the Restructuring Support Agreement).

Documentation Principles:

The Exit Term Loan Facility shall be governed by a new term loan credit agreement (the “Exit Term Loan Credit Agreement”), which shall be based on the DIP Credit Agreement, with modifications to reflect the terms and provisions set forth in this Term Sheet, to reflect the nature of the Exit Term Loan Facility as a takeback term loan exit facility and to include a portability construct to be mutually agreed and such other changes as may be agreed among the Required Lenders and the Borrower (the “Documentation Principles”).

The Exit Term Loan Credit Agreement and other definitive loan documents related to the Exit Term Loan Facility, including, without limitation, guarantees, security agreements, pledge agreements, officer’s certificates, certificates of good standings, corporate organizational documents and other related definitive documents in form and substance reasonably satisfactory to the Required Lenders and the Borrower are referred to, collectively, as the “Exit Term Loan Facility Documents”.

Maturity Date:	The Exit Term Loan Facility will mature on the date that is five (5) years after the Closing Date (the “Maturity Date”).
Amortization:	None.
OID:	None.
Interest Rate:	At the election of the Borrower, (a) Term SOFR (subject to a floor of 3.00%, “Adjusted Term SOFR”) plus 7.50% or (b) Base Rate plus 6.50%, all payable in cash; provided that from the Closing Date and until the third anniversary of the Closing Date (such period, the “PIK Period”), such interest, at the option of the Borrower, may be payable in-kind (a “PIK Election”).
Default Rate:	Any principal or interest payable under or in respect of the Exit Term Loan Facility not paid when due shall bear interest at the applicable interest rate plus 2% per annum. Other overdue amounts shall bear interest at the interest rate applicable to Base Rate loans plus 2% per annum.
Collateral:	The obligations of the Loan Parties under the Exit Term Loan Facility Documentation (collectively, the “Exit Term Loan Facility Obligations”) shall be secured by assets of the Loan Parties that are of a type constituting Collateral (as defined in the DIP Credit Agreement), whether owned by the Loan Parties on the Closing Date or thereafter owned or acquired (including, without limitation, all existing and future intercompany claims, contracts, intellectual property and cash and Cash Equivalents of each Cayman Guarantor), subject to exclusions to be mutually agreed (collectively, “Exit Term Loan Facility Collateral”)[1].

1 NTD: Exit Term Loan Facility Collateral may include HFS aircraft, HQ and Detroit Hangar and/or the proceeds thereof, and the Exit Term Loan Facility may be upsized, in each case to the extent required by the Plan with respect to distribution of the Distributable Sale Proceeds (as defined in the Plan).

Lien Priority:	The Exit Term Loan Facility Obligations shall be secured by (i) a junior priority lien on all assets of the Loan Parties that are included in the borrowing base under the Loan Parties’ revolving credit agreement (such assets, the “Revolving Priority Collateral”; provided that “Revolving Priority Collateral” shall not include any of the Loan Parties’ cash and/or Cash Equivalents other than cash and/or Cash Equivalents that constitute identifiable proceeds of other assets constituting Revolving Priority Collateral) and (ii) a first-priority lien on all other assets constituting Exit Term Loan Facility Collateral (such assets, the “Term Priority Collateral”), in each case, pursuant to the terms of one or more intercreditor agreements that are in form and substance reasonably satisfactory to the Required Lenders.
Voluntary Prepayments:	Freely permitted; provided that, if, at any time, all or a portion of the outstanding Exit Term Loans are prepaid, repaid, or accelerated (or deemed accelerated), including as a result of any Loan Party filing for bankruptcy or becoming subject to any other insolvency proceeding, the repayment of the Exit Term Loans as a result of such repayment, prepayment or acceleration shall be required to be accompanied by the payment of a prepayment premium (the “Prepayment Premium”) equal to (a) the present value of (i) the principal amount of such Exit Term Loans being prepaid, repaid or accelerated and (ii) all interest that would accrue thereon through the Maturity Date (which interest shall be calculated on the basis that a full PIK Election has been made by the Borrower for all applicable future interest periods), in each case, using a discount rate of (x) in the case of any prepayment, repayment or acceleration that occurs prior to the second anniversary of the Closing Date, Adjusted Term SOFR plus 50 bps or (y) in the case of any prepayment, repayment or acceleration that occurs on or after the second anniversary of the Closing Date and prior to the fourth anniversary of the Closing Date, a discount rate of Adjusted Term SOFR plus 650 bps over (b) the principal amount of such Exit Term Loans being prepaid, repaid or accelerated. After the fourth anniversary of the Closing Date, prepayments, repayments and accelerations of Exit Term Loans shall be at par plus accrued and unpaid interest thereon. Notwithstanding the foregoing, no Prepayment Premium shall be payable if all outstanding Exit Term Loans are prepaid in full in cash prior to the first anniversary of the Closing Date unless the Exit Term Loans have been previously accelerated.
Mandatory Prepayments:	Subject to the Documentation Principles, usual and customary for transactions of this type, including a mandatory prepayment of Exit Term Loans in an amount to be mutually agreed on the date that is twelve (12) months after the Closing Date, which shall be applied to the outstanding principal balance of the Exit Term Loans as of such date. For the avoidance of doubt, no Prepayment Premium shall be applicable with respect to any mandatory prepayment (other than a mandatory prepayment for an incurrence of unpermitted debt).
Representations and Warranties:	Subject to the Documentation Principles, usual and customary for transactions of this type.

Conditions Precedent the Closing Date:	Subject to the Documentation Principles, usual and customary for transactions of this type and, in any event, to require that the effective date of the Plan (as defined in the Restructuring Support Agreement) shall have occurred. The date on which all such conditions precedent have been satisfied and the deemed funding of the Exit Term Loan Facility shall have occurred is hereinafter referred to as the “Closing Date”.
Affirmative & Negative Covenants:

Subject to the Documentation Principles, usual and customary for transactions of this type (including the requirement to use commercially reasonable efforts to obtain and maintain a rating (but no specific rating) from one of Moody’s, S&P or Fitch); provided that the Exit Facility Term Loan Credit Agreement shall contain the following covenants:

(i)

the Loan Parties shall cause 75% of any Elavon Cash that becomes Available Cash to be transferred, within a time period to be mutually agreed, into an escrow account with an escrow agent satisfactory to the Required Lenders (the “Escrow Account” and, such cash on deposit in the Escrow Account, the “Escrowed Cash”), unless (x) such transfer into the Escrow Account would cause the Loan Parties to violate the Minimum Liquidity Covenant (as defined below) or (y) such transfer into the Escrow Account would be reasonably likely (in the good faith determination of the Loan Parties’ board of directors or managers, as applicable (the “Board”)) to cause the Loan Parties’ cash on hand to fall below the level of cash on hand that is necessary or advisable to fund the Loan Parties’ operations for the subsequent twelve-month period based on the most recent twelve-month liquidity projection approved by the Board on a quarterly basis; provided that Escrowed Cash shall be released from the Escrow Account (a) prior to the occurrence of an event of default, at the discretion of the Board for any purpose, including to avoid an actual or potential violation of the Minimum Liquidity Covenant, to fund the Loan Parties’ operations and/or to prepay Exit Term Loans and (b) at any time, and from time to time, after the occurrence of an event of default, at the direction of Required Lenders (which may include for the purpose of prepaying or repaying Exit Term Loans); and

(ii)

requiring all cash and Cash Equivalents of the Loan Parties (including Restricted Cash (as defined below), but excluding Excluded Accounts (as defined below) ; provided that the Loan Parties shall maintain certain Excluded Accounts to be mutually agreed as securities accounts to the extent practicable)) to be held in deposit accounts and/or securities accounts that are, in each case, subject to springing control agreements in favor of the Exit Term Loan Facility Agent.

As used herein:

(i)

“Available Cash” means cash and/or Cash Equivalents that cease to constitute Elavon Cash and are not otherwise Unavailable Cash.

(ii)

“Elavon” means Elavon Inc. and/or one or more of its affiliates and any other credit card processor (together with its affiliates) that replaces any agreement, contract or other arrangement between the Loan Parties and Elavon Inc. and/or one more of its affiliates, in whole or in part.

(iii)

“Elavon Cash” means cash and/or Cash Equivalents that are (a) being withheld from the Loan Parties by, or are otherwise subject to a hold-back by, Elavon (and/or third-parties on behalf of, or for the benefit of, Elavon) and/or (b) pledged to, or otherwise held in a restricted account for the benefit of, Elavon (and/or one or more third-parties on behalf of, or for the benefit of, Elavon) (this clause (b), “Elavon Restricted Cash”); and

(iv)

“Excluded Accounts” means (i) accounts that hold cash and/or Cash Equivalents to fund bi-weekly payroll in the ordinary course of business, (ii) accounts (other than the Cayman Accounts) maintained at foreign financial institutions or otherwise maintained in a foreign jurisdiction (for the avoidance of doubt, with Puerto Rico constituting a foreign jurisdiction for purposes of this definition), (iii) accounts solely holding funds for the benefit of third parties and (iv) accounts with balances below a threshold to be mutually agreed for any individual account and subject to an aggregate cap to be mutually agreed for all such accounts, in each case subject to limitations to be mutually agreed.

(v)

“Unavailable Cash” means (a) Elavon Cash and/or (b) cash and/or Cash Equivalents that are (x) being withheld from the Loan Parties by, or are otherwise subject to a hold-back by, any of their other credit card processors (and/or third-parties on behalf of, or for the benefit of, any of their other credit card processors)) and/or (y) pledged to, or otherwise held in a restricted account for the benefit of, any of the Loan Parties’ other credit card processors (and/or third-parties on behalf of, or for the benefit of, any of the Loan Parties’ other credit card processors) (this sub-clause (y), together with Elavon Restricted Cash, the “Restricted Cash”).
Financial Covenant:	The Exit Facility Term Loan Credit Agreement shall contain a covenant that prohibits the Loan Parties’ liquidity (definition to be mutually agreed) to be less than an amount to be mutually agreed at any time (the “Minimum Liquidity Covenant”).
Events of Default:	Subject to the Documentation Principles, usual and customary for transactions of this type.
Voting:	Amendments, waivers, supplements and other modifications (including with respect to the Prepayment Premium and/or mandatory prepayments (other than payment at maturity)) shall require the consent of Exit Term Loan Lenders holding greater than 50% of the Exit Term Loans outstanding at such time (the “Required Lenders”), except for amendments customarily requiring approval by all Exit Term Loan Lenders or affected Exit Term Loan Lenders; provided that, in addition to requiring the consent of the Required Lenders, any amendment, waiver, supplement or other modification that permits the incurrence of any debt that is secured by liens on the Exit Term Loan Collateral that are senior to the liens thereon securing the Exit Term Loan Facility Obligations and/or that subordinates the Exit Term Loan Facility Obligations in right of payment to any other debt (in each case, a “Priming Financing”) shall require that all Exit Term Loan Lenders be provided the opportunity to participate in such Priming Financing on a pro rata basis and receive any related consent consideration (including the ability to participate in any exchange or roll-up that may be conditioned upon the provision of the new money portion such Priming Financing (a “Conditional Roll-Up”)), in each case, on the same terms, but excluding any backstop fees or premiums, administrative agent and/or collateral agent fees and/or the payment of advisor fees and expenses.
Assignments and Participations:	Subject to the Documentation Principles, usual and customary for transactions of this type; provided that the Exit Term Loan Credit Agreement shall permit (i) Dutch auctions on customary terms, (ii) privately negotiated non-pro rata repurchases of Exit Term Loans for cash consideration and (iii) non-pro rata Conditional Roll-Ups, it being understood and agreed that the opportunity to participate in the related Priming Financing and such Conditional Roll-Up shall be offered to all Exit Term Loan Lenders on a pro rata basis.
Expenses and Indemnification:	Subject to the Documentation Principles, usual and customary for transactions of this type and in any event to include the payment or reimbursement to the Exit Term Loan Lenders for all reasonable documented out-of-pocket costs and expenses incurred by the Exit Term Loan Lenders in connection with (i) the preparation, negotiation and execution of the Exit Term Loan Facility Documents, (ii) the funding of the Exit Term Loans, (iii) the creation and/or perfection the liens under the Exit Term Loan Facility Documents (including all search, filing and recording fees), (iv) the preparation, negotiation and execution of any amendments, consents, waivers, assignments, restatements or supplements thereto and (v) any enforcement and/or preservation of rights and/or remedies (including in connection with any “workout”) by the Exit Term Loan Lenders.
Governing Law and Forum:	New York.
Counsel to Exit Term Loan Lenders:	Akin Gump Strauss Hauer & Feld LLP.

EXHIBIT C

Form of Joinder

JOINDER

This joinder (this “Joinder”) to the Restructuring Support Agreement, dated March 13, 2026 (as amended, supplemented or otherwise modified from time to time, the “Restructuring Support Agreement”), between the Company and the Consenting DIP Lenders (all as defined in the Restructuring Support Agreement) is executed and delivered by [●] (the “Joining Party”) and [●] (the “Transferor”) as of [●]. Each capitalized term used but not defined herein shall have the meaning set forth in the Restructuring Support Agreement.  The Restructuring Support Agreement shall control over any provision in this Joinder that is inconsistent with the Restructuring Support Agreement.

Agreement to be Bound. The Joining Party hereby acknowledges that it has read and understands the Restructuring Support Agreement and agrees to be subject to and bound (i) by all of the terms of the Restructuring Support Agreement applicable to it, and acknowledges that any purported Transfer in violation of Section 7 of the Restructuring Support Agreement shall be void ab initio, and (ii) by the vote of the Transferor with respect to any Transferred Claims, if the Transferor of the Transferred Claims voted on the Plan before the effectiveness of the Transfer of the Transferred Claims to be Transferred in connection with the execution of this Joinder.

Representations and Warranties.

The Joining Party hereby, solely as to itself, (i) makes the representations and warranties set forth in Section 8 and Section 9 of the Restructuring Support Agreement, to the Company and other Parties, as of the date of this Joinder and as of the Closing Date, and (ii) represents and warrants, as of the date hereof, it is the beneficial owner of, or serves as the nominee, investment manager or advisor for the beneficial owner of, the aggregate principal amount of its Claims, and that, other than pursuant to the Agreement and this Joinder, such Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrances of any kind, in each case, that might adversely affect in any way such Joining Party’s performance of its obligations in respect of its Claims set forth below, or any Claims acquired from time to time, contained in the Agreement at the time such obligations are required to be performed.

The Joining Party hereby, solely as to itself, represents and warrants, as of the date hereof, that either (please check the applicable box):

☐ It is a “citizen of the United States” as set forth at Section 40102(a)(5) of Title 49 of the United States Code; or

☐ It is a “Non-U.S. Citizen”.

Governing Law. This Joinder shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws that would require the application of the of any other jurisdiction.

JOINING PARTY

Name of Institution:

By:
Name:
Its:
Telephone:
Email:

Amount of New Money DIP Loans Acquired	$
Amount of Roll-Up DIP Loans Acquired	$
Amount of Prepetition Secured Notes Acquired	$
Total Amount of New Money DIP Loans held by the Joining Party	$
Total Amount of Roll-Up DIP Loans held by the Joining Party	$
Total Amount of Prepetition Secured Notes held by the Joining Party	$